Exhibit 10.1

AMENDMENT NO. 1

AMENDMENT NO. 1 dated as of June 4, 2012 (this “Amendment No. 1”) to the Credit Agreement dated as of June 29, 2007, as otherwise amended, modified and supplemented as in effect on the date hereof (the “Credit Agreement”) among VWR Funding Inc., a Delaware corporation (successor by merger to Varietal Distribution Merger Sub, Inc.) (“VWR” or the “Parent Borrower”), VWR Investors, Inc., a Delaware corporation (“Intermediate Holdco”), each of the Foreign Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, collectively, the “Borrowers” and each, a “Borrower”), each of the Subsidiary Guarantors, each of the undersigned Lenders party hereto (collectively the “Lenders” and, individually, a “Lender”), and Bank of America, N.A., as Administrative Agent and Collateral Agent.

The Parent Borrower and the Lenders wish to amend the Credit Agreement in certain respects and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment No. 1 and not otherwise defined are used herein as defined in the Credit Agreement (as amended hereby).

Section 2. Amendments. Effective as provided in Section 4 hereof, the Credit Agreement shall be amended as follows:

2.01. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.02. The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Annex I hereto.

Section 3. Confirmation of Security Interest and Guarantees. (a) Each of the Loan Parties party hereto, by its execution of this Amendment No. 1, hereby confirms and ratifies that all of its obligations as a “Guarantor”, “Grantor”, “Mortgagor” and “Trustor” or otherwise under the Security Documents to which it is a party shall continue in full force and effect for the benefit of the Agents and the Lenders with respect to the Credit Agreement as amended hereby. Each of the Loan Parties party hereto, by its execution of this Amendment No. 1, hereby confirms that the security interests granted by it under each of the Security Documents to which it is a party shall continue in full force and effect in favor of the Collateral Agent for the benefit of the Lenders and the Agents with respect to the Credit Agreement as amended hereby.

Section 4. Conditions Precedent to Effectiveness. The amendments set forth in Section 2 and consents set forth in Section 5 hereof shall become effective on the date upon which each of the following conditions is satisfied:

(a) Amendment No. 1. This Amendment No. 1 shall have been duly executed and delivered by the Parent Borrower, Intermediate Holdco, the Subsidiary Guarantors and the Required Lenders (as determined as of 12 pm New York City time on May 22, 2012, the “Consent Deadline”) and acknowledged by the Administrative Agent.

(b) Guaranty and Collateral Agreement. The Administrative Agent shall have received a duly executed Amendment No.1 to the Guarantee and Collateral Agreement substantially in the form of Exhibit A attached hereto.

(c) Certificates, Corporate Documents and Legal Opinions.

(1) The Administrative Agent shall have received (i)(A)(x) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization or (y) a certificate of the Secretary or Assistant Secretary of such Loan Party dated as of the Amendment No. 1 Closing Date and certifying that the certificate or articles of incorporation or organization, including all amendments thereto, of such Loan Party delivered pursuant to Section 4.02(c) of the Credit Agreement have not been modified, rescinded or amended and are in full force and effect, and (B) a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated as of the Amendment No. 1 Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Amendment No. 1 Closing Date or that the by-laws or operating (or limited liability company) agreement of such Loan Party delivered pursuant to Section 4.02(c) of the Credit Agreement have not been modified, rescinded or amended and are in full force and effect and (B) that the certificate or articles of incorporation or organization of such Loan Party, if delivered pursuant to clause (i) above, have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above.

(2) The Administrative Agent shall have received a certificate, dated as of the Amendment No. 1 Closing Date and signed by a Financial Officer of the Parent Borrower, certifying compliance with the conditions precedent set forth in Sections 4.01(b), 4.01(c) and 4.02(i) of the Credit Agreement.

(3) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Kirkland & Ellis LLP, special counsel for the Loan Parties, dated the Amendment No. 1 Closing Date and addressed to the Administrative Agent and the Lenders, and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(e) No Defaults. No Default or Event of Default shall have occurred and be continuing under the Credit Agreement.

(f) Representations and Warranties. The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Amendment No. 1 Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(g) Fees and Expenses. The Administrative Agent shall have received (i) for the account of each Lender that has approved this Amendment No. 1 at or prior to 12 noon, New York City time, on May 22, 2012, an amendment fee in an amount equal to 0.10% of the outstanding principal amount of such Lender’s Term Loans and/or Revolving Credit Commitments immediately after giving effect to this Amendment No. 1, (ii) for the account of each Lender that has agreed to extend the Term Loan Maturity Date and/or the Revolving Credit Maturity Date applicable to all or a portion of its Term Loans or Revolving Credit Commitments, respectively, an extension fee in an amount equal to 0.15% of the outstanding principal amount of such Lender’s Extended Term Loans and/or Revolving Credit Commitments, as applicable, immediately after giving effect to this Amendment No.1 and (iii) all fees and other amounts due and payable on or prior to the Amendment No. 1 Closing Date, including, to the extent invoiced at least two Business Days prior to the Amendment No. 1 Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable fees, disbursements and other charges of the Administrative Agent’s outside counsel) required to be reimbursed or paid by the Parent Borrower hereunder or under any other Loan Document, including pursuant to the Engagement Letter dated as of May 9, 2012 between the Parent Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger.

(h) Flood. The Administrative Agent shall have received (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent Borrower and the applicable Loan Party relating thereto) and (ii) if applicable, a copy of, or a certificate as to coverage under, the flood insurance policies required by Section 5.02(b) of the Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

Section 5. Mortgage Representation. Each Borrower represents and warrants that as of the Amendment No. 1 Closing Date the property set forth on Schedule I hereof is the only Mortgaged Property and the Mortgage with respect thereto is the only Mortgage required to be granted pursuant to Sections 5.09 and 5.10 of the Credit Agreement.

Section 6. Post-Effectiveness Covenant. Within 60 days after the Amendment No. 1 Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion), with respect to the existing Mortage, the applicable Loan Parties shall deliver such documentation with respect to the Mortgaged Property, in each case in form and substance reasonably acceptable to the Collateral Agent, as shall confirm the enforceability, validity and perfection of the lien in favor of the Secured Parties, including, without limitation:

(1) an amendment to the existing Mortgage (the “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(2) a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the Secured Parties party to the Credit Agreement covering, among other things, the due authorization, execution, delivery and enforceability of the Mortgage as amended by the Mortgage Amendment (provided, however, the due authorization, execution and delivery opinions shall only apply to the Mortgage Amendment), and shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent;

(3) a date down endorsement to the existing Title Policy, which shall be in form and substance reasonably satisfactory to the Collateral Agent and reasonably assures the Collateral Agent as of the date of such endorsement that the Mortgaged Property subject to the lien of such Mortgage is free and clear of all defects and encumbrances except those Liens permitted under such Mortgage;

(4) such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to the Title Policy contemplated in this Section 6 and evidence of payment of all applicable title insurance premiums, search and examination charges, mortgage recording taxes and related charges required for the issuance of the endorsement to the Title Policy contemplated in this Section 6; and

(5) evidence of payment by the Parent Borrower of all search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendment referred to above.

Section 7. Further Assurance. The Parent Borrower covenants and agrees that the Borrower will, and will cause each of the Restricted Subsidiaries to from time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of creating, preserving and/or perfecting (or maintaining the perfection of) the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.

Section 8. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

Acknowledged by
BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Alysa Trakas
Name: Alysa Trakas
Title: Director

[Signature Page – Amendment]

VWR FUNDING, INC., as Borrower

By:	/s/ James M. Kalinovich
Name: James M. Kalinovich
Title: Vice President

[Signature Page – Amendment]

By its signature below, the undersigned hereby consents to the foregoing Amendment No. 1 to the Credit Agreement and hereby confirms that all of its obligations under each Security Document (as defined in the Credit Agreement) shall continue unchanged and in full force and effect for the benefit of the Agents and the Lenders with respect to the Credit Agreement as amended by said Amendment No. 1.

[ ], as a Guarantor

By:
Name:
Title:

[Signature Page – Amendment]

ANNEX I

[Changed Pages of the Credit Agreement]

[see attached]

~~EXECUTION COPY~~

CREDIT AGREEMENT

dated as of

June 29, 2007,

among

~~VARIETAL DISTRIBUTION MERGER SUB, INC.~~

~~(to be merged with and into CDRV INVESTORS, INC.~~

~~and renamed~~ VWR FUNDING, INC.~~)~~,

as the Parent Borrower,

THE FOREIGN SUBSIDIARY BORROWERS PARTY FROM TIME TO TIME HERETO,

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

~~BANC~~BANK OF AMERICA ~~SECURITIES LLC~~, N.A.,

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

DEUTSCHE BANK SECURITIES INC.

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms	2
SECTION 1.02. Terms Generally	~~45~~49
SECTION 1.03. Classification of Loans and Borrowings	~~45~~50
SECTION 1.04. Rounding	~~45~~50
SECTION 1.05. References to Agreements and Laws	~~45~~50
SECTION 1.06. Times of Day	~~45~~50
SECTION 1.07. Timing of Payment or Performance	~~46~~50
SECTION 1.08. Letter of Credit Amounts	~~46~~50
SECTION 1.09. Exchange Rate; Currency Equivalents Generally	~~46~~50
SECTION 1.10. Alternative Currencies	~~46~~51
SECTION 1.11. Pro Forma Calculations	~~46~~51

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments	~~47~~52
SECTION 2.02. Loans	~~47~~52
SECTION 2.03. Borrowing Procedure	~~49~~54
SECTION 2.04. Evidence of Debt; Repayment of Loans	~~49~~54
SECTION 2.05. Fees	~~50~~55
SECTION 2.06. Interest on Loans	~~51~~56
SECTION 2.07. Default Interest	~~51~~56
SECTION 2.08. Alternate Rate of Interest	~~51~~56
SECTION 2.09. Termination and Reduction of Commitments	~~52~~57
SECTION 2.10. Conversion and Continuation of Borrowings	~~53~~58
SECTION 2.11. Repayment of Term Borrowings	~~54~~59
SECTION 2.12. Optional Prepayment	~~55~~61
SECTION 2.13. Mandatory Prepayments	~~55~~62
SECTION 2.14. Reserve Requirements; Change in Circumstances	~~57~~64
SECTION 2.15. Change in Legality	~~58~~65
SECTION 2.16. Indemnity	~~59~~66
SECTION 2.17. Pro Rata Treatment; Intercreditor Agreements	~~59~~66
SECTION 2.18. Sharing of Setoffs	~~60~~67
SECTION 2.19. Payments	~~61~~68
SECTION 2.20. Taxes	~~61~~68
SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate	~~63~~70
SECTION 2.22. Swingline Loans	~~64~~71
SECTION 2.23. Letters of Credit	~~65~~72
SECTION 2.24. Incremental Credit Extensions	~~68~~76
SECTION 2.25. Extensions of Term Loans and Revolving Credit Commitments	78

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Organization; Powers	~~70~~80
SECTION 3.02. Authorization	~~70~~80

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Page

SECTION 3.03. Enforceability	~~70~~80
SECTION 3.04. Governmental Approvals	~~70~~80
SECTION 3.05. Financial Statements	~~70~~80
SECTION 3.06. No Material Adverse Change	~~71~~81
SECTION 3.07. Title to Properties	~~71~~81
SECTION 3.08. Subsidiaries	~~71~~81
SECTION 3.09. Litigation; Compliance with Laws	~~71~~81
SECTION 3.10. Federal Reserve Regulations	~~71~~81
SECTION 3.11. Investment Company Act	~~72~~81
SECTION 3.12. Taxes	~~72~~81
SECTION 3.13. No Material Misstatements	~~72~~82
SECTION 3.14. Employee Benefit Plans	~~72~~82
SECTION 3.15. Environmental Matters	~~72~~82
SECTION 3.16. Security Documents	~~72~~82
SECTION 3.17. Location of Real Property and Leased Premises	~~73~~83
SECTION 3.18. Labor Matters	~~73~~83
SECTION 3.19. Solvency	~~73~~83
SECTION 3.20. Intellectual Property	~~73~~83
SECTION 3.21. Subordination of Junior Financing	~~73~~83

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. All Credit Events	~~73~~83
SECTION 4.02. First Credit Event	~~74~~84
SECTION 4.03. Additional Conditions Applicable to Foreign Subsidiary Borrowers	~~76~~86

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties.	~~77~~87
SECTION 5.02. Insurance	~~77~~87
SECTION 5.03. Taxes	~~77~~88
SECTION 5.04. Financial Statements, Reports, etc.	~~78~~88
SECTION 5.05. Notices	~~79~~90
SECTION 5.06. Information Regarding Collateral	~~79~~90
SECTION 5.07. Maintaining Records; Access to Properties and Inspections	~~80~~90
SECTION 5.08. Use of Proceeds	~~80~~90
SECTION 5.09. Further Assurances	~~80~~90
SECTION 5.10. Post-Closing Obligations	~~82~~92
SECTION 5.11. Designation of Subsidiaries	~~83~~93
SECTION 5.12. Maintenance of New York Process Agent	~~84~~95
SECTION 5.13. Existing Notes	~~84~~95

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	~~85~~95
SECTION 6.02. Liens	~~90~~100
SECTION 6.03. Restricted Payments	~~90~~100
SECTION 6.04. Fundamental Changes	~~95~~104

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Page

SECTION 6.05. Dispositions	~~97~~106
SECTION 6.06. Transactions with Affiliates	~~99~~108
SECTION 6.07. Restrictive Agreements	~~101~~110
SECTION 6.08. Business of the Parent Borrower and Its Restricted Subsidiaries	~~102~~111
SECTION 6.09. Modification of Junior Financing Documentation	~~102~~111
SECTION 6.10. Changes in Fiscal Year	~~102~~111
SECTION 6.11. Senior Secured Net Leverage Ratio	111

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default	~~102~~111
SECTION 7.02. Equity Cure	114

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices	~~107~~118
SECTION 9.02. Survival of Agreement	~~109~~119
SECTION 9.03. Binding Effect	~~109~~120
SECTION 9.04. Successors and Assigns	~~109~~120
SECTION 9.05. Expenses; Indemnity	~~113~~123
SECTION 9.06. Right of Setoff; Payments Set Aside	~~114~~124
SECTION 9.07. Applicable Law	~~114~~125
SECTION 9.08. Waivers; Amendment	~~115~~125
SECTION 9.09. Interest Rate Limitation	~~119~~129
SECTION 9.10. Entire Agreement	~~119~~129
SECTION 9.11. WAIVER OF JURY TRIAL	~~119~~129
SECTION 9.12. Severability	~~119~~129
SECTION 9.13. Counterparts	~~119~~130
SECTION 9.14. Headings	~~119~~130
SECTION 9.15. Jurisdiction; Consent to Service of Process	~~119~~130
SECTION 9.16. Confidentiality	~~121~~131
SECTION 9.17. No Advisory or Fiduciary Responsibility	~~121~~132
SECTION 9.18. Release of Collateral	~~122~~132
SECTION 9.19. USA PATRIOT Act Notice	~~122~~133
SECTION 9.20. Lender Action	~~122~~133
SECTION 9.21. Effectiveness of Merger	~~123~~133
SECTION 9.22. Obligations of the Foreign Subsidiary Borrowers.	~~123~~133

-iii-

SCHEDULES

Schedule A		– Additional Alternative Currencies
Schedule B	–	Foreign Subsidiary Borrowers
Schedule 1.01(a)		– Subsidiary Guarantors
Schedule 1.01(b)		– Disqualified Institutions
Schedule 1.01(c)	–	Existing Letters of Credit
Schedule 1.01(d)	–	Immaterial Subsidiaries
Schedule 2.01	–	Lenders and Commitments
Schedule 3.08	–	Subsidiaries
Schedule 3.09	–	Litigation
Schedule 3.15	–	Environmental Matters
Schedule 3.17(a)		– Owned Real Property
Schedule 3.17(b)		– Leased Real Property
Schedule 3.18	–	Labor Matters
Schedule 3.20	–	Intellectual Property
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Guarantee and Collateral Agreement
Exhibit E	–	Form of Non-Bank Certificate
Exhibit F-1	–	Form of Trademark Security Agreement
Exhibit F-2	–	Form of Patent Security Agreement
Exhibit F-3	–	Form of Copyright Security Agreement
Exhibit G-1	–	Form of Revolving Credit Note
Exhibit G-2	–	Form of Term Loan Note
Exhibit H	–	Form of Joinder Agreement

-iv-

CREDIT AGREEMENT dated as of June 29, 2007 (this “Agreement”), among VARIETAL DISTRIBUTION MERGER SUB, INC., a Delaware corporation (“Merger Sub”), to be merged with and into CDRV INVESTORS, INC., a Delaware corporation, and renamed VWR FUNDING, INC. (the “Company”), each of the Foreign Subsidiary Borrowers (as defined herein) party from time to time hereto (the Foreign Subsidiary Borrowers, together with the Parent Borrower (as defined herein), collectively, the “Borrowers” and each, a “Borrower”), the Lenders (as defined herein), BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent and Collateral Agent (in each case, as defined herein) for the Lenders (as defined herein), ~~BANC~~BANK OF AMERICA ~~SECURITIES LLC~~, N.A., GOLDMAN SACHS CREDIT PARTNERS L.P. AND J.P. MORGAN SECURITIES INC., as joint lead arrangers (the “Arrangers”) for the Credit Facilities (as defined herein), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent, and JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC. and PNC BANK, NATIONAL ASSOCIATION, as co-documentation agents. Capitalized terms used herein shall have the meanings set forth in Article I.

RECITALS

A. The Sponsor has formed Varietal Distribution Holdings, LLC, a Delaware corporation (“Holdings”), which owns all of the Equity Interests of VWR Investors, Inc., a Delaware corporation (“Intermediate Holdco”), which in turn owns all of the Equity Interests of Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger. As a result of the Merger, the Company will become a direct wholly-owned subsidiary of Intermediate Holdco.

B. To fund a portion of the Merger, the Sponsor and certain other investors (including certain members of management) will contribute an amount in cash to Holdings in exchange for Equity Interests (which cash will be contributed to Merger Sub in exchange for Equity Interests in Merger Sub), which together with the amount of any rollover equity issued to existing shareholders of the Company, shall be no less than 25.0% of the pro forma total consolidated capitalization of Holdings (such contribution and rollover, collectively, the “Equity Investment”).

C. The Parent Borrower will consummate an offer to purchase the Existing Notes pursuant to a tender offer (the “Tender Offer”), with any remaining outstanding Existing Notes either (i) not being entitled to the benefit of substantially all of the restrictive covenants and certain events of default contained in the indentures applicable to such Existing Notes, (ii) defeased within 30 days after the Closing Date or (iii) redeemed within 30 days after the Closing Date.

D. To consummate the transactions contemplated by the Merger Agreement, Merger Sub will issue (i) $675,000,000 in original aggregate principal amount of its 10.25%/11.25% senior PIK toggle notes due 2015 and (ii) the Dollar Equivalent of approximately $520,000,000 in original aggregate principal amount of its 10.75% senior subordinated notes due 2017.

E. The Borrowers have requested (a) the Lenders to extend credit in the form of (i) Dollar Term Loans on the Closing Date in an aggregate principal amount not in excess of $615,000,000, (ii) Euro Term Loans on the Closing Date in an aggregate principal amount not in excess of €600,000,000 and (iii) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $250,000,000, (b) the Swingline Lender to extend credit in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $25,000,000 and (c) the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $70,000,000.

F. The Lenders are willing to extend such credit to the Borrowers and the Issuing Bank is willing to issue Letters of Credit for the joint and several account of the Borrowers, in each case, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Definitions

Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR~~”~~,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.24(a).

“Adjusted LIBO Rate” shall mean, (a) with respect to any Eurodollar Borrowing for any Interest Period (other than a Borrowing of Euro Term Loans), an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves and (b) with respect to any Eurodollar Borrowing of Euro Term Loans for any Interest Period, an interest rate per annum equal to the product of (i) the EURIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administration Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agent” shall mean Bank of America, N.A., in its capacity as administrative agent for the Lenders, and shall include any successor administrative agent appointed pursuant to Article VIII.

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender (nor any of its Affiliates) shall be deemed to be an Affiliate of the Parent Borrower or any of its subsidiaries by virtue of its capacity as a Lender hereunder.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement Currency” ~~has~~shall have the meaning specified in Section 9.15(d).

“Aggregate Revolving Credit Exposure” shall mean, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Alternative Currency” shall mean euro, Sterling, Canadian Dollars or any other foreign currency approved under Section 9.08(g).

“Alternative Currency Sublimit” shall have the meaning assigned to such term in Section 2.01(c).

“Amendment No. 1” shall mean that certain Amendment No. 1 dated as of June 4, 2012 to this Agreement, between the Company, Intermediate Holdco, the Subsidiary Guarantors and the Lenders party thereto, and acknowledged by the Administrative Agent.

“Amendment No. 1 Closing Date” shall mean the date on which the conditions precedent set forth in Section 4 of Amendment No. 1 shall have been satisfied.

“Applicable Percentage” shall mean, for any day,

(a) with respect to any Eurodollar Loan that is a Non-Extended Term Loan, 2.50% and with respect to any ABR Loan that is a Non-Extended Term Loan, 1.50% ~~and~~ ,

(b) with respect to all periods commencing after the Closing Date, (i) with respect to any Swingline Loan under the Non-Extended Revolving Credit Commitments, the applicable percentage per annum set forth below under the caption “Non-Extended ABR and Canadian Base Rate Spread,”~~,~~ (ii) with respect to any Eurodollar Non-Extended Revolving Loan, ABR Non-Extended Revolving Loan, BA Rate Non-Extended Revolving Loan or Canadian Base Rate Non-Extended Revolving Loan, the applicable percentage per annum set forth below under the caption “Non-Extended Eurodollar and BA Rate Spread” or “Non-Extended ABR and Canadian Base Rate Spread” and (iii) with respect to the Commitment Fee under the Non-Extended Revolving Credit Commitments, the applicable percentage per annum set forth below under the caption “Non-Extended Fee Percentage~~”, as the case may be (based upon the Total Net Leverage Ratio as of the relevant date of determination):~~,” as the case may be (based upon the Total Net Leverage Ratio as of the relevant date of determination):

Total Net Leverage Ratio	Non-Extended Eurodollar and BA Rate Spread	Non-Extended ABR and Canadian Base Rate Spread	Non-Extended Fee Percentage
Category 1

Greater than 7.50 to 1.00	2.50%	1.50%	0.500%
Category 2

Less than or equal to 7.50 to 1.00 but greater than 6.00 to 1.00	2.25%	1.25%	0.375%
Category 3

Less than or equal to 6.00 to 1.00	2.00%	1.00%	0.250%

(c)(i) with respect to any Eurodollar Loan that is an Extended Dollar Term Loan, 4.25% and with respect to any ABR Loan that is an Extended Dollar Term Loan, 3.25% and (ii) with respect to any Eurodollar Loan that is an Extended Euro Term Loan, 4.50%, and

(d) with respect to all periods commencing on and after the Amendment No. 1 Closing Date, (i) with respect to any Swingline Loan under the Extended Revolving Credit Commitments, the applicable percentage per annum set forth below under the caption “Extended ABR and Canadian Base Rate Spread,” (ii) with respect to any Eurodollar Extended Revolving Loan, ABR Extended Revolving Loan, BA Rate Extended Revolving Loan or Canadian Base Rate Extended Revolving Loan, the applicable percentage per annum set forth below under the caption “Extended Eurodollar and BA Rate Spread” or “Extended ABR and Canadian Base Rate Spread” and (iii) with respect to the Commitment Fee under the Extended Revolving Credit Commitments, the applicable percentage per annum set forth below under the caption “Extended Fee Percentage,” as the case may be (based upon the Total Net Leverage Ratio as of the relevant date of determination):

Total Net Leverage Ratio	Extended Eurodollar and BA Rate Spread	Extended ABR and Canadian Base Rate Spread	Extended Fee Percentage
Category 1	3.75%	2.75%	0.375%
Greater than 5.75 to 1.00
Category 2	3.00%	2.00%	0.250%
Less than or equal to 5.75 to 1.00 but greater than 4.75 to 1.00
Category 3	2.25%	1.25%	0.250%
Less than or equal to 4.75 to 1.00

In respect of clauses (a), (b), (c) and (~~b~~d) of this definition, each change in the Applicable Percentage resulting from a change in the Total Net Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the Section 5.04 Financials and a Pricing Certificate indicating such change until and including the date immediately preceding the next date of delivery of such financial statements and the related Pricing Certificate indicating another such change. Notwithstanding the foregoing, until the Parent Borrower shall have delivered the Section 5.04 Financials and the related Pricing Certificate covering a period that includes the first fiscal quarter of the Parent Borrower ended after the Closing Date, the Total Net Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, at the option of the Administrative Agent and the Required Lenders, (x) at any time during which the Parent Borrower has failed to deliver the Section 5.04 Financials or the related Pricing Certificate by the date required thereunder or (y) at any time after the occurrence and during the continuance of an Event of Default, then the Total Net Leverage Ratio shall be deemed to be in the then-existing Category for the purposes of determining the Applicable Percentage (but only for so long as such failure or Event of Default continues, after which the Category shall be otherwise as determined as set forth above).

Notwithstanding the foregoing, (w) the Applicable Percentage in respect of any tranche of Post Amendment 1 Extended Revolving Credit Commitments or any Post Amendment 1 Extended Term Loans or Revolving Loans made pursuant to any Post Amendment 1 Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer, (x) the Applicable Percentage in respect of any Class of Incremental Term Loans shall be the percentages per annum set forth in the relevant Incremental Amendment, (y) the Applicable Percentage in respect of any loans made under any Revolving Commitment Increase shall be the percentages applicable to any Loans under the Extended Revolving Credit Commitments, and (z) the Applicable Percentage in respect of any tranche of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant amendment pursuant to Section 9.08(d).

“Arrangers” shall have the meaning assigned to such term in the preamble.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and, to the extent required by Section 9.04(b), consented to by the Parent Borrower, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.23(c).

“BA Interest Period” ~~means~~shall mean, relative to any BA Rate Loan, the period beginning on (and including) the date on which such BA Rate Loan is made or continued to (but excluding) the date which is one, two or three months thereafter, as selected by the Parent Borrower; provided, that if any BA Interest Period would end on a day other than a Business Day, such BA Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such BA Interest Period shall end on the next preceding Business Day.

“BA Rate” ~~means~~shall mean, with respect to any BA Interest Period for any BA Rate Loan, (a) in the case of any Revolving Lender named in Schedule I of the Bank Act (Canada), the rate determined by the Administrative Agent to be the average offered rate for bankers’ acceptances for the applicable BA Interest Period appearing on Reuters Screen CDOR (Certificate of Deposit Offered Rate) page as of 10:00 a.m. (New York City time) on the second full Business Day next preceding the first day of each BA Interest Period and (b) in the case of any other Revolving Lender, (i) the rate per annum set forth in clause (a) above plus (ii) 0.10%. In the event that such rate does not appear on the Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (or otherwise on the Reuters screen), the BA Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying bankers’ acceptance rates as may be selected by the Administrative Agent and, in the event that the CDOR rate is not available for any Business Day, the CDOR rate for the immediately previous Business Day for which a CDOR rate is available shall be used.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrowers” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans or BA Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are generally authorized or required by law to close; provided, however,

(a) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in dollars, any fundings, disbursements, settlements and payments in dollars in respect of any such Eurodollar Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, such day shall be a day on which dealings in deposits in dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in euro, any fundings, disbursements, settlements and payments in euro in respect of any such Eurodollar Loan, or any other dealings in euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, such day shall be a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Sterling, such day shall be a day on which dealings in deposits in Sterling are conducted by and between banks in the London interbank market;

(d) if such day relates to any fundings, disbursements, settlements and payments in Sterling in respect of a Eurodollar Loan denominated in Sterling, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan (other than any interest rate settings), such day shall be a day on which banks are open for foreign exchange business in London;

(e) if such day relates to any setting of the BA Rate or the Canadian Base Rate, such day shall be a day on which banks are open for business in Toronto; and

(f) if such day relates to any fundings, disbursements, settlements and payments in an Alternative Currency (other than those specified above) in respect of a Eurodollar Loan denominated in such Alternative Currency, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan (other than any interest rate settings), such day shall be a day on which banks are open for foreign exchange business in London, New York and the principal financial center of such Alternative Currency as set forth on Schedule A.

“Canadian Base Rate” ~~means~~shall mean the rate determined by the Administrative Agent as the rate displayed at or about 10:30 a.m. (New York City time) on display page CAPRIME of the Reuters Screen as the prime rate for loans denominated in Canadian Dollars by Canadian banks to borrowers in Canada; provided, however, that, in the event that such rate does not appear on the Reuters Screen on such day or if the basis of calculation of such rate is changed after the date hereof and, in the reasonable judgment of the Administrative Agent, such rate ceases to reflect each Revolving Lender’s cost of funding to the same extent as on the date hereof, then the “Canadian Base Rate” shall be the average of the floating rate of interest per annum established (or commercially known) as “prime rate” for loans denominated in Canadian Dollars on such day by three major Canadian banks selected by the Administrative Agent.

“Canadian Dollar” and “C$” shall each mean the lawful currency of Canada.

“Capital Expenditures” shall mean, as to any Person for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the such Person.

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” shall mean, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) dollars;

(b)(i) Sterling, Canadian Dollars, euro, or any national currency of any participating member state of the EMU; or

(ii) in the case of the Parent Borrower or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any Revolving Credit Lender or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P~~-~~-2 by Moody’s or at least A~~-~~-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P~~-~~-2 or A~~-~~-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(k) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A~~-~~- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s;

(l) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (k) above; and

(m) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (l) or other high quality short term in-vestments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” ~~means~~shall mean a deposit account arrangement among a single depository institution, the Parent Borrower and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Parent Borrower and such Foreign Subsidiaries for cash management purposes.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement or, in the case of an assignee, an adoption after the date such Person became a party to this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, a change after the date such Person became a party to this Agreement, or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date the relevant Lender or Issuing Bank becomes a party to this Agreement.

A “Change of Control” shall be deemed to have occurred if:

(a) the Permitted Investors cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests of the Parent Borrower representing a majority of the ordinary voting power for the election of directors (or equivalent governing body) of the Parent Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) the Permitted Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Parent Borrower or (B) the Permitted Investors own, directly or indirectly, of record and beneficially an amount of Equity Interests of the Parent Borrower having ordinary voting power that is equal to or more than 50% of the amount of Equity Interests of the Parent Borrower having ordinary voting power owned, directly or indirectly, by the Permitted Investors of record and beneficially as of the Closing Date (determined by taking into account any stock splits, stock dividends or other events subsequent to the Closing Date that changed the amount of Equity Interests, but not the percentage of Equity Interests, held by the Permitted Investors) and such ownership by the Permitted Investors represents the largest single block of Equity Interests of the Parent Borrower having ordinary voting power held by any person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35% of outstanding Equity Interests of the Parent Borrower having ordinary voting power and (y) the percentage of the then outstanding Equity Interests of the Parent Borrower having ordinary voting power owned, directly or indirectly, beneficially and of record by the Permitted Investors, and (B) during each period of 12 consecutive months, a majority of the board of directors of the Parent Borrower shall consist of the Continuing Directors; or

(b) any change in control (or similar event, however denominated) with respect to the Parent Borrower or any Restricted Subsidiary shall occur under and as defined in (i) the New Senior Notes Documentation to the extent the New Senior Notes constitute Material Indebtedness of the Parent Borrower or any Restricted Subsidiary or (ii) the New Mezzanine Notes Documentation to the extent the New Mezzanine Notes constitute Material Indebtedness of the Parent Borrower or any Restricted Subsidiary; or

(c) at any time prior to the consummation of a Qualified Public Offering, Holdings shall directly or indirectly own, beneficially and of record, less than 100% of the issued and outstanding Equity Interests of the Parent Borrower; or

(d) at any time when any Obligations (other than contingent obligations for unasserted claims) of a Foreign Subsidiary Borrower remain outstanding, such Foreign Subsidiary Borrower ceasing to be a direct or indirect Restricted Subsidiary of the Parent Borrower (unless a Borrower or a Guarantor shall expressly have assumed all the Obligations of such Foreign Subsidiary Borrower under this Agreement and the other Loan Documents to which such Foreign Subsidiary Borrower is a party).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class~~”~~,” when used in reference to any Loan or Borrowing, ~~refers~~shall refer to whether such Loan, or the Loans comprising such Borrowing, are Non-Extended Revolving Loans, Non-Extended Dollar Term Loans, ~~Euro~~Non-Extended Euro Term Loans, Extended Revolving Loans, Extended Dollar Term Loans, Extended Euro Term Loans, any Class of Post Amendment 1 Extended Revolving Loans designated pursuant to Section 2.25, any Class of Post Amendment 1 Extended Term Loans designated pursuant to Section 2.25, Incremental Term Loans or Swingline Loans~~,~~ and, when used in reference to any Commitment, refers to whether such Commitment is a Non-Extended Revolving Credit Commitment, Extended Revolving Credit Commitment (including a Revolving Commitment Increase), Dollar Term Loan Commitment, Euro Term Loan Commitment or Swingline Commitment.

“Closing Date” shall mean June 29, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any legislation successor thereto.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document.

“Collateral Agent” shall mean Bank of America, N.A., in its capacity as collateral agent for the Secured Parties, and shall include any successor collateral agent appointed pursuant to Article VIII.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitments” shall mean the Revolving Credit Commitments, Dollar Term Loan Commitments, Euro Term Loan Commitment and Swingline Commitment.

“Company” shall have the meaning assigned to such term in the preamble.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated June 2007, relating to the syndication of the Credit Facilities.

“Consolidated” or “consolidated” with respect to any Person, unless otherwise specifically indicated, ~~refers~~shall refer to such Person consolidated with the Parent Borrower and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness under clauses (a)(i), (a)(ii), (a)(iii) (but, in the case of clause (iii), only to the extent of any unreimbursed drawings thereunder) and (a)(iv) of the definition thereof of the Parent Borrower and its Restricted Subsidiaries, plus (b) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Parent Borrower and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its subsidiaries that are Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that (without duplication),

(a) the net income for such period of any Person that is not a subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a subsidiary thereof that is the Parent Borrower or a Restricted Subsidiary in respect of such period, and

(b) solely for the purpose of determining the amount available under clause (b) of the definition of Restricted Payment Applicable Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Parent Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

Notwithstanding the foregoing, for the purpose of Section 6.03 only (other than paragraph (c) of the definition of Restricted Payment Applicable Amount), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Parent Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Parent Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Parent Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under paragraph (d) of the definition of Restricted Payment Applicable Amount.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

~~(a)~~ (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or

~~(b)~~ (b) to advance or supply funds

~~(i)~~ (i) for the purchase of payment of any such primary obligation, or

~~(ii)~~ (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

~~(c)~~ (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primarily obligor to make payment of such primary obligation against loss in respect thereof, or

~~(d)~~ (d) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” shall mean the directors of the Parent Borrower on the Closing Date, as elected or appointed after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent Borrower is approved by a majority of the then Continuing Directors, such other director is appointed, approved or recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors or is designated or appointed by the Permitted Investors in his or her election by the stockholders of the Parent Borrower.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline and letter of credit facilities, the dollar term loan facility and the euro term loan facility, in each case contemplated by Section 2.01 and the incremental facilities, if any, contemplated by Section 2.24.

“Credit Increase” shall have the meaning assigned to such term in Section 2.24(a).

“Cure Amount” shall have the meaning assigned to such term in Section 7.02(a).

“Cure Period” shall have the meaning assigned to such term in Section 7.02(a).

“Current Assets” shall mean, at any time, (a) the consolidated current assets (other than cash and Cash Equivalents) of the Parent Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) and (b) in the event that a Receivables Facility is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the assets subject to such Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Parent Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans, L/C Exposure and Swingline Loans, (c) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of EBITDA pursuant to clause (a)(v) thereof and (f) the current portion of pension liabilities.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed (which failure has not been cured) to fund any portion of the Revolving Loans, Term Loans or participations in the L/C Exposure required to be funded by it hereunder on the date required to be funded by it hereunder, (b) has otherwise failed (which failure has not been cured) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, unless the subject of a good faith dispute, (c) has notified the Administrative Agent and/or the Parent Borrower that it does not intend to comply with the obligations under Sections 2.02, 2.22 or 2.23 or (d) is insolvent or is the subject of a bankruptcy or insolvency proceeding.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a Responsible Officer of the Parent Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the Parent Borrower, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Parent Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Borrower or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by a Responsible Officer of the Parent Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of Restricted Payment Applicable Amount.

“Disgorged Recovery” shall mean, the portion, if any, of any payment or other distribution received by a Lender in satisfaction of Obligations of a Loan Party to such Lender, that is required in any Insolvency Proceedings or otherwise to be disgorged, turned over or otherwise paid to such Loan Party, such Loan Party’s estate or creditors of such Loan Party, whether because the transfer of such payment or other property is avoided or otherwise, including, without limitation, because it was determined to be a fraudulent or preferential transfer.

“Disposition” shall mean:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Parent Borrower or any of its Restricted Subsidiaries; or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions.

“Disqualified Institutions” shall mean (a) those institutions set forth on Schedule 1.01(b) hereto or otherwise identified in writing to the Administrative Agent from time to time or (b) any Persons who are competitors of the Parent Borrower and its subsidiaries as identified to the Administrative Agent in writing from time to time.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date 91 days after the Latest Extended Term Loan Maturity Date at the time of such incurrence; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in dollars as determined by the Issuing Bank at such time on the basis of the rate (as determined in accordance with Section 1.09 as of the date of the relevant determination) for the purchase of dollars with such Alternative Currency.

“dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Term Loan” shall mean the dollar term loans made by the Lenders to the Parent Borrower pursuant to Section 2.01(a).

“Dollar Term Loan Borrowing” shall mean a Borrowing comprised of Dollar Term Loans.

“Dollar Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Dollar Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Dollar Term Loan Commitment or Dollar Term Loans, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Dollar Term Loan Lender” shall mean a Lender with a Dollar Term Loan Commitment or an outstanding Dollar Term Loan.

“Domestic Obligations” shall mean the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Parent Borrower or any other Loan Party (other than a Foreign Subsidiary Borrower) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document and the Letters of Credit and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Loans and L/C Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Domestic Subsidiaries” shall mean, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Parent Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Parent Borrower (so long as such tax sharing payments are attributable to the operations of the Parent Borrower and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Consolidated Depreciation or Amortization Expense but including the effects of purchase accounting adjustments) related to the Transactions, any issuance of Equity Interests, Investment, acquisition, disposition, dividend or similar Restricted Payment, recapitalization or the incurrence, repayment, amendment or modification of Indebtedness permitted to be incurred under this Agreement (including a refinancing thereof) and any changes or non-recurring merger costs incurred during such period (in each case whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the New Senior Notes, the New Mezzanine Notes and the Credit Facilities, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Existing Notes, the New Senior Notes, the New Mezzanine Notes and the Credit Facilities and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a standalone entity or public company incurred in connection with any of the foregoing; provided that the aggregate amount of expenses added pursuant to this clause (v) shall not exceed an amount equal to 10% of EBITDA of the Parent Borrower for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (v) or clause (xii) below); plus

(vi) any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii) other than for the purpose of determining the amount available for Restricted Payments under paragraph (b) of the definition of Restricted Payment Applicable Amount, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsor to the extent otherwise permitted under Section 6.06 deducted (and not added back) in computing Consolidated Net Income; plus

(ix) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(x)(A) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and (B) other costs or expense deducted (and not added back) in computing Consolidated Net Income pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interest of the Parent Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the definition of Restricted Payment Applicable Amount; plus

(xi) for the year ended December 31, 2006, $11,500,000 relating to prior cost-reduction actions, acquisitions and signed agreements, recorded on a quarterly basis; plus

(xii) the amount of net cost savings and acquisition synergies projected by the Parent Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any acquisition or disposition by the Parent Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable and (B) such actions are taken within 18 months after the Closing Date or the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed an amount equal to the greater of (x) $35,000,000 and (y) 10% of EBITDA of the Parent Borrower for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to clause (v) above or this clause (xii)); plus

(xiii) any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xiv) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xv) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Parent Borrower or a Restricted Subsidiary and actually paid or refunded, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xvi) any non-cash increase in expenses (A) resulting from the reevaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) due to purchase accounting associated with the Transactions; plus

(xvii) the amount of loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments

(b) decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk), plus or minus, as applicable,

(iii) the cumulative effect of a change in accounting principles during such period, plus or minus, as applicable,

(iv) any net gain or loss from disposed or discontinued operations and any net gains or losses on disposal of disposed, abandoned or discontinued operations, plus or minus, as applicable,

(v) the amount of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, plus or minus, as applicable,

(vi) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP.

“ECF Percentage” shall mean, with respect to any fiscal year, 50%; provided, however, if the Total Net Leverage Ratio as of the end of a fiscal year is (a) less than or equal to 5.50 to 1.00 but greater than 4.00 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 25% and (b) less than or equal to 4.00 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 0%.

“Eligible Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to protection of the environment or natural resources, or to human health and safety as it relates to environmental protection.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investment” shall have the meaning assigned to such term in the recitals.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Parent Borrower or of a direct or indirect parent of the Parent Borrower (excluding Disqualified Stock), other than:

(a) public offerings with respect to any such Person’s common stock registered on Form S~~-~~-4 or S~~-~~-8;

(b) issuances to the Parent Borrower or any subsidiary of the Parent Borrower; and

(c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event~~”~~,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or the failure to satisfy any statutory funding requirement that results in a Lien, with respect to a Pension Plan, (c) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan, (d) the filing or a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (e) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Parent Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Parent Borrower or any Restricted Subsidiary could reasonably be expected to have any liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan or (i) any other extraordinary event or condition with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“EURIBOR Rate” shall mean, with respect to any Eurodollar Borrowing of Euro Term Loans for any Interest Period, the rate per annum determined by the Banking Federation of the European Union for the relevant Interest Period, in each case displayed on the appropriate page of the Telerate screen on the date that is 2 Business Days prior to the commencement of such Interest Period for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBOR Rate” shall be the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by three major banks selected by the Administrative Agent to leading banks in the European interbank market, at or about 11 a.m. Brussels time on the date that is 2 Business Days prior to the beginning of such Interest Period.

“euro” and “€” shall mean the single currency of participating member states of the EMU.

“Eurodollar,”~~,~~ when used in reference to any Loan or Borrowing, ~~refers~~shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Euro Term Loan” shall mean the euro term loans made by the Lenders to the Parent Borrower pursuant to Section 2.01(b).

“Euro Term Loan Borrowing” shall mean a Borrowing comprised of Euro Term Loans.

“Euro Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Euro Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Euro Term Loan Commitment or Euro Term Loans, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Euro Term Loan Lender” shall mean a Lender with a Euro Term Loan Commitment or an outstanding Euro Term Loan.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Parent Borrower, an amount, derived solely from the U.S. operations of the Parent Borrower and its domestic subsidiaries, repayments (net of all Taxes payable upon the repatriation of any such amounts) under the Existing Intercompany Debt (excluding repayments of the proceeds of which are used to repay Revolving Loans made on the Closing Date) and dividends (net of all Taxes payable upon the repatriation of any such amounts) from Foreign Subsidiaries, equal to:

(a) the sum, without duplication, of

(i) EBITDA;

(ii) reductions to working capital of the Parent Borrower and its Restricted Subsidiaries (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such reductions in working capital arising from the acquisition of any Person by the Parent Borrower and/or the Restricted Subsidiaries;

(iii) foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from hedge agreements for currency exchange risk), to the extent not otherwise included in calculating EBITDA;

(iv) net cash gains resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations;

(v) extraordinary, unusual or nonrecurring cash gains (other than gains on Dispositions), to the extent not otherwise included in calculating EBITDA; and

(vi) to the extent not otherwise included in calculating EBITDA, cash gains from any sale or disposition outside the ordinary course of business;

minus

(b) the sum, without duplication, of

(i) the amount of any Taxes, including Taxes based on income, profits or capital, (or alternative tax in lieu thereof), foreign, state, franchise and similar Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (to the extent added in calculating EBITDA), and including penalties and interest on any of the foregoing, in each case, paid in cash by the Parent Borrower and its Restricted Subsidiaries (to the extent not otherwise deducted in calculating EBITDA), including payments made pursuant to any tax sharing agreements or arrangements among the Parent Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Parent Borrower (so long as such tax sharing payments are attributable to the operations of the Parent Borrower and its Restricted Subsidiaries);

(ii) Consolidated Interest Expense, to the extent payable in cash and not otherwise deducted in calculating EBITDA;

(iii) foreign currency translation losses payable in cash related to currency remeasurements of indebtedness (including any net cash loss resulting from hedge agreements for currency risk), to the extent not otherwise deducted in calculating EBITDA;

(iv) without duplication of amounts deducted pursuant to clause (xviii) below in a prior fiscal year, Capital Expenditures of the Parent Borrower and its subsidiaries made in cash, to the extent financed with Internally Generated Cash;

(v) repayments of long-term Indebtedness (including (A) the principal component of Capitalized Lease Obligations and (B) the amount of repayment of Loans pursuant to Section 2.11 and, to the extent made with the Net Cash Proceeds of a Prepayment Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, Section 2.13(b), but excluding all other prepayments of the Loans), made by the Parent Borrower and its Restricted Subsidiaries, but only to the extent that such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

(vi) additions to working capital (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such additions to working capital arising from the acquisition of any Person by the Parent Borrower and/or the Restricted Subsidiaries;

(vii) without duplication of amounts deducted pursuant to clause (xviii) below in a prior fiscal year, the amount of Investments made by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.03 (other than Permitted Investments in (x) Cash Equivalents and Government Securities and (y) the Parent Borrower or any of its Restricted Subsidiaries), in cash, to the extent such Investments were financed with Internally Generated Cash;

(viii) letter of credit fees paid in cash, to the extent not otherwise deducted in calculating EBITDA;

(ix) extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating EBITDA;

(x) cash fees and expenses incurred in connection with the Transactions, any Investment permitted under Section 6.03, any disposition not prohibited under Section 6.05, any recapitalization, any Equity Offering, the issuance of any Indebtedness or any exchange, refinancing or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated);

(xi) cash charges, expenses or losses added to EBITDA pursuant to clauses (a)(v), (ix), (x), (xi) and (xii) thereof;

(xii) the amount of management, monitoring, consulting, transactional and advisory fees and related expenses paid to the Sponsor permitted by Section 6.06, to the extent not otherwise deducted in calculating EBITDA;

(xiii) the amount of Restricted Payments made by the Parent Borrower to the extent permitted by clauses (iv), (xv) (but, with respect to Section 6.03(b)(xv)(H), only to the extent such amounts would have been permitted to be deducted under clause (b) of this definition if the Parent Borrower or Restricted Subsidiary had instead made such Investment) and (xx) of Section 6.03(b) to the extent that such Restricted Payments were financed with Internally Generated Cash;

(xiv) cash expenditures in respect of Hedging Obligations (including net cash losses resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating EBITDA;

(xv) to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;

(xvi) cash payments by the Parent Borrower and its Restricted Subsidiaries in respect of long-term liabilities (other than Indebtedness) of the Parent Borrower and its Restricted Subsidiaries;

(xvii) the aggregate amount of expenditures actually made by the Parent Borrower and its Restricted Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed; and

(xviii) without duplication of amounts deducted from Excess Cash Flow in a prior fiscal year, the aggregate consideration required to be paid in cash by the Parent Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments permitted under Section 6.03 (other than Investments in (x) Cash Equivalents and Government Securities and (y) the Parent Borrower or any of its Restricted Subsidiaries) or Capital Expenditures to be consummated or made during the period of 4 consecutive fiscal quarters of the Parent Borrower following the end of such fiscal year provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures or Investments during such period of 4 consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of 4 consecutive fiscal quarters.

“Excluded Contributions” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Parent Borrower from,

(a) contributions to its common equity capital, and

(b) the sale (other than to the Parent Borrower or a Subsidiary of the Parent Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent Borrower or a Subsidiary of the Parent Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent Borrower,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Restricted Payment Applicable Amount.

“Excluded Parties” shall have the meaning assigned to such term in Section 9.16.

“Excluded Subsidiary” shall mean (a) any subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any subsidiary that is prohibited by applicable law or contractual obligations from guaranteeing the Obligations, (d) any Restricted Subsidiary acquired pursuant to an acquisition permitted by Section 6.03 financed with secured Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xi) (but only to the extent such Indebtedness is otherwise permitted to be secured under clause (ff) of the definition of Permitted Liens) and Section 6.01(b)(xviii) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (e) any Unrestricted Subsidiary, (f) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (g) any captive insurance subsidiary, (h) any not-for-profit subsidiary, (i) any other subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Parent Borrower, the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom (it being agreed that the cost and other consequences of a Foreign Subsidiary providing a guarantee are excessive in view of the benefits), (j) any Receivables Subsidiary, (k) any subsidiary that is a special purpose entity, (l) CDRV Holdings, Inc. and (m) CDRV Investment Holdings Corporation.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income Taxes imposed on (or measured by) its income and franchise (and similar) Taxes imposed on it in lieu of income Taxes pursuant to the laws of the United States of America, or by the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above ~~and~~, (c) in the case of a recipient (other than an assignee pursuant to a request by the Parent Borrower under Section 2.21(a)), any withholding Tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such recipient’s failure to comply with Section 2.20(e), (f) or (g), as applicable, except in the case of clause (i) to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.20(a) and (d) any United States federal Taxes imposed by FATCA.

“Existing Debt” shall mean Indebtedness (other than letters of credit which constitute Existing Letters of Credit) outstanding under that certain Credit Agreement dated as of April 7, 2004, as amended, by and among VWR International, Inc. and the foreign subsidiary borrowers from time to time party thereto, as borrowers thereunder, the lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent and L/C issuer, and the other agents party thereto.

“Existing Intercompany Debt” shall mean the intercompany Indebtedness among the Company and its Foreign Subsidiaries outstanding on the Closing Date and identified as such on Schedule 6.01.

“Existing Letters of Credit” shall mean all letters of credit outstanding on the Closing Date as more fully described on Schedule 1.01(c).

“Existing Notes” shall mean VWR International, Inc.’s 6 7/8% Senior Notes due 2012, VWR International, Inc.’s 8% Senior Subordinated Notes due 2014, CDRV Investment Holdings Corporation’s 9 5/8% Senior Discount Notes due 2015 and the Parent Borrower’s Senior Floating Rate Notes due 2011.

“Extended Dollar Term Loans” shall mean the Dollar Term Loans whose Term Loan Maturity Date has been extended on the Amendment No. 1 Closing Date by the Term Loan Lenders pursuant to Amendment No. 1.

“Extended Euro Term Loans” shall mean the Euro Term Loans whose Term Loan Maturity Date has been extended on the Amendment No. 1 Closing Date by the Term Loan Lenders pursuant to Amendment No. 1.

“Extended Loans” shall mean Extended Term Loans and Extended Revolving Loans.

“Extended Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Extended Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on Schedule 2.01B, or in the Assignment and Acceptance pursuant to which such Lender assumed its Extended Revolving Credit Commitment, as applicable (including, in any case, any Revolving Commitment Increase), as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.21(a), and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Extended Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to but not including the Extended Revolving Credit Maturity Date or such earlier date as the Extended Revolving Credit Commitments shall terminate as provided herein.

“Extended Revolving Credit Maturity Date” shall mean (a) with respect to any Extended Revolving Credit Commitments the maturity date of which has not been extended pursuant to Section 2.25, the earliest to occur of (i) April 3, 2016, (ii) the date that is 91 days prior to the Non-Extended Term Loan Maturity Date if the aggregate principal amount of Non-Extended Term Loans outstanding on that date exceeds $100 million, and (iii) the date that is 91 days prior to the Senior Notes Maturity Date if the aggregate principal amount of New Senior Notes outstanding on such date exceeds $100 million and (b) with respect to any Class of Post Amendment 1 Extended Revolving Credit Commitments, the final maturity date specified in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Extended Revolving Loans” shall mean the Revolving Loans whose Revolving Credit Maturity Date has been extended on the Amendment No. 1 Closing Date pursuant to Amendment No. 1.

“Extended Term Loan Maturity Date” shall mean (a) with respect to any Extended Term Loans the maturity date of which has not been extended pursuant to Section 2.25, the earlier to occur of (i) April 3, 2017 and (ii) the date that is 91 days prior to the Senior Notes Maturity Date if the aggregate principal amount of New Senior Notes outstanding on such date exceeds $100 million and (b) with respect to any tranche of Post Amendment 1 Extended Term Loans, the final maturity date specified in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Extended Term Loans” shall mean the Extended Dollar Term Loans and the Extended Euro Term Loans.

“Extending Revolving Credit Lender” shall mean a Lender with an Extended Revolving Credit Commitment or any Revolving Credit Exposure pursuant to such Extended Revolving Credit Commitment.

“Extending Term Loan Lender” shall mean each Term Loan Lender in its capacity as holder of any Extended Term Loans.

“Extension” has the meaning set forth in Section 2.25(a).

“Extension Offer” has the meaning set forth in Section 2.25(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code as in effect on the date hereof, or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and the U.S. Treasury Regulations and official published guidance with respect thereto, whether in existence on the date hereof or promulgated thereafter.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter, dated the Closing Date, among the Parent Borrower and the Arrangers.

“Fees” shall mean the Commitment Fee, the Administration Fee, the L/C Participation Fee and the Issuing Bank Fee.

“Financial Officer” of any Person shall mean the chief executive officer, the president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Parent Borrower or a Restricted Subsidiary during such period; plus

(c) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Parent Borrower or a Restricted Subsidiary during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Parent Borrower is located, unless such Lender or Issuing Bank is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded U.S. entity. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligations” shall mean the unpaid principal of and interest on the Loans and all other obligations and liabilities of any Foreign Subsidiary Borrower to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document and the Letters of Credit and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Loans and L/C Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Foreign Plan” shall mean any pension plan, fund or other similar program (other than a government-sponsored plan) that (a) primarily covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and (b) is subject to any statutory funding requirement as to which the failure to satisfy results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of the Parent Borrower or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan.

“Foreign Subsidiary” shall mean, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“Foreign Subsidiary Borrower” shall mean any Foreign Subsidiary which is listed as a Foreign Subsidiary Borrower on Schedule B, as such schedule may be amended from time to time pursuant to Section 9.08(g) (including, without limitation, the delivery of the documents required by Section 9.08(g)); provided that, with respect to each such listed Foreign Subsidiary, its status as a Foreign Subsidiary Borrower hereunder shall not be effective until such Foreign Subsidiary and its subsidiaries shall have become a Grantor, to the extent applicable, under and as defined in the Guarantee and Collateral Agreement or shall otherwise have entered into collateral and security documents reasonably satisfactory to the Administrative Agent and providing, to the extent reasonably practicable under relevant law, substantially the equivalent of the lien and security interests contemplated to be provided by Grantors under the Guarantee and Collateral Agreement.

“Foreign Subsidiary Borrower Sublimit” shall have the meaning assigned to such term in Section 2.01(c).

“Foreign Subsidiary Reorganization” shall mean the reorganization of the Parent Borrower’s Foreign Subsidiaries (including the creation of a new holding company subsidiary to hold substantially all of the capital stock of the Parent Borrower’s Foreign Subsidiaries).

“GAAP” shall mean United States generally accepted accounting principles.

“Government Securities” shall mean securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Intermediate Holdco and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any material, substance or waste classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer of mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holdings” shall have the meaning assigned to such term in the recitals and shall include any successors to such Person or assigns.

“Immaterial Subsidiary” shall mean all Restricted Subsidiaries of the Parent Borrower (other than any Foreign Subsidiary Borrower) for which (a) (i) the assets of such Restricted Subsidiary constitute less than 2.5% of the total assets of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis and (ii) the EBITDA of such Restricted Subsidiary accounts for less than 2.5% of the EBITDA of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis and (b) thereafter, (i) the assets of all relevant Restricted Subsidiaries constitute 5.0% or less than the total assets of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, and (ii) the EBITDA of all relevant Restricted Subsidiaries accounts for less than 5.0% of the EBITDA of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(d).

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.24(b).

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.24(b).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments;

(iii) evidenced by letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iv) Capitalized Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed; or

(vi) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business and (y) obligations under or in respect of Receivables Facilities. The amount of Indebtedness of any person under clause (c) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged.

“Insolvency Proceedings” shall mean, with respect to any Person, any case or proceeding with respect to such Person under U. S. federal bankruptcy laws or any other state, federal or foreign bankruptcy, insolvency, reorganization, liquidation, receivership, or other similar law, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.

“Intellectual Property Security Agreement” shall mean any of the following agreements executed on or after the Closing Date (a) a Trademark Security Agreement substantially in the form of Exhibit F-1, (b) a Patent Security Agreement substantially in the form of Exhibit F-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit F-3.

“Intermediate Holdco” shall have the meaning assigned to such term in the recitals and shall include any successors to such Person or assigns.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last day of each March, June, September and December, commencing September 30, 2007 and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Borrowing with an Interest Period of more than 3 months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of 3 months’ duration been applicable to such Borrowing.

“Interest Period” shall mean (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 (or 9 or 12, with the consent of all of the relevant Lenders) months (or such other periods acceptable to the Lenders) thereafter, as the relevant Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) with respect to any BA Rate Loan, the applicable BA Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean any amount expended by the Parent Borrower and its Restricted Subsidiaries and not representing (a) a reinvestment by the Parent Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Prepayment Asset Sale outside the ordinary course of business or Property Loss Event, (b) the proceeds of any issuance of any Disqualified Stock, Preferred Stock or long-term Indebtedness of the Parent Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility) or (c) any credit received by the Parent Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, issuances of letters of credit or similar financial accommodations or capital contributions (excluding accounts receivable, trade credit, management fees, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value but giving effect to any returns or distributions received by such Person with respect thereto. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(a) “Investments” shall include the portion (proportionate to the Parent Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Parent Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Parent Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Parent Borrower’s direct or indirect “Investment” in such subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Parent Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Parent Borrower.

“Issuing Bank” shall mean, as the context may require, (a) Bank of America, N.A., acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, (b) Deutsche Bank AG, New York Branch, in respect of the Existing Letters of Credit and (c) any other Person that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued at the time such Person was a Lender~~.~~; provided further that, if any Post Amendment 1 Extended Revolving Credit Commitments is effected in accordance with Section 2.25, then on the occurrence of a Revolving Credit Maturity Date (each, an “Issuing Bank/Swing Line Termination Date”), each Issuing Bank at such time shall have the right to resign as an Issuing Bank on, the respective Issuing Bank/Swing Line Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrowers and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Loan Documents as an Issuing Bank with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Issuing Bank/Swing Line Termination Date” shall have the meaning given to that term in the definition of Issuing Bank.

“Judgment Currency” ~~has~~shall have the meaning specified in Section 9.15(d).

“Junior Financing” shall mean any Subordinated Indebtedness which is Material Indebtedness.

“Junior Financing Documentation” shall mean any indenture and/or other agreement pertaining to Junior Financing and all documentation delivered pursuant thereto.

“Latest Extended Term Loan Maturity Date” shall mean, at any time, the latest Extended Term Loan Maturity Date at such time.

“Latest Extended Revolving Credit Maturity Date” shall mean, at any time, the latest Extended Term Loan Maturity Date at such time.

“L/C Backstop” shall mean, in respect of any Letter of Credit, (a) a letter of credit delivered to the Issuing Bank which may be drawn by the Issuing Bank to satisfy any obligations of the Borrowers in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with the Issuing Bank to satisfy any obligation of the Borrowers in respect of such Letter of Credit, in each case, in an amount equal to the Dollar Equivalent of the undrawn face amount of such Letter of Credit and otherwise on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective Issuing Bank.

“L/C Commitment” shall mean the commitment of an Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean~~, at any time,~~ the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time, in each case, calculated using the Dollar Equivalent at such time of all outstanding Letters of Credit denominated in an Alternative Currency. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 under the heading “Credit Facilities” (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.21(a)) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance in respect of the Credit Facilities. Unless the context indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued (or, in the case of an Existing Letter of Credit, deemed issued) pursuant to Section 2.23.

“Letter of Credit Application” shall have the meaning assigned to such term in Section 2.23(b).

“Letter of Credit Expiration Date” shall have the meaning assigned to such term in Section 2.23(c).

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing of any currency (other than any Eurodollar Borrowing of Euro Term Loans) for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the commencement of such Interest Period for a period equal to such Interest Period (or on the first day of such Interest Period in the case of any LIBO Rate Loan denominated in Sterling); provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars, euro or Sterling or any other Alternative Currency, as applicable, are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the beginning of such Interest Period (or on the first day of such Interest Period in the case of any LIBO Rate Loan denominated in Sterling).

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any other agreement to give a security interest in such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Non-Guarantor Debt Exceptions” shall have the meaning assigned to such term in Section 6.01(g).

“Loan Documents” shall mean this Agreement, the Security Documents, the Notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) on or prior to the Closing Date, a Target Material Adverse Effect and (b) after the Closing Date a material adverse effect (i) on the business, operations, assets, financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole or (ii) on any material rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or Hedging Obligations, of any one or more of the Parent Borrower and its Restricted Subsidiaries in an aggregate principal amount greater than or equal to $35,000,000. For purposes of determining “Material Indebtedness~~”~~,” the “principal amount” of the obligations of the Parent Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Restricted Subsidiary would be required to pay if the relevant hedging agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MDP Unit Purchase Agreement” shall mean the MDP Unit Purchase Agreement, dated as of the date hereof, by and between Varietal Distribution Holdings, LLC, Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, and Madison Dearborn Partners V Executive-A, L.P., a Delaware limited partnership.

“Merger” shall mean the merger of Merger Sub with and into the Company, with the Company as the surviving entity of such merger, as contemplated by the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of May 2, 2007, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of May 7, 2007 and that certain Second Amendment to Agreement and Plan of Merger dated as of May 30, 2007, in each case, by and among Varietal Distribution Holdings, LLC, Merger Sub and the Company.

“Merger Sub” shall have the meaning assigned to such term in the preamble.

“Minimum Currency Threshold” ~~means~~shall mean (a) in the case of ABR Loans, $2,000,000 or an integral multiple of $1,000,000 in excess thereof, (b) in the case of Eurodollar Loans denominated in Dollars, $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (c) in the case of Revolving Loans denominated in euro, €1,000,000 or an integral multiple of €1,000,000 in excess thereof, (d) in the case of Term Loans denominated in euro, €2,500,000 or an integral multiple of €500,000 in excess thereof, (e) in the case of Loans denominated in Sterling, £1,000,000 or an integral multiple of £500,000 in excess thereof, (f) in the case of Loans denominated in Canadian Dollars, C$1,000,000 or an integral multiple of C$1,000,000 in excess thereof and (g) in the case of Loans denominated in any other Alternative Currency, such Alternative Currency equivalent of $1,000,000 or an integral multiple of such Alternative Currency equivalent of $1,000,000 in excess thereof.

“Minimum Extension Condition” has the meaning set forth in Section 2.25(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of fee owned real property located in the United States with a book value in excess of $5,000,000 and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 or Section 5.10 to secure the Obligations.

“Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any fee owned real property or interest therein to secure the Secured Obligations, each in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Parent Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Cash Proceeds” shall mean (a) with respect to any Disposition or Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Parent Borrower and its Restricted Subsidiaries in connection therewith), and the Parent Borrower’s good faith estimate of Taxes paid or payable (including payments under any tax sharing agreement or arrangement of the type described in clause (b)(i) of the definition of Excess Cash Flow), in connection with such Disposition or such Property Loss Event (including, in the case of any such Disposition or Property Loss Event in respect of property of any Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and (y) other liabilities associated with the asset disposed of and retained by the Parent Borrower or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold that (A) has priority over the Lien securing the Obligations and which is repaid (other than Indebtedness hereunder) or (B) is required to be repaid and is repaid pursuant to intercreditor arrangements entered into by the Administrative Agent or the Collateral Agent and (iv) in the case of any such Disposition or Property Loss Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly owned Restricted Subsidiary as a result thereof and (b) with respect to any incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes (including, in the case of such Indebtedness incurred by a Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by the Parent Borrower and its Restricted Subsidiaries in connection therewith.

“New Mezzanine Notes” shall mean the Parent Borrower’s 10.75% Senior Subordinated Notes due 2017 in the original principal amount of the Dollar Equivalent of approximately $520,000,000, as such amount may be increased from time to time in respect of the payment of interest thereunder and any additional notes issued pursuant to the terms of the New Mezzanine Notes Documentation representing the payment of interest (and includes any Refinancing Indebtedness in respect thereof permitted by Section 6.01 (but without duplication of any amounts otherwise permitted by clause (b)(ii) thereof) and any notes issued in exchange or replacement of any of the foregoing on substantially identical terms).

“New Mezzanine Notes Documentation” shall mean any indenture and/or other agreement governing the New Mezzanine Notes and all documentation delivered pursuant thereto.

“New Senior Notes” shall mean the Parent Borrower’s 10.25%/11.25% Senior PIK Toggle Notes due 2015 in the original principal amount of $675,000,000, as such amount may be increased from time to time in respect of the payment of interest thereunder and any additional notes issued pursuant to the terms of the New Senior Notes Documentation representing the payment of interest (and includes any Refinancing Indebtedness in respect thereof permitted by Section 6.01 (but without duplication of any amounts otherwise permitted by clause (b)(ii) thereof) and any notes issued in exchange or replacement of any of the foregoing on substantially identical terms).

“New Senior Notes Documentation” shall mean any indenture and/or other agreement governing the New Senior Notes and all documentation delivered pursuant thereto.

“Non-Consenting Lenders” shall have the meaning assigned to such term in Section 2.21.

“Non-Extended Dollar Term Loans” shall mean the Dollar Term Loans that are not Extended Dollar Term Loans or Post Amendment 1 Extended Term Loans.

“Non-Extended Euro Term Loans” shall mean the Euro Term Loans that are not Extended Euro Term Loans or Post Amendment 1 Extended Term Loans.

“Non-Extended Loans” shall mean Non-Extended Term Loans and Non-Extended Revolving Loans.

“Non-Extended Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Non-Extended Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on Schedule 2.01A, or in the Assignment and Acceptance pursuant to which such Lender assumed its Non-Extended Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.21(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Non-Extended Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to but not including the Non-Extended Revolving Credit Maturity Date or such earlier date as the Non-Extended Revolving Credit Commitments shall terminate as provided herein.

“Non-Extended Revolving Credit Maturity Date” shall mean (a) with respect to any Non-Extended Revolving Credit Commitments the maturity date of which has not been extended pursuant to Amendment No. 1 or Section 2.25, June 29, 2013 and (b) with respect to any tranche of Post Amendment 1 Extended Revolving Credit Commitments, the final maturity date specified in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Non-Extended Revolving Loans” shall mean the Revolving Loans that are not Extended Revolving Loans or Post Amendment 1 Extended Revolving Loans.

“Non-Extended Term Loan Maturity Date” shall mean (a) with respect to any Non-Extended Term Loans the maturity date of which has not been extended pursuant to Amendment No. 1 or Section 2.25, June 29, 2014 and (b) with respect to any tranche of Post Amendment 1 Extended Term Loans, the final maturity date specified in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Non-Extended Term Loans” shall mean the Non-Extended Dollar Term Loans and the Non-Extended Euro Term Loans.

“Non-Extending Revolving Lender” shall mean a Lender with a Non-Extended Revolving Credit Commitment or any Revolving Credit Exposure pursuant to such Non-Extended Revolving Credit Commitment.

“Non-Extending Term Loan Lender” shall mean each Term Loan Lender in its capacity as holder of any Non-Extended Term Loans.

“Nonpriority Hedging Obligations” ~~means~~shall mean all Hedging Obligations other than Priority Hedging Obligations.

“Note” ~~has~~shall have the meaning specified in Section 2.04(e).

“Notice of Intent to Cure” shall have the meaning specified in Section 7.02(a).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount was both (a) not required to be applied to prepay the Loans pursuant to Section 2.13, and (b) not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrowers shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Obligations” ~~means~~shall mean the Domestic Obligations and the Foreign Obligations.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Parent Borrower by a Responsible Officer of the Parent Borrower.

“Opinion of Counsel” shall mean a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrowers or the relevant Agent.

“Other Closing Date Representations” shall mean those representations and warranties made by the Company in the Merger Agreement that (a) are material to the interests of the Lenders and (b) a breach of any of which would permit Holdings and/or Merger Sub to terminate their respective obligations under the Merger Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes arising from the execution, delivery or enforcement of any Loan Document.

“Parent” shall mean a Person formed for the purpose of owning all of the Equity Interests, directly or indirectly, of Holdings.

“Parent Borrower” shall mean (a) prior to the consummation of the Merger, Merger Sub and (b) upon and after consummation of the Merger, the Company.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” shall mean (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Perfection Certificate” ~~means~~shall mean a perfection certificate executed by the Loan Parties in a form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Asset Swap” shall mean, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Parent Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Investments” shall mean:

(a) any Investment in the Parent Borrower or any of its Restricted Subsidiaries; provided that the fair market value of all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties made pursuant to this clause (a) shall not exceed the sum of (i) $100,000,000 and (ii) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (a)) pursuant to Section 2.13(b) and which are not used for purposes of clause (m) below (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Parent Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Loan Party; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 6.05;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Parent Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Parent Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by the Parent Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(ix);

(h) [intentionally omitted];

(i) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Parent Borrower or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the Restricted Payment Applicable Amount;

(j) Indebtedness permitted under Section 6.01;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 6.06;

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed (i) on or before the first anniversary of the Closing Date, the sum of (A) the greater of $100,000,000 or 2.0% of Total Assets at the time of such Investment, plus (B) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (m)) pursuant to Section 2.13(b) and which are not used for purposes of clause (a) above, (ii) after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, the sum of (A) the greater of $100,000,000 or 2.0% of Total Assets at the time of such Investment, plus (B) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (m)) pursuant to Section 2.13(b) and which are not used for purposes of clause (a) above, plus (C) without duplication of amounts included in subclause (ii)(B), 100% of the unutilized portion of the amount of Investments permitted by sublcause (i) above and (iii) thereafter, (A) the greater of $100,000,000 or 2.0% of Total Assets at the time of such Investment, plus (B) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (m)) pursuant to Section 2.13(b) and which are not used for purposes of clause (a) above, plus (C) without duplication of amounts included in subclause (iii)(B), 100% of the unutilized portion of the amount of Investments permitted by subclause (ii) above, so long as, in the case of each of clauses (i), (ii) and (iii) above, after giving pro forma effect to such Investment and any Indebtedness, Disqualified Stock or Preferred Stock assumed or incurred in connection therewith, the Total Net Leverage Ratio is less than the Total Net Leverage Ratio immediately prior to the making of such Investment; provided however, the fair market value of Investments in Unrestricted Subsidiaries made pursuant to this clause (m) shall not exceed the greater of $50,000,000 or 1.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided further, if immediately after giving effect to any Investment that would otherwise be subject to this clause (m), the Parent Borrower could incur $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a) on a pro forma basis taking into account such Investment and any Indebtedness, Disqualified Stock or Preferred Stock assumed or incurred in connection therewith, such additional Investments shall not be subject to any aggregate thresholds;

(n) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Parent Borrower, are necessary or advisable to effect any Receivables Facility;

(o) advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15,000,000 outstanding at any one time, in the aggregate;

(p) loans and advances to officers, directors and employees for moving or relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Parent Borrower or any direct or indirect parent company thereof;

(q) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(r) additional Investments in joint ventures in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(s) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 6.06;

(t) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(u) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(v) deposits made by the Parent Borrower and Foreign Subsidiaries in Cash Pooling Arrangements;

(w) Investments made in connection with the Foreign Subsidiary Reorganization;

(x) Investments in (i) new offshore finance companies, including, without limitation, non-Wholly-Owned Subsidiaries and (ii) new Foreign Subsidiaries that would engage in transactions with other Foreign Subsidiaries to maximize tax efficiency and dividend capacity; and

(y) extensions of trade credit in the ordinary course of business.

“Permitted Investors” shall mean (a) the Sponsor, (b) any Person making an Investment in Parent concurrently with the Sponsor on or following the Closing Date, (c) any Person who is an officer or otherwise a member of management of the Parent or any of its subsidiaries on the Closing Date; provided that if such officers and members of management beneficially own more shares of voting stock of Parent Borrower or its direct or indirect parent than the number of shares beneficially owned by all the officers on the Closing Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by the Permitted Investors, (d) any Related Entity of any of the foregoing Persons and (e) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (a), (b), (c) or (d) above (subject, in the case of officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent or any of its direct or indirect parent entities held by such “group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other person or group referred to in clauses (b), (c) or (d).

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 45 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (xvii), (xviii), (xxii) and (xxvi); provided, that Liens securing Indebtedness permitted to be incurred pursuant to clause (xvii) shall extend only to the assets of Foreign Subsidiaries and Liens securing Indebtedness permitted to be incurred pursuant to paragraphs (b)(iv) and (b)(xviii) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be;

(g) Liens existing on the Closing Date and described in all material respects on Schedule 6.02;

(h) [intentionally omitted];

(i) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Parent Borrower or any of its Restricted Subsidiaries;

(j) Liens on property at the time the Parent Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Parent Borrower or any of its Restricted Subsidiaries;

(k) Liens securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary owing to the Parent Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01(b)(vii);

(l) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(n) leases, subleases, licenses or sublicenses (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(o) Liens arising from UCC financing statement filings regarding operating leases entered into by the Parent Borrower and its Restricted Subsidiaries in the ordinary course of business;

(p) Liens in favor of any Borrower or any Restricted Guarantor;

(q) Liens on inventory or equipment of the Parent Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Parent Borrower’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(r) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(s) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.01 and secured by any Lien referred to in the foregoing clauses (f), (g), (i) and (j); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (i) and (j) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(t) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under Section 6.01(b)(xxiv);

(u) Liens securing judgments for the payment of money not constituting an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(aa) Liens securing the Obligations and the Secured Obligations;

(bb) Liens on cash deposits of the Parent Borrower and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Parent Borrower and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Parents Borrower and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(cc) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent Borrower or any Restricted Subsidiary to comply with Section 5.09;

(dd) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(ee) Liens consisting of contractual restrictions of the type described in the definition of Restricted Cash; and

(ff) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $35,000,000 at any one time outstanding;

provided that in no event may property of any Foreign Subsidiary Borrower (or its Subsidiaries) secure Indebtedness (other than Indebtedness under this Agreement and the other Loan Documents) having an aggregate principal amount (as to such Foreign Subsidiary Borrower and all of its Subsidiaries) in excess of $5,000,000 (other than Permitted Liens that are permitted pursuant to clauses (d), (f) (only with respect to Section 6.01(b)(iv) as it relates to Capitalized Lease Obligations or purchase money indebtedness and Section 6.01(b)(xxii)), (g), (m), (p), (q), (w)(iii) and (bb) above).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 5.04

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Post Amendment 1 Extended Revolving Credit Commitment” shall have the meaning set forth in Section 2.25(a).

“Post Amendment 1 Extended Revolving Loan” shall mean a Revolving Loan whose Revolving Credit Maturity Date has been extended pursuant to Section 2.25(a).

“Post Amendment 1 Extended Term Loans” shall have the meaning set forth in Section 2.25(a).

“Potentially Restricted Revolving Credit Lender” shall mean each Revolving Credit Lender party to this Agreement which notifies the Administrative Agent at any time from time to time that it is unwilling to make extensions of credit pursuant to its Revolving Credit Commitment to Foreign Subsidiary Borrowers in certain jurisdictions.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” shall mean any Disposition, to the extent that (a) the aggregate Net Cash Proceeds of all such Dispositions during any fiscal year exceed $25,000,000 and (b) the aggregate Net Cash Proceeds of all such Dispositions during any five fiscal year period exceed $50,000,000; provided, however, that the term “Prepayment Asset Sale” shall not include any transaction permitted (or not expressly prohibited) by Section 6.05 (other than transactions consummated in reliance on Section 6.05(o) and (p)).

“Pricing Certificate” shall mean a certificate delivered pursuant to Section 5.04(c).

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Bank of America, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Principal Payment Date” shall mean the last Business Day of each March, June, September and December, commencing June 29, 2012.

“Priority Hedging Obligations” ~~means~~shall mean bona fide non-speculative Hedging Obligations (i) incurred before or within 90 days following the Closing Date for the purpose of fixing the rate of interest with respect to Indebtedness incurred under this Agreement in connection with the Transactions or (ii) incurred for the purpose of renewing or extending such fixed interest rates for a period not to exceed, on a weighted average basis, the weighted average life to maturity of the underlying Indebtedness.

“Property Loss Event” shall mean any event that gives rise to the receipt by the Parent Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided, however, for purposes of determining whether a prepayment under Section 2.13(b) would be required, a Property Loss Event shall be deemed to have occurred only to the extent that the aggregate Net Cash Proceeds (a) of all such events during any fiscal year exceed $25,000,000 and (b) of all such events during any five-fiscal year period exceed $50,000,000.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment then in effect represented by such Lender’s applicable Revolving Credit Commitment. In the event the applicable Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages of any Revolving Credit Lender shall be determined on the basis of the applicable Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Parent Borrower in good faith.

“Qualified Public Offering” shall mean the issuance by the Parent Borrower or any direct or indirect parent of the Parent Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S~~-~~-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Rating Agencies” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the New Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Parent Borrower or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Parent Borrower or a Restricted Subsidiary in exchange for assets transferred by the Parent Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Entity” means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Parent Borrower or its subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans or similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Repricing Transaction” shall mean with respect to any Class of Extended Term Loans, the prepayment or refinancing of all or a portion of such Extended Term Loans with the incurrence by any Loan Party of any long-term financing incurred for the primary purpose of repaying, refinancing, substituting or replacing such Extended Term Loans at an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Extended Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Extended Term Loans but excluding any Indebtedness incurred in connection with a Change of Control.

“Required Covenant Lenders” shall mean, at any time, Lenders having (i) Revolving Credit Exposure in respect of Extended Revolving Credit Commitments (including Revolving Commitment Increases) and Post Amendment 1 Extended Revolving Credit Commitments (including Non Extended Revolving Credit Commitments that have been subject to an Extension pursuant to Section 2.25) and (ii) unused Extended Revolving Credit Commitments (including Revolving Commitment Increases) and Post Amendment 1 Extended Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments that have been subject to an Extension pursuant to Section 2.25) representing more than 50% of the sum of all (i) Revolving Credit Exposure in respect of Extended Revolving Credit Commitments (including Revolving Commitment Increases) and Post Amendment 1 Extended Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments that have been subject to an Extension pursuant to Section 2.25) and (ii) unused Extended Revolving Credit Commitments (including Revolving Commitment Increases) and Post Amendment 1 Extended Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments) at such time; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Covenant Lenders.

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposure, unused Revolving Credit Commitments, Term Loans and Term Loan Commitments representing more than 50% of the sum of all Revolving Credit Exposure, unused Revolving Credit Commitments, Term Loans and Term Loan Commitments at such time; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Class Lenders” shall mean (a) with respect to any Term Loan Facility, Lenders holding more than 50% of the Term Commitments and Term Loans under such Term Loan Facility and (b) with respect to the Revolving Credit Facility, the Required Revolving Lenders.

“Required Revolving Lenders” shall mean, at any time, Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of all Revolving Credit Exposure and unused Revolving Credit Commitments at such time; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” of any Person shall mean any Financial Officer or any executive vice president, senior vice president, vice president, secretary or assistant secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Person.

“Restricted Cash” shall mean cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries that are contractually restricted from being distributed to the Parent Borrower, except for such restrictions that are contained in agreements governing Indebtedness permitted under Section 6.01 and that is secured by such cash or Cash Equivalents, or that are classified as “restricted cash” on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP.

“Restricted Guarantor” shall mean a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall mean:

(a) the declaration or payment of any dividend or the making of any payment or distribution on account of the Parent Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(i) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Parent Borrower; or

(ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(b) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower, including in connection with any merger or consolidation;

(c) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, of any New Senior Notes or any Subordinated Indebtedness other than:

(i) Indebtedness permitted under Section 6.01(b)(vii); or

(ii) the purchase, repurchase or other acquisition of any New Senior Notes or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year (or, in the case of the New Senior Notes, 9 months) of the date of purchase, repurchase or acquisition; or

(d) the making of any Restricted Investment.

“Restricted Payment Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to the sum (without duplication) of:

~~(a)~~ (a) $75,000,000;

~~(b)~~ (b) an amount, not less than zero, determined on a cumulative basis equal to that portion of Excess Cash Flow for each fiscal year of the Parent Borrower ended prior to the Reference Time, if any, not used or required to be used to prepay the Term Loans; plus

~~(c)~~ (c) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Parent Borrower, of marketable securities or other property received by the Parent Borrower or a Restricted Subsidiary (without the issuance of additional Equity Interests in such Restricted Subsidiary) since immediately after the Closing Date (other than (i) to the extent used to fund the Transactions and (ii) net cash proceeds to the extent such net cash proceeds have been used pursuant to Section 6.01(b)(xi)(A)) from the issue or sale of:

~~(i)~~ (i) (A) Equity Interests of the Parent Borrower, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Parent Borrower, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Parent Borrower, Restricted Subsidiaries and any direct or indirect parent company of the Parent Borrower, after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv); and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds or other property are actually contributed to the capital of the Parent Borrower or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of the Parent Borrower’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv)); or

~~(ii)~~ (ii) debt of the Parent Borrower or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Parent Borrower or a direct or indirect parent company of the Parent Borrower; or

~~(iii)~~ (iii) Disqualified Stock of the Parent Borrower or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Parent Borrower;

provided, however, that this paragraph (c) shall not include the proceeds from (w) Refunding Capital Stock, (x) Equity Interests or convertible debt securities sold to the Parent Borrower or a Restricted Subsidiary, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

~~(d)~~ (d) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Parent Borrower, of marketable securities or other property contributed to the capital of the Parent Borrower following the Closing Date (other than (i) net cash proceeds to the extent utilized pursuant to Section 6.01(b)(xi), (ii) to the extent applied to fund the Transactions, (iii) by a Restricted Subsidiary and (iv) any Excluded Contributions); plus

~~(e)~~ (e) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Parent Borrower, of marketable securities or other property received by the Parent Borrower or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Parent Borrower or a Restricted Subsidiary) of, or interest, returns, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Parent Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Parent Borrower or its Restricted Subsidiaries, in each case after the Closing Date; or

(ii) the sale or other disposition (other than to the Parent Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Closing Date; plus

~~(f)~~ (f) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Parent Borrower in good faith or if such fair market value may exceed $35,000,000, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment.

“Restricted Subsidiary” shall mean, at any time, each direct and indirect subsidiary of the Parent Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary~~”~~.”

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.24(a).

“Revolving Commitment Increase Lender” shall have the meaning assigned to such term in Section 2.24(b).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to ~~each~~any Lender, the ~~commitment of such Lender to make~~Non-Extended Revolving ~~Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on~~ Schedule 2.01~~, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.21(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04~~.Credit Commitment, the Extended Revolving Credit Commitment or the Post Amendment 1 Extended Revolving Credit Commitment of such Lender, as applicable.

“Revolving Credit Commitment Period” shall mean, with respect to any Class of Revolving Credit Commitments, the period from and including the Closing Date to but not including the applicable Revolving Credit Maturity Date therefor, or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or any Revolving Credit Exposure.

“Revolving Credit Maturity Date” shall mean ~~June 29, 2013.~~(i) with respect to the Non-Extended Revolving Credit Commitments, the Non-Extended Revolving Credit Maturity Date, and (ii) with respect to the Extended Revolving Credit Commitments, the Extended Revolving Credit Maturity Date.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrowers pursuant to Section 2.01(c).

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Parent Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC “” shall mean the U.S. Securities and Exchange Commission.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Sections 5.04(a) and (b).

“Secured Indebtedness” shall mean any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Secured Parties” shall mean the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the Mortgages, Guarantee and Collateral Agreement, the Intellectual Property Security Agreements and the Perfection Certificate and each of the other instruments and documents executed and delivered with respect to the Collateral pursuant to Section 5.09, ~~5.10 or~~5.10, 9.08(g) or otherwise.

“Senior Secured Net Leverage Ratio” shall mean, unless otherwise agreed by the Required Covenant Lenders, the ratio of (i) (A) Consolidated Indebtedness of the Parent Borrower and its Restricted Subsidiaries on such date (other than any portion of Consolidated Indebtedness that is (x) unsecured or is secured solely by a Lien that is subordinated to the Liens securing the Obligations or (y) subordinated in right of payment to the Obligations) minus (B) the amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 6.02, Liens permitted by clauses (w), (z) or (bb) of the definition of Permitted Liens, and other Liens created under any Loan Document) of the Parent Borrower and its Restricted Subsidiaries in an amount not to exceed $100,000,000 as of such date of determination, as determined in accordance with GAAP to (ii) EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Senior Notes Maturity Date” means the final maturity date of the New Senior Notes, which is July 15, 2015.

“Similar Business” shall mean any business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” shall mean, with respect to any Person, (a) on a going concern basis the consolidated fair value of the assets of such Person and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such Person and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Special Notice Currency” ~~means~~shall mean at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Default” shall have the meaning assigned to such term in Section 2.13(b).

“Specified Equity Contribution” shall mean any cash contribution to the common equity of the Parent Borrower and/or any purchase or investment in an Equity Interest of the Parent Borrower other than Disqualified Stock that has been contributed for purposes of Section 7.02.

“Sponsor” shall mean Madison Dearborn Partners, LLC and each of its Affiliates but not including, however, any operating portfolio companies of any of the foregoing.

“Sponsor Management Agreement” shall mean collectively (a) the management agreement between certain management companies associated with the Sponsor and the Parent Borrower and any direct or indirect parent company, and (b) the MDP Unit Purchase Agreement, in each case, as in effect on the Closing Date.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board and applicable to any member of bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board).

“Sterling” and the sign “£”each ~~means~~shall mean the lawful money of United Kingdom.

“Subordinated Indebtedness” shall mean any Indebtedness of either Borrower and the Guarantors which is by its terms subordinated in right of payment to the Obligations of the Parent Borrower or such Guarantor, as applicable.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Parent Borrower.

“Subsidiary Guarantor” shall mean each subsidiary listed on Schedule 1.01(a), and each other subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise, excluding (a) any Excluded Subsidiary and (b) any Foreign Subsidiary.

“Successor Company” shall have the meaning assigned to such term in Section 6.04(a)(i).

“Successor Person” shall have the meaning assigned to such term in Section 6.04(c)(i).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any material exterior construction on the site of such Mortgaged Property or any material easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) within a reasonable period after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.10 or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Bank of America, N.A., acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder; provided that, if any Post Amendment 1 Extended Revolving Credit Commitments is effected in accordance with Section 2.25, then on the occurrence of each Issuing Bank/Swing Line Termination Date, the Swingline Lender at such time shall have the right to resign as Swingline Lender on the respective Issuing Bank/Swing Line Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrowers and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the Borrowers shall repay any outstanding Swingline Loans made by the respective entity so resigning and such entity shall not be required to make any further Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Material Adverse Effect” shall mean means any event, change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that to the extent any event, change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been or will be a “Target Material Adverse Effect”: (i) any announcement relating to the sale of the Company (including losses or threatened losses of the relationships of the Company or any of its subsidiaries with customers, distributors or suppliers), actions contemplated by the Merger Agreement or the performance of obligations thereunder, (ii) the identity of Holdings or any of its Affiliates as the acquirer of the Company, (iii) changes affecting the United States or European economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries conduct their business, (iv) any change in any applicable Laws or accounting standards or principles or interpretation thereof after the date hereof, (v) the availability or cost of financing to Holdings or Merger Sub and (vi) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof, except, in the case of the foregoing clause (iii) only, to the extent such changes do not materially disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries conduct their business.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Tender Offer” shall have the meaning assigned to such term in the preamble.

“Term Loan” shall mean each of the Dollar Term Loan, the Euro Term Loans and, if applicable, any Incremental Term Loans and Post Amendment 1 Extended Term Loans.

“Term Loan Borrowing” shall mean a Dollar Term Loan Borrowing or a Euro Term Loan Borrowing.

“Term Loan Commitment” shall mean each of the Dollar Term Loan Commitments and the Euro Term Loan Commitments.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean ~~June 29, 2014.~~(i) with respect to the Non-Extended Term Loans, the Non-Extended Term Loan Maturity Date, (ii) with respect to the Extended Term Loans, the Extended Term Loan Maturity Date, (iii) with respect to any Class of Incremental Term Loans, the final maturity date specified in the applicable Incremental Amendment and (iv) with respect to any Class of extensions of credit made pursuant to an amendment pursuant to Section 9.08(d), the final maturity date specified in such amendment.

“Termination Date” shall mean the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, as to which an L/C Backstop exists), and the Loans and L/C Exposure, together with all interest, Fees and other non-contingent Obligations, have been paid in full in cash.

“Title Company” shall mean any title insurance company as shall be retained by the Parent Borrower and reasonably acceptable to the Administrative Agent.

“Total Assets” shall mean total assets of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Parent Borrower and its Restricted Subsidiaries as may be expressly stated.

“Total Extended Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Extended Revolving Credit Commitments, as in effect at such time. The Total Extended Revolving Credit Commitment as of the Amendment No. 1 Closing Date is $~~250,000,000.~~241,250,000.

“Total Net Leverage Ratio” shall mean the ratio of (i) (A) Consolidated Indebtedness of the Parent Borrower and its Restricted Subsidiaries on such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Parent Borrower and its Restricted Subsidiaries (other than Foreign Subsidiaries) and held by the Parent Borrower and its Restricted Subsidiaries (other than Foreign Subsidiaries) as of such date of determination, as determined in accordance with GAAP, minus (C) cash of Foreign Subsidiaries of the Parent Borrower in an amount equal to the greater of (x) the aggregate amount of Consolidated Indebtedness of Foreign Subsidiaries and (y) 60% of the cash and Cash Equivalents reflected on the consolidated balance sheet of the Parent Borrower delivered to the Administrative Agent as of the last day of the relevant determination period to (ii) EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Total Non-Extended Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Non-Extended Revolving Credit Commitments, as in effect at such time. The Total Non-Extended Revolving Credit Commitment as of the Amendment No. 1 Closing Date is $8,750,000.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

    “Transaction Expenses” shall mean any fees, costs or expenses incurred or paid by the Sponsor, the Parent Borrower (or any direct or indirect parent of the Parent Borrower) or any of its subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), the Sponsor Management Agreement, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the Merger, (b) the Equity Investment, (c) the issuance of the New Senior Notes, (d) the issuance of the New Mezzanine Notes, (e) the funding of the Loans and the other transactions contemplated by this Agreement and the other Loan Documents, (f) the consummation of the refinancing of the Existing Debt as contemplated by ~~SectionsSection~~ 4.02(l), (g) the Tender Offer, and (h) the payment of Transaction Expenses.

“Treasury Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Type,”~~,~~ when used in respect of any Loan or Borrowing, in each case in the same Class, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate, the Alternate Base Rate, the BA Rate and the Canadian Base Rate.

“Uniform Commercial Code” or “UCC” ~~means~~shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” shall mean:

(a) any subsidiary of the Parent Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Parent Borrower, as provided in Section 5.11); and

(b) any subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include~~”~~,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation~~”~~. “ The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein~~”~~,” “hereof” and “hereunder~~”~~,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, the Total Net Leverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower wishes to amend the Total Net Leverage Ratio or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders wish to amend the Total Net Leverage Ratio or any financial definition used therein for such purpose), then the Parent Borrower and the Administrative Agent shall negotiate in good faith to amend the Total Net Leverage Ratio or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided that all determinations made pursuant to the Total Net Leverage Ratio or any financial definition used therein shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Total Net Leverage Ratio or such financial definition is amended. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

Classification of Loans and Borrowings . For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

Rounding . The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

References to Agreements and Laws . Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Times of Day . Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Timing of Payment or Performance . When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Letter of Credit Amounts . Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time.

Exchange Rate; Currency Equivalents Generally . For purposes of determining compliance with the provisions of this Agreement on any date of determination (including the issuance, amendment or extension of a Letter of Credit), any Alternative Currency will be converted to dollars on the basis of the Spot Rate (as defined below) as determined by the Administrative Agent at such time. Notwithstanding the foregoing, for purposes of determining compliance with Article II and Sections 6.01, 6.02 and 6.03 of this Agreement with respect to any amount of Indebtedness or Investment denominated in an Alternative Currency, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.09 shall otherwise apply to such Article and such Sections, including with respect to determining whether any Indebtedness or Investment (not previously incurred or made on any date) may be incurred or made under such Article and such Sections. For purposes of this Section 1.09, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

Alternative Currencies. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Pro Forma Calculations. For purposes of determining whether any action is otherwise permitted to be taken hereunder, the Total Net Leverage Ratio shall be calculated as follows:

~~(a)~~ i) In the event that the Parent Borrower or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to or simultaneously with the event for which the calculation of such ratio is made (a “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

~~(b)~~ ii) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, and other operational changes that the Parent Borrower or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with such Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

~~(c)~~ iii) For purposes of this Section 1.11, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Parent Borrower as set forth in an Officer’s Certificate, to reflect (i) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (ii) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (5) to the “Summary Historical and Pro Forma Financial Data” under “Offering Circular Summary” in the offering circular for the New Senior Notes to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable and otherwise comply with the limitations set forth in the definition of “EBITDA~~”~~.”

The Credits

Commitments . Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, (a) to make a Dollar Term Loan to the Parent Borrower on the Closing Date in a principal amount not to exceed its Dollar Term Loan Commitment, (b) to make a Euro Term Loan to the Parent Borrower on the Closing Date in a principal amount not to exceed its Euro Term Loan Commitment and (c) to make Revolving Loans to the Borrowers, at any time and from time to time ~~on and after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the~~during the applicable Revolving Credit Commitment ~~of such Lender in accordance with the terms hereof~~Period, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment as then in effect; provided that (x) no Revolving Credit Lender shall make any Revolving Loans in any Alternative Currency if, after giving effect to the making of such Revolving Loan, the sum of the Dollar Equivalent of the then outstanding Revolving Loans in Alternative Currencies and the then outstanding L/C Exposure in Alternative Currencies would exceed $85,000,000 (the “Alternative Currency Sublimit”) and (y) the aggregate amount of Revolving Loans (the “Foreign Subsidiary Borrower Sublimit”) made to Foreign Subsidiary Borrowers shall at no time exceed $50,000,000 (it being understood that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving ~~Credit~~ Loans in any Alternative Currency and the then outstanding L/C Exposure with respect to any Letters of Credit issued in an Alternative Currency on the date on which the Parent Borrower has given the Administrative Agent a Borrowing Request with respect to any Revolving Loan for purposes of determining compliance with this clause (c)); and provided, further, that the aggregate principal amount of Revolving Loans and Swingline Loans made on the Closing Date shall not exceed $30,000,000. Within the limits set forth in clause (c) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. For the avoidance of doubt, (i) all Borrowings of Revolving Loans at any time prior to the date that is five (5) Business days prior to the Non-Extended Revolving Credit Maturity Date shall be made, and deemed to be made, ratably among the Non-Extending Revolving Credit Lenders and the Extending Revolving Credit Lenders, and (ii) all Borrowings of Revolving Loans prior to the Extending Revolving Credit Maturity Date but on or after the date that is five (5) Business days prior to the Non-Extended Revolving Credit Maturity Date shall be made, and deemed to be made, ratably among the Extending Revolving Credit Lenders.

Loans.

Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and subject to Section 2.22, the Loans comprising any Borrowing shall be in an aggregate principal amount that is not less than the lesser of (i) the Minimum Currency Threshold or (ii) equal to the remaining available balance of the applicable Commitments.

Subject to Sections 2.02(e), 2.08 and 2.15, (i) all Loans denominated in dollars (other than Swingline Loans) shall be made as ABR Loans or Eurodollar Loans, (ii) all Loans denominated in Canadian Dollars shall be made as ~~Canadian Base Rate Loans or~~ BA Rate Loans; provided, however, that all such Loans pursuant to the foregoing subclauses (i) and (ii) shall be made as ABR Loans ~~or Canadian Base Rate Loans, as applicable~~, unless, subject to Section 2.15, the Borrowing Request specifies that all or a portion thereof shall be Eurodollar Loans ~~or BA Rate Loans, as applicable~~, (iii) all Swingline Loans shall be dollar denominated and shall be made as ABR Loans, and (iv) all Loans denominated in any currency other than dollars or Canadian Dollars shall be made as Eurodollar Loans, as the Parent Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan or BA Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than fifteen Eurodollar Borrowings outstanding hereunder at any time. For the avoidance of doubt, notwithstanding any other provision herein, the Borrowers shall not request any Borrowings of Canadian Base Rate Loans.

Except with respect to Loans deemed made pursuant to Section 2.02(f) and subject to Sections 2.03 and 2.22, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m. and the Administrative Agent shall promptly wire transfer the amounts so received to an account designated by the relevant Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to the Loans comprising such Borrowing at the time and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate plus the Applicable Percentage then in effect for ABR Revolving Loans. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and (x) the relevant Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and (y) if the relevant Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.

Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Eurodollar Borrowing or BA Rate Borrowing if the Interest Period requested with respect thereto would end after ~~the~~(i) with respect to the Non-Extended Revolving Loans, the Non-Extended Revolving Credit Maturity Date ~~or the Term Loan Maturity Date, as applicable~~, (ii) with respect to the Extended Revolving Loans, the Extended Revolving Credit Maturity Date, (iii) with respect to the Non-Extended Term Loans, the Non-Extended Term Loan Maturity Date, and (iv) with respect to the Extended Term Loans, the Extended Term Loan Maturity Date.

If the relevant Issuing Bank shall not have received from the relevant Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof (and, in the case of any L/C Disbursement made in an Alternative Currency, calculated using the Dollar Equivalent of such L/C Disbursement, as determined on the date on which such L/C Disbursement was made by the relevant Issuing Bank). Each Revolving Credit Lender shall pay by wire transfer of immediately available funds in dollars to the Administrative Agent not later than 2:00 p.m. on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon) on any day, not later than 10:00 a.m. on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement as determined above (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender’s Class or Classes of Revolving Credit Commitments then in effect and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the relevant Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the relevant Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the relevant Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the relevant Issuing Bank at (i) in the case of the relevant Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate (or, in the case of amounts owed in an Alternative Currency, at the respective Issuing Bank’s customary rate for interbank advances denominated in such Alternative Currency), and for each day thereafter, the interest rate applicable to ABR Revolving Loans.

Borrowing Procedure . In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the relevant Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing or a BA Rate Borrowing, not later than 12:30 p.m. 3 Business Days (or 4 Business Days in the case of a Special Notice Currency) before a proposed Borrowing and (b) in the case of an ABR Borrowing or Canadian Base Rate Borrowing, not later than 12:30 p.m. 1 Business Day before a proposed Borrowing. Each such telephonic request shall be irrevocable, shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) ~~whether~~ the Class of Borrowing ~~then being requested is to be a Dollar Term Loan Borrowing, Euro Term Loan Borrowing or a Revolving Credit Borrowing,~~ requested and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing or, in the case of a Borrowing in Canadian Dollars, whether such Borrowing is to be a BA Rate Borrowing or a Canadian Base Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount and currency of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing or a BA Rate Borrowing, the initial Interest Period or Interest Periods with respect thereto and (vi) the Revolving Credit Exposure (after giving effect to the proposed Borrowing); provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing or, in the case of a Borrowing in Canadian Dollars, a Canadian Base Rate Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the relevant Borrower shall be deemed to have selected an Interest Period of 1 month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Evidence of Debt; Repayment of Loans.

(i) The Parent Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, (x) the principal amount of each Term Loan of such Lender as provided in Section ~~2.11~~ and2.11, (y) on the Non-Extended Revolving Credit Maturity Date, the then unpaid principal amount of each Non-Extended Revolving Loan of such Lender made to the Parent Borrower and (z) on the Extended Revolving Credit Maturity Date, the then unpaid principal amount of each Extended Revolving Loan of such Lender made to the Parent Borrower and (ii) each Foreign Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender ~~on the Revolving Credit Maturity Date, the then unpaid principal amount of each Revolving Loan made by such Lender~~, (x) on the Non-Extended Revolving Credit Maturity Date, the then unpaid principal amount of each Non-Extended Revolving Loan of such Lender made to such Foreign Subsidiary Borrower and (y) on the Extended Revolving Credit Maturity Date, the then unpaid principal amount of each Extended Revolving Loan of such Lender made to such Foreign Subsidiary Borrower. Each Borrower hereby promises to pay to the Swingline Lender on the Extended Revolving Credit Maturity Date the then unpaid principal amount of each Swingline Loan made to such Borrower.

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the relevant Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

The Administrative Agent shall maintain accounts in which it will record (i) the relevant Borrower, (ii) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers or any Guarantor and each Lender’s share thereof.

The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

Any Lender may request that Loans made by it hereunder be evidenced by a promissory note in substantially the form of Exhibit G-1 or Exhibit G-2, as applicable, with appropriate insertions and deletions (each, a “Note”). In such event, the relevant Borrower shall execute and deliver to such Lender a Note payable to such Lender and its permitted registered assigns. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a Note, the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more Notes payable to the payee named therein or its registered assigns.

Fees.

The Parent Borrower agrees to pay to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing September 30, 2007, and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Percentage per annum on the actual daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the applicable Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall be terminated); provided any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Parent Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such Commitment Fee shall otherwise have been due and payable by the Parent Borrower prior to such time; and provided, further, that no Commitment Fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Notwithstanding the foregoing, the provisions of this Section 2.05(a) to the extent otherwise applicable to Post Amendment 1 Extended Revolving Credit Commitments shall be subject to modification as expressly provided in Section 2.25.

The Parent Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administration Fee”).

The relevant Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing September 30, 2007, and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate undrawn amounts of all outstanding Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the applicable Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage ~~from time to time~~then in effect for the applicable Class or Classes of such Revolving Credit Lender’s Revolving Credit Commitments used to determine the interest rate on Eurodollar Revolving Credit Borrowings minus the Issuing Bank Fees referred to in clause (ii)(A) below, and (ii) to the Issuing Bank (A) with respect to each outstanding Letter of Credit a fronting fee that shall accrue at a rate of 0.125% per annum (or such lesser rate as shall be separately agreed upon between the relevant Borrower and the Issuing Bank) on the undrawn amount of such Letter of Credit, payable quarterly in arrears on the last day of March, June, September and December of each year, commencing September 30, 2007, and upon expiration of the applicable Letter of Credit or any earlier termination of the Revolving Credit Commitment and (B) within 30 days after demand therefor the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder (the fees in this clause (ii) being collectively the “Issuing Bank Fees”). Notwithstanding the foregoing, the provisions of this Section 2.05(c), solely to the extent otherwise applicable to fees payable on that portion (if any) of Letters of Credit participated in by Revolving Credit Lenders pursuant to Post Amendment 1 Extended Revolving Credit Commitments, shall be subject to modification as expressly provided in Section 2.25.

All Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, and shall be paid, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders and the Issuing Bank, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances absent manifest error.

Interest on Loans.

Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

Subject to the provisions of Section 2.07, the Loans comprising each Canadian Base Rate Borrowing shall bear interest at a rate per annum equal to the Canadian Base Rate plus the Applicable Percentage in effect from time to time.

Subject to the provisions of Section 2.07, Loans comprising a Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

Subject to the provisions of Section 2.07, Loans comprising a BA Rate Borrowing shall bear interest at a rate per annum equal to the BA Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

Interest, including interest payable pursuant to Section 2.07, shall be computed on the basis of the actual number of days elapsed over a year of 360 days (other than computations of interest for ABR Loans, Canadian Base Rate Loans and Loans denominated in Sterling which shall be made by the Administrative Agent on the basis of the actual number of days elapsed over a year of 365 or 366 day, as applicable) and shall be calculated from and including the date of the relevant Borrowing to, but excluding, the date of repayment thereof. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. The applicable Alternate Base Rate, Adjusted LIBO Rate, Canadian Base Rate or BA Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Default Interest. If an Event of Default under Section 7.01(b) or (c) shall have occurred and shall be continuing, by acceleration or otherwise, then, upon the request of the Required Lenders until the related defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal of a Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to ~~an ABR Revolving~~(i) in the case of such overdue amounts owing to Lenders holding Extended Loans, an ABR Revolving Loan that is an Extended Loan plus 2.00% per annum, and (ii) in all other cases, an ABR Revolving Loan that is a Non-Extended Loan plus 2.00% per annum.

Alternate Rate of Interest. In the event, and on each occasion, that (i) the Administrative Agent shall have reasonably determined that deposits in the principal amounts and denominations of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered in the London interbank market will not adequately and fairly reflect the cost to any participating Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate or BA Rate, as applicable, for such Interest Period or (ii) the Required Lenders of any Class of Loans notify the Administrative Agent that the Adjusted LIBO Rate or the BA Rate for any Interest Period will not adequately reflect the cost to the Lenders in such Class of making or maintaining such Loans in the applicable currency for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Parent Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Parent Borrower and the participating Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), (x) each affected Eurodollar Loan denominated in dollars shall automatically, on the last day of the current Interest Period for such Loan, convert into a ABR Loan and the obligations of the Lenders to make Adjusted LIBO Rate Loans denominated in dollars or to convert Alternate Base Rate Loans into Adjusted LIBO Rate Loans shall be suspended until the Administrative Agent shall notify the Parent Borrower that the Required Lenders of such affected Class of Loans have determined that the circumstances causing such suspension no longer exist, (y) each BA Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Canadian Base Rate Loan and the obligations of the Revolving Lenders to make BA Rate Loans or to convert Canadian Base Rate Loans into BA Rate Loans shall be suspended until the Administrative Agent shall notify the Parent Borrower that the Required Revolving Lenders have determined that the circumstances causing such suspension no longer exist and (z) each Eurodollar Loan that is denominated in a currency other than dollars, the affected Eurodollar Loans shall be made or continued, as the case may be, as Eurodollar Loans with an Interest Period of one month and the amount of interest payable in respect of any such Eurodollar Loan shall be determined in accordance with the following provisions:

if the Administrative Agent so requires, within five days of such notification the Administrative Agent and the applicable Borrower, as applicable, shall enter into negotiations with a view to agreeing on a substitute basis for determining the rate of interest (a “Substitute Interest Rate”) which may be applicable to affected Eurodollar Loans of such Borrower in the future and any such Substitute Interest Rate that is agreed shall take effect in accordance with its terms and be binding on each party hereto; provided that the Administrative Agent may not agree on any such Substitute Interest Rate without the prior consent of the Required Lenders of the affected Class of Loans;

if no Substitute Interest Rate is agreed pursuant to clause (i) above, any affected Eurodollar Loan shall bear interest during the subsequent Interest Period at the rate per annum otherwise applicable to Eurodollar Loans under such Credit Facility, except that in the place of the Adjusted LIBO Rate, the Administrative Agent shall use the cost to the applicable Lender (as conclusively certified by such Lender in a certificate to the Administrative Agent and the applicable Borrower and expressed as a rate per annum) and containing a general description of the source selected of funding such Loan from whatever source it shall reasonably select; and

if the Administrative Agent has required a Borrower to enter into negotiations pursuant to clause (i) above, the Administrative Agent may (acting on the instructions of the Required Lenders of the affected Class of Loans) declare that no further Eurodollar Loans in the applicable currency shall be converted, continued or made unless a Substitute Interest Rate has been agreed by the applicable Borrower and the Administrative Agent within 30 days of the Administrative Agent having so required negotiations.

Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Termination and Reduction of Commitments.

The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Non-Extended Revolving Credit Commitments shall automatically terminate on the Non-Extended Revolving Credit Maturity Date. The Extended Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Extended Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Extended Revolving Credit Commitments and (ii) the date 5 days prior to the Extended Revolving Credit Maturity Date, unless otherwise agreed by each Issuing Bank and the Parent Borrower.

Upon at least 3 Business Days’ prior written or fax notice to the Administrative Agent, the Parent Borrower may at any time in whole ~~permanently~~ terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments of any Class or the Swingline Commitment on a non pro rata basis; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an aggregate amount of not less than the Minimum Currency Threshold and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect (after giving effect to any repayment or prepayment effected simultaneously therewith); provided further that Non-Extended Revolving Credit Commitments that have not been subject to an Extension pursuant to Section 2.25 shall not receive less than their pro rata share of any voluntary reduction made to Extended Revolving Credit Commitments. Any notice given by the Parent Borrower pursuant to this Section 2.09(b) shall be irrevocable; provided that any such notice delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Each reduction in the Revolving Credit Commitments of any Class hereunder shall be made ratably among the Lenders of such Class in accordance with their respective applicable Commitments; provided that none of the Swingline Commitment, the L/C Commitment, the Alternative Currency Sublimit or the Foreign Subsidiary Borrower Sublimit shall be reduced unless the Revolving Credit Commitment is reduced to an amount less than the Swingline Commitment, the Letter of Credit Commitment, the Alternative Currency Sublimit or the Foreign Subsidiary Borrower Sublimit, as applicable, then in effect (and then only to the extent of such deficit). The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders, on the date of each termination or reduction of the Revolving Credit Commitments, the applicable Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

(a) On the Revolving Credit Maturity Date of any Revolving Credit Commitments, such Revolving Credit Commitments will terminate and the respective Lenders who held such terminated Commitments will have no obligation to make, or participate in, extensions of credit (whether the making of Loans or the issuance of Letters of Credit) made pursuant to such Commitments after such Revolving Credit Maturity Date; provided that, except as expressly provided in the immediately succeeding sentence, (x) the foregoing shall not release any Revolving Credit Lender from liability it may have for its failure to fund Revolving Loans, L/C Disbursements or participations in Swingline Loans that was required to be performed by it on or prior to such Revolving Credit Maturity Date and (y) the foregoing will not release any Revolving Credit Lender from any obligation to fund its portion of L/C Disbursements or participations in Swingline Loans with respect to Letters of Credit issued or Swingline Loans made prior to such Revolving Credit Maturity Date.

Conversion and Continuation of Borrowings. The Borrowers shall have the right at any time upon prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent (i) not later than 12:30 p.m., 1 Business Day prior to conversion, to convert any dollar denominated Eurodollar Borrowing into an ABR Borrowing or any BA Rate Borrowing into a Canadian Base Rate Borrowing and (ii) not later than 12:30 p.m., 3 Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing, to convert any Canadian Base Rate Borrowing into a BA Rate Borrowing, to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period or to continue any BA Rate Borrowing as a BA Rate Borrowing, subject in each case to the following:

(w) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(x) if less than all of the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(y) each conversion shall be effected by each Lender and the Administrative Agent recording, for the account of such Lender, the Type of such Loan resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan or BA Rate Loan (or portion thereof) being converted shall be paid by the relevant Borrower at the time of conversion; and

(z) if any Eurodollar Borrowing or BA Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the relevant Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16.

Each notice pursuant to this Section 2.10 shall be irrevocable (subject to Sections 2.08 and 2.15) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the relevant Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing, an Alternate Base Rate Borrowing, a BA Rate Borrowing or a Canadian Base Rate Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing or a BA Rate Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing or BA Rate Borrowing, the relevant Borrower shall be deemed to have selected an Interest Period of 1 month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the relevant Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an Alternative Base Rate Borrowing or Canadian Base Rate Borrowing. This Section 2.10 shall not apply to Swingline Loans.

Repayment of Term Borrowings1.

(i) The Parent Borrower shall repay to the Administrative Agent in dollars for the ratable account of the Dollar Term Loan Lenders that are Non-Extending Lenders on the dates and in the amounts set forth below:

Date	Amount
~~09/30/09~~	~~$~~	~~1,537,500~~
~~12/31/09~~	~~$~~	~~1,537,500~~
~~03/31/10~~	~~$~~	~~1,537,500~~
~~06/30/10~~	~~$~~	~~1,537,500~~
~~09/30/10~~	~~$~~	~~1,537,500~~
~~12/31/10~~	~~$~~	~~1,537,500~~
~~03/31/11~~	~~$~~	~~1,537,500~~
~~06/30/11~~	~~$~~	~~1,537,500~~
~~09/30/11~~	~~$~~	~~1,537,500~~
~~12/30/11~~	~~$~~	~~1,537,500~~
~~03/30/12~~	~~$~~	~~1,537,500~~
06/29/12	$	~~1,537,5009~~11,197.62
09/28/12	$	~~1,537,5009~~11,197.62
12/31/12	$	~~1,537,5009~~11,197.62
03/28/13	$	~~1,537,5009~~11,197.62
06/28/13	$	~~1,537,5009~~11,197.62
9/30/13	$	~~1,537,5009~~11,197.62
12/31/13	$	~~1,537,5009~~11,197.62
03/31/14	$	~~1,537,5009~~11,197.62
~~06/30/14~~	~~$~~
Non-Extended Term Loan Maturity Date		$347,166,293.67

(ii) The Parent Borrower shall repay to the Administrative Agent in dollars for the ratable account of the Dollar Term Loan Lenders that are Extending Term Loan Lenders on the dates and in the amounts set forth below:

1	Amounts to be determined after the consent deadline for Amendment No. 1. Amortization schedule will reflect equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount as of the Closing Date, with the balance payable on the relevant final maturity date.

Date	Amount
06/29/12	$626,302.38
09/28/12	$626,302.38
12/31/12	$626,302.38
03/28/13	$626,302.38
06/28/13	$626,302.38
9/30/13	$626,302.38
12/31/13	$626,302.38
03/31/14	$626,302.38
06/30/14	$626,302.38
9/30/14	$626,302.38
12/31/14	$626,302.38
03/31/15	$626,302.38
06/30/15	$626,302.38
9/30/15	$626,302.38
12/31/15	$626,302.38
03/31/16	$626,302.38
Extended Term Loan Maturity Date	$233,610,787.30

(i) The Parent Borrower shall repay to the Administrative Agent in ~~dollars~~euro for the ratable account of the Euro Term Loan Lenders that are Non-Extending Lenders on the dates and in the amounts set forth below:

Date	Amount
~~09/30/09~~	~~€~~	~~1,500,000~~
~~12/31/09~~	~~€~~	~~1,500,000~~
~~03/31/10~~	~~€~~	~~1,500,000~~
~~06/30/10~~	~~€~~	~~1,500,000~~
~~09/30/10~~	~~€~~	~~1,500,000~~
~~12/31/10~~	~~€~~	~~1,500,000~~
~~03/31/11~~	~~€~~	~~1,500,000~~
~~06/30/11~~	~~€~~	~~1,500,000~~
~~09/30/11~~	~~€~~	~~1,500,000~~
~~12/30/11~~	~~€~~	~~1,500,000~~
~~03/30/12~~	~~€~~	~~1,500,000~~
06/29/12	~~€~~	~~1,500,000~~263,022.12
09/28/12	~~€~~	~~1,500,000~~263,022.12
12/31/12	~~€~~	~~1,500,000~~263,022.12
03/28/13	~~€~~	~~1,500,000~~263,022.12
06/28/13	~~€~~	~~1,500,000~~263,022.12
9/30/13	~~€~~	~~1,500,000~~263,022.12
12/31/13	~~€~~	~~1,500,000~~263,022.12
03/31/14	~~€~~	~~1,500,000~~263,022.12
~~06/30/14~~	~~€~~	~~1,500,000~~
Non-Extended Term Loan Maturity Date	~~€~~	~~570,000,000~~100,211,427.58

(ii) The Parent Borrower shall repay to the Administrative Agent in euros for the ratable account of the Euro Term Loan Lenders that are Extending Term Loan Lenders on the dates and in the amounts set forth below:

Date	Amount
06/29/12	€1,236,977.88
09/28/12	€1,236,977.88
12/31/12	€1,236,977.88
03/28/13	€1,236,977.88
06/28/13	€1,236,977.88
9/30/13	€1,236,977.88
12/31/13	€1,236,977.88
03/31/14	€1,236,977.88
06/30/14	€1,236,977.88
9/30/14	€1,236,977.88
12/31/14	€1,236,977.88
03/31/15	€1,236,977.88
06/30/15	€1,236,977.88
9/30/15	€1,236,977.88
12/31/15	€1,236,977.88
03/31/16	€1,236,977.88
Extended Term Loan Maturity Date	€461,392,749.37

To the extent not previously paid, all Non-Extended Term Loans shall be due and payable on the Non-Extended Term Loan Maturity Date and all Extended Term Loans shall be due and payable on the Extended Term Loan Maturity Date, in each case, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Optional Prepayment.

The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part upon prior written or fax notice by the Parent Borrower (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent, not later than 12:30 p.m., 3 Business Days prior to such prepayment in the case of Eurodollar Loans or BA Rate Loans and not later than 12:30 p.m., 1 Business Day prior to such prepayment in the case of ABR Loans or Canadian Base Rate Loans; provided, however, that each partial prepayment shall be in an aggregate amount of not less than the Minimum Currency Threshold.

Optional prepayments of Dollar Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Dollar Term Loans under Section 2.11(a) in the manner specified by the Parent Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity. Optional prepayments of Dollar Term Loans and any dollar denominated Incremental Term Loans ~~shall be applied ratably among the outstanding Dollar Term Loans and dollar denominated Incremental~~may be applied on a non pro rata basis among the outstanding Classes of Term Loans; provided that such prepayments shall be made ratably among the Lenders of such Class in accordance with their respective Term Loans; provided further that Non-Extended Dollar Term Loans that have not been subject to an Extension pursuant to Section 2.25 shall not receive less than their pro rata share of any such prepayment made to Extended Dollar Term Loans.

Optional prepayments of Euro Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Euro Term Loans under Section 2.11 in the manner specified by the Parent Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity. Optional prepayments of Euro Term Loans and any euro denominated Incremental Term Loans ~~shall~~may be applied ~~ratably among the outstanding Euro Term Loans and euro denominated Incremental~~on a non pro rata basis among the outstanding Classes of Term Loans; provided that such prepayments shall be made ratably among the Lenders of such Class in accordance with their respective Term Loans; provided further that Non-Extended Euro Term Loans that have not been subject to an Extension pursuant to Section 2.25 shall not receive less than their pro rata share of any such prepayment made to Extended Euro Term Loans.

Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the relevant Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All Eurodollar Loan and BA Rate Loan prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(b) Notwithstanding any other provision herein, in the event that, on or prior to the first anniversary of the Amendment No. 1 Closing Date, the Parent Borrower (x) makes any prepayment of any Class of Extended Term Loans in connection with any Repricing Transaction with respect to such Extended Term Loans or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to any Class of Extended Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Extending Term Loan Lender, (I) in the case of clause (x), a prepayment premium of 1% of the aggregate principal amount of the Extended Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate principal amount of such Class of Extended Term Loans outstanding immediately prior to such amendment.

Mandatory Prepayments.

Each Borrower shall, on the date of termination of all Revolving Credit Commitments, repay or prepay all of its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the relevant Issuing Bank with respect to) all of its outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments (including as a result of the termination of any Revolving Credit Commitments on the Revolving Credit Maturity Date thereof), the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect, then the Parent Borrower shall (and to the extent the Foreign Subsidiary Borrower Sublimit would exceed the Total Revolving Credit Commitment then in effect, then such Foreign Subsidiary Borrower shall), on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the relevant Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess. For the avoidance of doubt, if for any reason, at any time during the five (5) Business Day period immediately preceding the Revolving Credit Maturity Date for any Revolving Credit Commitments where there exist other Revolving Credit Commitments with a later Revolving Credit Maturity Date, and if at such time there are outstanding Letters of Credit or Swingline Loans under such respective Class or Classes, then the Borrowers shall prepay outstanding Revolving Loans and Swingline Loans, as the case may be, as is needed so that, after giving effect thereto, the Revolving Credit Exposure of the Revolving Credit Lenders with such later Revolving Credit Maturity Date will not, after giving effect to the reallocations which will be required (in the absence of a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default) pursuant to Section 2.09(d), exceed the amount of their respective Commitments as in effect on (and after giving effect to) the Revolving Credit Maturity Date of such sooner maturing Revolving Credit Commitments.

Not later than the tenth Business Day following the receipt by the Parent Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of any Prepayment Asset Sale or Property Loss Event, the Parent Borrower shall apply an amount equal to 100% of the Net Cash Proceeds received by the Parent Borrower or any of its Restricted Subsidiaries with respect thereto (subject to the restrictions set forth herein) to prepay outstanding Term Loans in accordance with Section 2.13(e); provided, however, that, the foregoing percentage shall be reduced to (i) 50% if the Total Net Leverage Ratio is less than or equal to 5.50 to 1.00 but greater than 4.0 to 1.00 and (ii) 0% if the Total Net Leverage Ratio is less than or equal to 4.0 to 1.00, in each case, determined by reference to the most recently delivered Pricing Certificate at the time of receipt of such Net Cash Proceeds; and provided, further, that (x) if (A) prior to the date any such prepayment is required to be made, the Parent Borrower notifies the Administrative Agent of its intent to reinvest such Net Cash Proceeds in assets of a kind then used or usable in the business of the Parent Borrower and its Restricted Subsidiaries (including any Related Business Assets) and (B) no Event of Default shall have occurred and be continuing at the time of such notice, and no Event of Default under clause (b), (c), (g) or (h) of Section 7.01 (each, a “Specified Default”) shall have occurred and shall be continuing at the time of proposed reinvestment (unless, in the case of such Specified Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing), then the Parent Borrower shall not be required to prepay Term Loans hereunder in respect of such Net Cash Proceeds to the extent that such Net Cash Proceeds are so reinvested within 365 days after the date of receipt of such Net Cash Proceeds (or, within such 365 day period, the Parent Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Cash Proceeds, and such Net Cash Proceeds are so reinvested within 180 days after such binding commitment is so entered into) and (y) the Parent Borrower shall not be required to prepay Term Loans hereunder in respect of any such Net Cash Proceeds from any Prepayment Asset Sale or Property Loss Event of any Foreign Subsidiary if the declaration or payment of dividends or similar distributions by that Foreign Subsidiary of such Net Cash Proceeds is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Foreign Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or would otherwise result in materially adverse tax consequences; provided, however, that (I) if any Net Cash Proceeds are not reinvested or applied as a repayment on or prior to the last day of the applicable application period, such Net Cash Proceeds shall be applied within 5 Business Days to the prepayment of the Term Loans as set forth above (without regard to the immediately preceding proviso) and (II) if, as a result of any Prepayment Asset Sale or Property Loss Event, the Parent Borrower would be required to make an “offer to purchase” the New Senior Notes pursuant to the terms of the New Senior Notes Documentation or any other Material Indebtedness, in any such case prior to the expiry of the foregoing reinvestment or repayment periods, the Parent Borrower shall apply the relevant percentage of such Net Cash Proceeds as required above by this paragraph (b) to prepay Term Loans in accordance with Section 2.13(e) on the day immediately preceding the date of such required “offer to purchase” (without regard to the immediately preceding proviso).

No later than the tenth Business Day following the delivery of the Section 5.04 Financials under Section 5.04(a) (commencing with the fiscal year ended December 31, 2008), the Parent Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to the excess, if any, of (i) the applicable ECF Percentage of Excess Cash Flow for the fiscal year then ended over (ii) the aggregate principal amount of Term Loans and Revolving Loans (to the extent accompanied by a permanent reduction of the Revolving Credit Commitments) prepaid pursuant to Section 2.12 during such fiscal year or on or prior to the date such payment is required to be made (without duplication), in each case to the extent such prepayments are not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness).

In the event that the Parent Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the Parent Borrower shall no later than the third Business Day next following the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e).

Prior to the repayment in full of all Term Loans and all Obligations (other than contingent obligations) relating thereto, all other prepayments required by this Section 2.13 shall be applied pro rata to the repayment of the Non-Extended Term Loans and Extended Term Loans under each Term Loan Facility until paid in full (based on the Dollar Equivalent amount of Term Loans under each Term Loan Facility on the date of prepayment and applied against the remaining scheduled installments of principal due in respect of the Term Loans in the direct order of maturity); provided that to the extent an Event of Default then exists, such prepayment shall instead be applied in accordance with Section 2.17(b).

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement including without limitation in Section 9.08, the Parent Borrower shall have the option in its sole discretion to give the Lenders with outstanding Term Loans the option to waive their pro rata share of a mandatory prepayment of Term Loans which is to be made pursuant to Section 2.13(b), (c) or (d) (each such repayment a “Waivable Mandatory Prepayment”) upon the terms and provisions set forth in this Section 2.13(f). If the Parent Borrower elects to exercise the option referred to in the immediately preceding sentence the Parent Borrower shall give to the Administrative Agent written notice of its intention to give the Lenders the right to waive a Waivable Mandatory Prepayment including in such notice the aggregate amount of such proposed prepayment not later than 12:30 p.m. five Business Days prior to the date of the proposed prepayment which notice the Administrative Agent shall promptly forward to all Term Loan Lenders indicating in such notice the amount of such prepayment to be applied to each such Lender~~”~~s outstanding Term Loans. The Parent Borrower~~”~~s offer to permit the Term Loan Lenders to waive any such Waivable Mandatory Prepayment may apply to all or part of such prepayment, provided that any offer to waive part of such prepayment must be made ratably to the Term Loan Lenders (based on the Dollar Equivalent amount of Term Loans under each Term Loan Facility on the date of prepayment). In the event that any such Term Loan Lender desires to waive its pro rata share of such Lender~~”~~s right to receive any such Waivable Mandatory Prepayment in whole or in part such Lender shall so advise the Administrative Agent no later than 4:00 p.m. on the date which is two Business Days after the date of such notice from the Administrative Agent and the Administrative Agent shall promptly thereafter notify the Parent Borrower thereof which notice shall also include the amount such Lender desires to receive in respect of such prepayment. If any Term Loan Lender does not reply to the Administrative Agent within such two Business Day period such Lender will be deemed not to have waived any part of such prepayment. If any Term Loan Lender does not specify an amount it wishes to receive such Lender will be deemed to have accepted 100% of its share of such prepayment. In the event that any such Lender waives all or part of its share of any such Waivable Mandatory Prepayment the Parent Borrower shall retain 100% of the amount so waived by such Lender. Notwithstanding anything to the contrary contained above if one or more Term Loan Lenders waives its right to receive all or any part of any Waivable Mandatory Prepayment but less than all the Lenders with outstanding Term Loans waive in full their right to receive 100% of the total Waivable Mandatory Prepayment otherwise required with respect to the Term Loans, then the amount actually applied to the repayment of Term Loans of Lenders which have waived all or any part of their right to receive 100% of such prepayment shall be applied to each then outstanding Borrowing of Term Loans on a pro rata basis so that each Lender with outstanding Term Loans shall after giving effect to the application of the respective repayment maintain the same percentage as determined for such Lender but not the same percentage that the other Term Loan Lenders hold and not the same percentage held by such Lender prior to prepayment of each Borrowing of Term Loans which remains outstanding after giving effect to such application. Notwithstanding anything to the contrary Term Loan Lenders shall not have the right to waive mandatory prepayments under this Section 2.13 except as set forth in this Section 2.13(f).

(c) Notwithstanding any other provisions of this Section 2.13, mandatory prepayments of Incremental Term Loans, Post Amendment 1 Extended Term Loans, Refinancing Indebtedness and Replacement Term Loans shall be made pursuant to, and to the extent set forth in, the documents governing such Indebtedness and may share ratably in, or be junior to (but shall not be in priority to) the mandatory prepayments of Non-Extended Term Loans or Extended Term Loans, as applicable.

Reserve Requirements; Change in Circumstances.

Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the relevant Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then the relevant Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Parent Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated borrowers and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the relevant Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and the respective Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that if, after the payment of any amounts by the Borrowers under this Section, any Change in Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender or Issuing Bank, then such Lender or Issuing Bank shall, within 30 days after such determination, repay any amounts paid to it by the Borrowers hereunder in respect of such Change in Law.

Notwithstanding anything in this Section 2.14 to the contrary, this Section 2.14 shall not apply to any Change in Law with respect to Taxes, which shall be governed exclusively by Section 2.20.

Change in Legality.

Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or BA Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan or BA Rate Loan, then, by written notice to the Parent Borrower and to the Administrative Agent:

such Lender may declare that dollar denominated Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

such Lender may require that all outstanding Eurodollar Loans made by such Lender shall be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

For purposes of this Section 2.15, a notice to the Parent Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Parent Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan.

Indemnity. The relevant Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan or BA Rate Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, any BA Rate Loan to a Canadian Base Rate Loan or the conversion of the Interest Period with respect to any Eurodollar Loan or any BA Rate Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan or any BA Rate Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the relevant Borrower hereunder other than by operation of Section 2.08 (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan or BA Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period (exclusive of any loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Parent Borrower and shall be conclusive absent manifest error.

Pro Rata Treatment; Intercreditor Agreements.

Except as provided below in this Section 2.17 and as required under Section 2.13, 2.14, 2.15, 2.16, 2.20 or 2.21, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fee and the L/C Participation Fee, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time (but subject to the last sentence of Section 2.05(a)), each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. In addition, in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Administrative Agent or any Lender) made or applied in respect of any of the Obligations during the existence of an Event of Default or during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Banks in their capacity as such (ratably among the Administrative Agent and the Issuing Banks in proportion to the respective amounts described in this clause first payable to them); (ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among such Lenders in proportion to the respective amounts described in this clause second payable to them); (iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Revolving Loans, Swingline Loans and L/C Exposure (ratably among such Lenders in proportion to the respective amounts described in this clause third payable to them), including interest accruing after the filing or commencement of Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (iv) fourth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize any L/C Exposure then outstanding; (v) fifth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, Swingline Loans and L/C Exposure (including any termination payments and any accrued and unpaid interest thereon) (ratably among such Lenders in proportion to the respective amounts described in this clause fifth held by them) and amounts constituting Priority Hedging Obligations; (vi) sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Term Loans (ratably among such Lenders in proportion to the respective amounts described in this clause sixth payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (vii) seventh, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans (ratably among such Lenders in proportion to the respective amounts described in this clause seventh held by them) and amounts constituting Nonpriority Hedging Obligations; and (viii) last, in the case of proceeds of collateral, the balance, if any, thereof, after all of the Obligations (including, without limitation, all Obligations in respect of LC Exposure but excluding any contingent obligations) have been paid in full, to the Borrower or as otherwise required by Applicable Law. Each Lender agrees that the provisions of this Section 2.17 (including, without limitation, the priority of the Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including, without limitation, in any Insolvency Proceedings in respect of any Loan Party, to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including, without limitation, pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including, without limitation, in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.17, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.17.

Each Lender and Loan Party acknowledges that, because of, among other things, their differing rights and priorities established pursuant to this Section 2.17, the Obligations in respect of the Revolving Loans, Swingline Loans and L/C Exposure are materially different from the those in respect of the Term Loans and must be separately classified in for voting and other purposes in any Insolvency Proceedings with respect to any Loan Party. In addition, in the event there is any Disgorged Recovery in respect of any Lender’s Revolving Loans, Swingline Loans or L/C Exposure in any Insolvency Proceedings of any Loan Party, such Revolving Loans, Swingline Loans and L/C Exposure shall be deemed to be outstanding as if such Disgorged Recovery had never been received by such Lender, and each Lender agree that the intercreditor agreements and priorities set forth in this Section 2.17 shall be enforced in accordance with their terms in respect of such Revolving Loans, Swingline Loans or L/C Exposure, including, without limitation, for purposes of the allocation of payments and distributions made or applied in respect of the Obligations (whether from proceeds of Collateral or otherwise), as well as for purposes of determining whether such other Lender must turn over all or any portion of any payment or other distribution received by such other Lender (whether before or after occurrence of such Disgorged Recovery) to the Administrative Agent for redistribution in accordance with the last sentence of Section 2.17(b).

Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against either Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrowers expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrowers in the amount of such participation.

Payments. The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m. on the date when due in immediately available funds. Except as otherwise provided herein, each payment by a Borrower with respect to any Loan or Letter of Credit and each reimbursement of reimbursable expenses or indemnified liabilities shall be made in the currency in which such Loan was made, such Letter of Credit issued or such expense or liability was incurred. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the relevant Issuing Bank and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender, except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Bank of America, N.A., 101 North Tryon Street, Mail Code: NC1-001-04-39, Charlotte, NC 28255, Attn: ~~Monika Patel~~ David Sanctis, Tel: (~~704) 386-5094,~~980) 387-2466, Fax: (704) 409-~~01579674,~~0026, Email: ~~monika.patel@bankofamerica.com~~david.sanctis@baml.com. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

Taxes.

Any and all payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower or such Loan Party shall make such deductions or withholdings and (iii) such Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes (but not Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if, after the payment of any amounts by the Borrowers under this Section, any such Indemnified Taxes in respect of which a payment was made are thereafter determined to have been incorrectly or illegally imposed, then the relevant recipient of such payment shall, within 30 days after such determination, repay any amounts paid to it by the Borrowers hereunder in respect of such Indemnified Taxes; provided, further, that the Borrowers shall not be required to indemnify the Administrative Agent, any Lender or any Issuing Bank pursuant to this Section 2.20(c) for any amounts incurred more than six months prior to the date such Administrative Agent, Lender or Issuing Bank, as applicable, notifies the Borrowers of its intention to claim compensation therefor. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers or any other Loan Party to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Each Foreign Lender shall (a) furnish to the Borrowers (with a copy to the Administrative Agent) on or before the date it becomes a party to the Agreement either (i) 2 accurate and complete originally executed copies of U.S. Internal Revenue Service (“IRS”) Form W--8BEN (or successor form), (ii) 2 accurate and complete originally executed copies of IRS Form W--8ECI (or successor form) or (iii) 2 accurate and complete originally executed copies of IRS Form W--8IMY (or successor form) together with any required attachments, certifying, in any case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder and (b) provide to the Borrowers (with a copy to the Administrative Agent) a new Form W--8BEN (or successor form), Form W--8ECI (or successor form) or Form W--8IMY (or successor form) together with any required attachments upon (i) the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder, (ii) the occurrence of any event requiring a change in the most recent form previously delivered by it and (iii) from time to time if requested by the Borrowers or the Administrative Agent; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit E together with a Form W--8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

Any Lender or Issuing Bank that is a United States Person, as defined in Section 7701(a)(30) of the Code, shall (unless such Lender or Issuing Bank may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1)) deliver to the Borrowers (with a copy to the Administrative Agent), at the times specified in Section 2.20(e), 2 accurate and complete original signed copies of IRS Form W~~-~~-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

In the event that a Borrower is resident in or conducts business in Puerto Rico, each Lender or Issuing Bank that is not a resident of Puerto Rico for Puerto Rican Tax purposes shall file any certificate or document reasonably requested by such Borrower and, when prescribed by applicable law and reasonably requested by such Borrower, update or renew any such certificate or document, pursuant to any applicable law or regulation, if such filing (i) would eliminate or reduce the amount of withholding Taxes imposed by Puerto Rico with respect to any payment hereunder and (ii) would not, in the sole discretion of such Lender, result in a legal, economic or regulatory disadvantage to such Lender.

If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to the relevant Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that (i) the relevant Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority and (ii) nothing herein contained shall interfere with the right of a Lender or Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

In the event (i) any Lender or any Issuing Bank requests compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender shall become a Defaulting Lender ~~or (v~~, (v) a Lender rejects (or is deemed to reject) the Extension under Section 2.25(a) which Extension has been accepted under Section 2.25(a) by the Required Class Lenders or (vi) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Parent Borrower that requires the consent of all affected Lenders in accordance with the terms of Section 9.08 or all the Lenders with respect to a certain Class of Loans and such amendment, waiver or other modification is consented to by the Required Lenders or the Required Class Lenders for such Class, as applicable (any such Lender, a “Non-Consenting Lender”), the Parent Borrower may, at its sole cost and expense, upon notice to such Lender or such Issuing Bank, as the case may be, and upon the consent of the Administrative Agent, which shall not be unreasonably withheld, either:

(x) replace such Lender or Issuing Bank, as the case may be, by causing such Lender or Issuing Bank to (and such Lender or Issuing Bank shall be obligated to) assign at par 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest and fees pursuant to Section 9.04 (with the assignment fee to be waived in such instance) all of its relevant rights and obligations under this Agreement to one or more Persons (which Persons shall otherwise be subject to the approval rights set forth in Section 9.04(b)); provided that (A) the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree, (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments; or

(y) terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (1) in the case of a Lender (other than an Issuing Bank), repay all Obligations (other than contingent obligations) of each Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all Obligations of each Borrower owing to such Issuing Bank relating to the Loans and participations held by the Issuing Bank as of such termination date other than any Obligations pertaining to any Subject Letters of Credit.

Notwithstanding anything to the contrary contained above in this Section 2.21, unless an Issuing Bank is removed and replaced with a successor Issuing Bank at the time the Parent Borrower exercises its rights under this Section 2.21 (in which case the provisions of Section 2.23(i) shall apply), any Issuing Bank having undrawn Letters of Credit issued by it (the “Subject Letters of Credit”) whose Commitments and Obligations are to be repaid or terminated pursuant to the foregoing provisions of this Section 2.21 shall (x) remain a party hereto until the expiration or termination of the Subject Letters of Credit, (y) not issue (or be required to issue) any further Letters of Credit hereunder and (z) continue to have all rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents solely with respect to the Subject Letters of Credit until all of the Subject Letters of Credit have expired, been terminated or become subject to an L/C Backstop (including all rights of reimbursement pursuant to Sections 2.23(d), (e), (f) and (h) for any L/C Disbursement made by such Issuing Bank and all voting rights of an Issuing Bank (but such voting rights shall be limited to pertain solely to L/C Disbursements in respect of the Subject Letters of Credit, any Fee payable to the Issuing Bank in respect of the Subject Letters of Credit, and the rights or duties of the Issuing Bank in respect of the Subject Letters of Credit), but excluding any consent rights as an Issuing Bank under Section 9.04(b)).

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.21.

If (i) any Lender or any Issuing Bank requests compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) any Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) (x) to file any certificate or document reasonably requested by the Parent Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.

Swingline Loans.

Subject to the terms and conditions herein set forth, the Swingline Lender agrees to make loans to the Borrowers at any time and from time to time, on or after the Closing Date and, subject to the last sentence of this Section 2.22(a), until the earlier of the applicable Revolving Credit Maturity Date and the termination of the applicable Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the principal amount of all Swingline Loans exceeding $25,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitment then in effect; provided that notwithstanding the foregoing, the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Revolving Credit Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the outstanding amount of Swingline Loans. Each Swingline Loan shall be denominated in dollars and shall be in a principal amount that is a minimum amount of $500,000 and integral multiple of $100,000 in excess thereof. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. For the avoidance of doubt, (i) all Borrowings of Swingline Loans five (5) Business Days prior to the Non-Extended Revolving Credit Maturity Date shall be made, and deemed to be made, ratably among the Non-Extending Revolving Credit Lenders and the Extending Revolving Credit Lenders, and (ii) all Borrowings of Swingline Loans prior to the Extended Revolving Credit Maturity Date but on or after five (5) Business Days prior to the Non-Extended Revolving Credit Maturity Date shall be made, and deemed to be made, ratably among the Extending Revolving Credit Lenders.

The relevant Borrower shall notify the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 12:30 p.m. on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Swingline Lender shall make each Swingline Loan available to such requesting Borrower by means of a credit to an account designated by the relevant Borrower promptly on the date such Swingline Loan is so requested.

Each Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice by such Borrower (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender before 12:30 p.m. on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01; provided that any such notice delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m. on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan. Each Revolving Credit Lender acknowledges and agrees that, subject to the express provisions of Section 2.09(d), its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the relevant Borrower (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and be distributed by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the relevant Borrower (or other party liable for obligations of the Borrowers) of any default in the payment thereof.

(d) If the Revolving Credit Maturity Date shall have occurred in respect of any Class of Revolving Credit Commitments at a time when another Class or Classes of Revolving Credit Commitments is or are in effect with a longer Revolving Credit Maturity Date, then on the earliest occurring Revolving Credit Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Revolving Credit Maturity Date); provided, however, that if on the occurrence of such earliest Revolving Credit Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.23(n)), there shall exist sufficient unutilized Extended Revolving Credit Commitments and/or Post Amendment 1 Extended Revolving Credit Commitments, as applicable so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Credit Commitments and/or Post Amendment 1 Extended Revolving Credit Commitments, as applicable, which will remain in effect after the occurrence of such Revolving Credit Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments and/or Post Amendment 1 Extended Revolving Credit Commitments, as applicable, and such Swingline Loans shall not be so required to be repaid in full on such earliest Revolving Credit Maturity Date.

Letters of Credit.

Each Borrower may request the issuance of a Letter of Credit on a sight basis for its own account or for the account of any of its subsidiaries, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time, on or after the Closing Date and prior to the earlier to occur of (i) the termination of the Extended Revolving Credit Commitments and (ii) the date that is 5 Business Days prior to the Extended Revolving Credit Maturity Date. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Letters of Credit may be denominated in dollars or in one or more Alternative Currencies. On and as of the Closing Date each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date.

In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the relevant Borrower shall deliver a notice (a “Letter of Credit Application”) to the relevant Issuing Bank and the Administrative Agent (reasonably, and in any event, unless waived by the relevant Issuing Bank, no later than 2 Business Days in advance of the requested date of issuance, amendment, renewal or extension) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended and specifying (i) the date of issuance, amendment, renewal or extension, (ii) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), (iii) the amount of such Letter of Credit, (iv) the currency in which such Letter of Credit is requested to be denominated, (v) the name and address of the beneficiary thereof and (vi) such other information as the relevant Issuing Bank may request with respect to such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $70,000,000, (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment then in effect and (iii) the Revolving Credit Exposure attributable to the Foreign Subsidiary Borrowers shall not exceed the Foreign Subsidiary Borrower Sublimit. Promptly after receipt of any Letter of Credit Application, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the relevant Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the relevant Borrower or enter into the applicable amendment, as the case may be. Promptly after receipt of any Letter of Credit Application, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the relevant Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the relevant Borrower or enter into the applicable amendment, as the case may be. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant Issuing Bank will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

Each Letter of Credit shall expire at the close of business on the earlier of the date 1 year after the date of the issuance of such Letter of Credit and the date that is 5 days prior to the applicable Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date or an L/C Backstop exists (the “Letter of Credit Expiration Date”); provided, however, that a Letter of Credit may, upon the request of the relevant Borrower, include a provision whereby such Letter of Credit (an “Auto-Renewal Letter of Credit”) shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is 5 days prior to the applicable Revolving Credit Maturity Date unless an L/C Backstop exists) unless the relevant Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable Letter of Credit Expiration Date that such Letter of Credit will not be renewed. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant Issuing Bank shall not permit any such renewal if (i) the relevant Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.23(l) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) 5 Business Days prior to the day that is 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable Letter of Credit Expiration Date from the Administrative Agent, any Revolving Credit Lender or the relevant Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied.

By the issuance of a Letter of Credit and without any further action on the part of an Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the relevant Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that, subject to the express provisions of Section 2.09(d), its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any change in the Revolving Credit Commitments or Pro Rata Percentages of the Revolving Credit Lenders pursuant to Section 2.21 or 9.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed L/C Disbursements relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.23(d) to reflect the new Pro Rata Percentages of each Revolving Credit Lender. For the avoidance of doubt, Issuing Banks shall not be obligated to make L/C Disbursements, and Non-Extending Revolving Credit Lenders shall not be obligated to participate in Letters of Credit if, as of the date of the applicable L/C Disbursement, the Letter of Credit giving rise to such L/C Disbursement has a stated expiry date on or after 5 Business Days prior to the Non-Extended Revolving Credit Maturity Date with respect to any Non-Extended Revolving Credit Commitments then in effect and the aggregate stated amount of all Letters of Credit having stated expiry dates after such Non-Extended Revolving Credit Maturity Date would exceed the aggregate amount of Non-Extended Revolving Credit Commitments which will remain in effect after such Non-Extended Revolving Credit Maturity Date. For the avoidance of doubt, Issuing Banks shall not be obligated to make L/C Disbursements, and Extending Revolving Credit Lenders shall not be obligated to participate in Letters of Credit if, as of the date of the applicable L/C Disbursement, the Letter of Credit giving rise to such L/C Disbursement has a stated expiry date after the Extended Revolving Credit Maturity Date with respect to any Extended Revolving Credit Commitments then in effect and the aggregate stated amount of all Letters of Credit having stated expiry dates after such Extended Revolving Credit Maturity Date would exceed the aggregate amount of Extended Revolving Credit Commitments which will remain in effect after such Extended Revolving Credit Maturity Date. Each Revolving Credit Lender’s risk participation in each outstanding Letter of Credit shall be automatically adjusted on each Revolving Credit Maturity Date for any Revolving Credit Commitments as, and to the extent, provided in Section 2.09(d).

If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the relevant Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on the immediately following Business Day. In the case of a Letter of Credit denominated in an Alternative Currency, the relevant Borrower shall reimburse the relevant Issuing Bank in the currency in which such L/C Disbursement shall have been made.

(i) Each Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of the existence of any claim, setoff, defense or other right that the Borrowers or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, including any defense based on the failure of any draft or other document presented under a Letter of Credit to comply with the terms of such Letter of Credit; provided that the Borrowers shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank as a result of the Issuing Bank’s gross negligence, bad faith, willful misconduct or breach of its obligations in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

~~(ii)~~ (ii) Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Agents nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for (x) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (y) any action taken or omitted in the absence of gross negligence or willful misconduct or (z) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude either Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the relevant Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the relevant Borrower of its obligations to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the relevant Borrower shall reimburse such L/C Disbursement in full on the same day that such LC Disbursement is made, the unpaid amount thereof shall bear interest for the account of an Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the relevant Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum then in effect that would apply to such amount if such amount were an ABR Revolving Loan.

An Issuing Bank may be removed at any time by the Borrowers by notice from the Parent Borrower to such Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank (which Lender shall be reasonably acceptable to the Administrative Agent), such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Parent Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such removal, but shall not be required to issue additional Letters of Credit.

If the maturity of any of the Loans under the Credit Facilities has been accelerated (including, for the avoidance of doubt, pursuant to the triggers for acceleration set forth in the definition of “Extended Revolving Credit Maturity Date”) and the Borrowers shall have received notice from the Administrative Agent or the Required Revolving Lenders, the Borrowers shall deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) subject to the consent of the Required Revolving Lenders, be applied to satisfy the Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the acceleration of the Loans under the Credit Facilities, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within 3 Business Days to the extent any such acceleration has been rescinded.

The Parent Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

An Issuing Bank shall be under no obligation to issue any Letter of Credit if:

any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; the issuance of such Letter of Credit would violate any applicable laws binding upon such Issuing Bank; and

any Revolving Credit Lender is a Defaulting Lender at such time, unless such Issuing Bank has entered into arrangements reasonably satisfactory to it and the Parent Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the L/C Exposure.

Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict or inconsistency between the terms hereof and the terms of any Letter of Credit Applications, reimbursement agreements or similar agreements, the terms hereof shall control.

(e) If the Revolving Credit Maturity Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Class of Revolving Credit Commitments in respect of which the Revolving Credit Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize such L/C Exposure. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Revolving Credit Maturity Date with respect to a given Class of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Revolving Credit Maturity Date.

Incremental Credit Extensions.

The Parent Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase” and, together with any Incremental Term Loans, a “Credit Increase”); provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Event of Default shall exist. Each Credit Increase shall be in an aggregate principal amount that is not less than $25,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, (i) the aggregate amount of the Credit Increases shall not exceed (1) Revolving Commitment Increases in the amount of Non-Extended Revolving Credit Commitments once such Non-Extended Revolving Credit Commitments have been (or are concurrently) terminated, plus (2) Incremental Term Loans in the amount of Non-Extended Term Loans to the extent such Non-Extended Term Loans have been (or are concurrently) terminated plus (3) the lesser of (x) $300,000,000 and (y) the maximum amount at the time of such proposed Credit Increase that could be incurred such that after giving pro forma effect to such Credit Increase, the Total Net Leverage Ratio does not exceed 9.50:1.00 as of the last date for which Section 5.04 Financials have been delivered to the Administrative Agent and (ii) in the case of any proposed Revolving Commitment Increase, after giving pro forma effect to such Revolving ~~Credit~~Commitment Increase, the total outstanding Revolving Credit Commitments shall not exceed 1.00x of the Parent Borrower’s EBITDA as of the last date for which Section 5.04 Financials have been delivered to the Administrative Agent. Each Incremental Term Loan (1) shall rank pari passu in right of payment and of security with the Revolving ~~Credit~~ Loans (subject to Section 2.17) and the then-existing Term Loans, (2) shall not mature earlier than the Extended Term Loan Maturity Date, (3) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans (without giving effect to annual amortization on any Incremental Term Loan Facility not in excess of 1% of the principal amount thereof) and (4) shall be treated in the same manner as the Term Loans for purposes of Section 2.13(e) and Section 2.17(b). Each notice from the Parent Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Credit Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the relevant Persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases, if such consent would be required under Section 9.04(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. The Arrangers agree, upon the request of the Parent Borrower and pursuant to mutually satisfactory engagement and compensation arrangements, to use their commercially reasonable efforts to obtain any Additional Lenders to make any such requested Incremental Term Loans or Revolving Commitment Increases; provided that the Arrangers’ agreement to use such efforts does not constitute a commitment to provide any such requested Incremental Term Loans or Revolving Commitment Increases.

Commitments in respect of Credit Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.24. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Credit Event” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment). The Parent Borrower may use the proceeds of Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Credit Increases unless it so agrees in its sole discretion. Upon each increase in the Revolving Credit Commitments pursuant to this Section, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16.

The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

This Section 2.24 shall supersede any provisions in Section 2.18 or 9.08 to the contrary.

SECTION 1.02. Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Parent Borrower to all Lenders of its Term Loans of any Class with a like Term Loan Maturity Date or Revolving Credit Commitments of any Class with a like Revolving Credit Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Term Loan Maturity Date or Revolving Credit Commitments of such Class with the same Revolving Credit Maturity Date, as the case may be) and on the same terms to each such Lender, the Parent Borrower may from time to time extend the maturity date of any Term Loans of any Class and/or Revolving Credit Commitments of any Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “Class”; any Post Amendment 1 Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Post Amendment 1 Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender extended pursuant to an Extension (a “Post Amendment 1 Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that subject to the provisions of Sections 2.22(f) and 2.23(n) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the applicable Revolving Credit Maturity Date when there exist Post Amendment 1 Extended Revolving Credit Commitments with a longer Revolving Credit Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Percentage of the Revolving Credit Facility (and except as provided in Sections 2.22(f) and 2.23(n), without giving effect to changes thereto on an earlier Revolving Credit Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Post Amendment 1 Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the applicable Revolving Credit Maturity Date of the non-extending Revolving Credit Commitments), (iii) the final maturity date of any Post Amendment 1 Extended Revolving Credit Commitments of any Class shall be no earlier than the then Latest Extended Revolving Credit Commitment Maturity Date hereunder (iv) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (v), (vi) and (vii), be determined by the Parent Borrower and set forth in the relevant Extension Offer), the Term Loans of any Class of any Term Lender extended pursuant to any Extension (“Post Amendment 1 Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer, (v) the final maturity date of any Post Amendment 1 Extended Term Loans of any Class shall be no earlier than the then Latest Extended Term Loan Maturity Date hereunder and the amortization schedule applicable to Term Loans of such Class pursuant to Section 2.11(a) or (b), as the case may be, for periods prior to the Latest Extended Term Loan Maturity Date may not be increased, (vi) the Weighted Average Life to Maturity of any Post Amendment 1 Extended Term Loans of any Class shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans of such Class extended thereby, (vii) any Post Amendment 1 Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (viii) if the aggregate principal amount of any Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of such Class of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Parent Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans of such Class, as the case may be, of such Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (ix) all documentation in respect of such Extension shall be consistent with the foregoing, and (x) any applicable Minimum Extension Condition shall be satisfied unless waived by the Parent Borrower; provided that at no time shall there be Classes of Term Loans or Revolving Credit Commitments hereunder which have more than five (5) different Term Loan Maturity Dates or Revolving Credit Maturity Dates, respectively.

(b) With respect to all Extensions consummated by the Parent Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or 2.13 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower or, if applicable, the Borrowers making such Extension Offer may elect to specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and may be waived by the Parent Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Post Amendment 1 Extended Term Loans and/or Post Amendment 1 Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.13 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25. For the avoidance of doubt, any Extension and other modifications effected pursuant to an Extension Offer under this Section 2.25 shall be applicable only to the Lenders that accept the applicable Extension Offer.

(c) The effectiveness of any Extension Offer shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Amendment No. 1 Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.25. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25(c) and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Extended Term Loan Maturity Date so that such maturity date is extended to the then Latest Extended Term Loan Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(d) In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) For the avoidance of doubt, any Extension shall not constitute a payment or prepayment of any Term Loans or Revolving Loans.

Representations and Warranties

Each Borrower represents and warrants (it being understood that, for purposes of the representations and warranties made in the Loan Documents on the Closing Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:

Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and in good standing (where relevant) under the laws of the jurisdiction of its organization, except where the failure to exist (other than in the case of each Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.

Authorization. The execution, delivery and performance of the Loan Documents (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action and (b) will not (i) violate (A) any provision (x) of any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party, (B) any applicable order of any Governmental Authority, (C) any provision of the New Senior Notes Documentation or the New Mezzanine Notes Documentation or (D) any provision of any other material indenture, agreement or other instrument to which any Loan Party or any Restricted Subsidiary is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under (x) the New Senior Notes Documentation or the New Mezzanine Notes Documentation or (y) any other such material indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any Restricted Subsidiary (other than Liens created or permitted hereunder or under the Security Documents); except with respect to clauses (b)(i) through (b)(iii) (other than clauses (b)(i)(A)(y), (b)(i)(C) and (b)(ii)(x)), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

Enforceability. This Agreement and each other Loan Document (when delivered) have been duly executed and delivered by each Loan Party which is a party thereto. This Agreement and each other Loan Document delivered on the Closing Date constitutes, and each other Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the Loan Documents, except for (a) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent and (b) such as have been made or obtained and are in full force and effect.

Financial Statements.

The Company’s consolidated balance sheets and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2005 and December 31, 2006, audited by and accompanied by the report of KPMG LLP present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

The Company has heretofore delivered to the Administrative Agent its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of the fiscal quarter ended March 31, 2007, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the four-fiscal quarter period ending on such date. Such pro forma financial statements have been prepared in good faith by the Parent Borrower, based on the assumptions believed by the Parent Borrower on the date of delivery thereof to be reasonable, are based in all material respects on the information reasonably available to the Parent Borrower as of the date of delivery thereof, reflect in all material respects the adjustments required to be made to give effect to the Transactions, it being understood that actual adjustments may vary from the pro forma adjustments and actual results may vary from such projected results and, in each case, such variations may be material.

No Material Adverse Change. Since the Closing Date, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

Title to Properties. Each Loan Party and each Restricted Subsidiary has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) all such material properties and assets are free and clear of Liens, other than Permitted Liens.

Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of Intermediate Holdco, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s parent company therein, and such Schedule shall denote which subsidiaries as of the Closing Date are not Subsidiary Guarantors.

Litigation; Compliance with Laws.

Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrowers, threatened in writing against any Loan Party or any Restricted Subsidiary or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

None of the Loan Parties or any Restricted Subsidiary or any of their respective material properties is in violation of any applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

Federal Reserve Regulations.

None of the Loan Parties or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

No part of the proceeds of any Loan or any Letter of Credit will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation T, U or X issued by the Board.

Investment Company Act. None of the Loan Parties or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Taxes. Each of the Loan Parties and each Restricted Subsidiary has, except where the failure to so file or pay could not be reasonably expected to have a Material Adverse Effect, filed or caused to be filed all Federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except such Taxes and assessments that are not overdue by more than 45 days or the amount or validity of which are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

No Material Misstatements. As of the Closing Date, to the knowledge of the Parent Borrower, the Confidential Information Memorandum and other written information, reports, financial statements, exhibits and schedules furnished by (as modified or supplemented by other information so furnished prior to the Closing Date) or on behalf of the Parent Borrower to the Administrative Agent or the Lenders (other than projections and other forward looking information and information of a general economic or industry specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections contained in the Confidential Information Memorandum were prepared in good faith on the basis of assumptions believed by the Parent Borrower to be reasonable in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by the Parent Borrower (it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower, that actual results may vary from projected results and such variances may be material and that the Parent Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize).

Employee Benefit Plans. No ERISA Event has occurred or could reasonably be expected to occur, that could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which could reasonably be expected to result in a Material Adverse Effect.

Environmental Matters. Except as otherwise provided in Schedule 3.15, or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Borrowers, threatened against any Loan Party or any of their respective subsidiaries under any Environmental Law, (iii) none of the Loan Parties or any of their respective subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of any Loan Party, any of their respective subsidiaries, or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any past or present assets of any Loan Party or any of their respective subsidiaries, that could reasonably be expected to result in any Loan Party or any subsidiary incurring any claim or liability under any Environmental Law.

Security Documents. All filings and other actions necessary to perfect the Liens on the Collateral created under, and in the manner contemplated by, this Agreement and the Security Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to the Collateral Agent to the extent required by the terms of this Agreement or such Security Documents and the Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected first priority Lien in the Collateral (to the extent that, with respect to Collateral that is intellectual property, a valid, perfected Lien in such Collateral is possible through such filings and other actions), securing the payment of the Secured Obligations, subject only to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law; provided, however, the representation and warranty set forth in this Section 3.16 as it relates to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Lender with respect thereto shall be made only to the extent of comparable representations and warranties applicable to such Equity Interests or Collateral set forth in the Security Documents pursuant to which Liens on such Equity Interests or Collateral are purported to be granted.

Location of Real Property and Leased Premises.

Schedule 3.17(a) lists completely and correctly (in all material respects) as of the Closing Date all real property owned by the Loan Parties and the Restricted Subsidiaries and the addresses thereof, to the extent reasonably available. Except as otherwise provided in Schedule 3.17(a), the Parent Borrower and its Restricted Subsidiaries own in fee all the real property set forth on such schedule, except to the extent the failure to have such title could not reasonably be expected to result in a Material Adverse Effect.

Schedule 3.17(b) lists completely and correctly (in all material respects) as of the Closing Date all real property leased by the Loan Parties and the Restricted Subsidiaries and the addresses thereof. Except as otherwise provided on Schedule 3.17(b), the Loan Parties and the Restricted Subsidiaries have valid leasehold interests in all the real property set forth on such schedule, except to the extent the failure to have such valid leasehold interest could not reasonably be expected to have a Material Adverse Effect.

Labor Matters. Except as set forth in Schedule 3.18 and except in the aggregate to the extent the same has not had and could not be reasonably expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened in writing, and (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Intellectual Property. Except as set forth in Schedule 3.20, the Parent Borrower and each of its Restricted Subsidiaries own, license or possess the right to use all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights or the imposition of such restrictions could not reasonably be expected to have a Material Adverse Effect.

Subordination of Junior Financing. The Obligations constitute “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Conditions of Lending

The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction (or waiver by the Arrangers on or prior to the Closing Date and in accordance with Section 9.08 thereafter) of the following conditions:

All Credit Events. On the date of the making of each Loan, including the making of a Swingline Loan and on the date of each issuance or amendment of a Letter of Credit (each such event being called a “Credit Event”; it being understood that the conversion into a Eurodollar Loan, an ABR Loan, a BA Rate Loan or a Canadian Base Rate Loan or continuation of a Eurodollar Loan or BA Rate Loan does not constitute a Credit Event):

~~(a)~~ (f) The Administrative Agent shall have received a notice of such Loan as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the relevant Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

~~(b)~~ (g) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that solely for purposes of representations and warranties made on the Closing Date, such representations and warranties shall be limited in all respects to the representations and warranties in Sections 3.01(d), 3.02(a), 3.03, 3.10, 3.11 and 3.21 and the Other Closing Date Representations.

~~(c)~~ (h) At the time of and immediately after such Credit Event (other than any Credit Event occurring on the Closing Date), no Default or Event of Default shall have occurred and be continuing and with respect to any (x) Borrowing of Revolving Loans or Swingline Loans or (y) the issuance, amendment, renewal or extension of Letters of Credit, as the case may be, (other than any issuance, amendment, renewal or extension of a Letter of Credit resulting in L/C Exposure (excluding L/C Exposure that has been cash collateralized) of less than or equal to $20,000,000) after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letters of Credit, on a pro forma basis, the Senior Secured Net Leverage Ratio (excluding the cash proceeds of any Borrowing), is less than or equal to the ratio set forth in Section 6.11 for the most recently ended fiscal quarter.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers to the relevant Lenders and/or Issuing Banks on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

First Credit Event. On the Closing Date:

~~(a)~~ (i) This Agreement shall have been duly executed and delivered by the Borrowers.

~~(b)~~ (j) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, an opinion of Kirkland & Ellis LLP, special counsel for the Loan Parties, addressed to each Issuing Bank, the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

~~(c)~~ (k) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that (except in connection with the Merger) the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

~~(d)~~ (l) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, certifying compliance with the conditions precedent set forth in Sections 4.01(b) and 4.02(i).

~~(e)~~ (m) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least 3 Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by Merger Sub hereunder or under any other Loan Document.

~~(f)~~ (n) The Parent Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from a Responsible Officer of the Parent Borrower setting forth the conclusions that, after giving effect to the Transactions, the Loan Parties (on a consolidated basis) are Solvent.

~~(g)~~ (o) The Security Documents (other than any Mortgages) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect. All actions necessary to establish that the Collateral Agent will have a perfected first priority Lien on the Collateral (subject to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) shall have been taken.

~~(h)~~ (p) The Administrative Agent shall have received the results of (i) searches of the Uniform Commercial Code filings (or equivalent filings) and (ii) bankruptcy, judgment and tax lien searches, made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Person, together with (in the case of clause (i)) copies of the financing statements (or similar documents) disclosed by such search.

~~(i)~~ (q) From May 2, 2007, no event, change or effect shall have occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

~~(j)~~ (r) The Administrative Agent shall have received a certificate as to coverage under the insurance policies required by Section 5.02.

~~(k)~~ (s) The Administrative Agent shall have received a certified copy of the Merger Agreement, duly executed by the parties thereto (together with all exhibits and schedules thereto). The Merger shall be consummated substantially concurrently with the initial funding of Loans on the Closing Date in accordance with and on the terms described in the Merger Agreement, and no material provision of the Merger Agreement shall have been amended or waived in any respect materially adverse to the interests of the Lenders without the prior written consent of the Arrangers, not to be unreasonably withheld or delayed.

~~(l)~~ (t) Substantially simultaneously with the initial funding of Loans on the Closing Date (i) the Equity Investment shall have been made and (ii) Merger Sub shall have received gross cash proceeds of (x) not less than $675,000,000 from the issuance of the New Senior Notes and (y) not less than the Dollar Equivalent of approximately $520,000,000 from the issuance of the New Mezzanine Notes.

(~~m~~) (u) All amounts due or outstanding in respect of the Existing Debt (other than Existing Letters of Credit and contingent obligations) shall have been (or substantially simultaneously with the initial funding of the Loans on the Closing Date shall be) paid in full, all commitments (if any) respect thereof terminated and all guarantees (if any) thereof discharged and released. After giving effect to the Transactions, substantially all of the Indebtedness of the Borrowers and their subsidiaries shall have been repaid other than (i) Indebtedness under the Loan Documents, (ii) the New Senior Notes, (iii) the New Mezzanine Notes, (iv) any Existing Notes which have not been repurchased pursuant to the Tender Offer and (v) other Indebtedness permitted by Section 6.01.

~~(n)~~ (v) The Lenders shall have received from the Loan Parties, to the extent requested at least 10 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Additional Conditions Applicable to Foreign Subsidiary Borrowers. The obligations of each Lender to make Loans and of each Issuing Bank to issue Letters of Credit requested to be made by it to any Foreign Subsidiary Borrower on any date is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in Section 4.01, the following conditions precedent: (a) in the case of the making of any extension of credit to any Foreign Subsidiary Borrower for the first time, the delivery to the Administrative Agent of (i) the executed legal opinion of counsel to such Foreign Subsidiary Borrower, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the collateral and security documents, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a duly authorized officer of such Foreign Subsidiary Borrower and each of its subsidiaries, and such other documents, instruments and agreements as may be reasonably requested by the Administrative Agent and (b) the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties:

~~(a)~~ (w) The obligations of such Foreign Subsidiary Borrower under this Agreement and any Note, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all other secured Indebtedness of such Foreign Subsidiary Borrower.

~~(b)~~ (x) Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Foreign Subsidiary Borrower has, pursuant to Section 9.15(e), waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower.

~~(c)~~ (y) This Agreement and each Note, if any, is in proper legal form under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid.

~~(d)~~ (z) The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except such as have been made or obtained or cannot be made or obtained until a later date.

Each borrowing by any Foreign Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Parent Borrower and such Foreign Subsidiary Borrower as of the date of such borrowings that the conditions contained in this Section 4.03 have been satisfied.

Affirmative Covenants

Each Borrower covenants and agrees with each Lender that until the Termination Date such Borrower will, and will cause each of the Restricted Subsidiaries to:

Existence; Compliance with Laws; Businesses and Properties.

Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.05.

Other than as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted and (iii) maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted) and from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary in the reasonable judgment of management to the conduct of its business.

Insurance.

Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

~~Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent.~~If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Parent Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require and is considered normal and customary and at reasonable cost, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Taxes. Pay and discharge when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become overdue by more than 45 days; provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

Financial Statements, Reports, etc. Furnish to the Administrative Agent (who will distribute to each Lender):

~~(a)~~ (aa) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower, (i) its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Parent Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by KPMG LLP or other independent public accountants of recognized national standing and (ii) an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Parent Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Borrower’s obligation under this Section 5.04(a)(i));

~~(b)(~~bb) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first 3 fiscal quarters of each fiscal year of the Parent Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Parent Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and for each fiscal quarter occurring after the first anniversary of the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC will satisfy the Parent Borrower’s obligation under this Section 5.04(b) with respect to such quarter);

~~(c)~~ (cc) concurrently with any delivery of Section 5.04 Financials, a certificate of a Financial Officer of the Parent Borrower (i) certifying that to such Financial Officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, reasonably specifying the nature thereof, (ii) setting forth (x) to the extent applicable, computations in reasonable detail demonstrating the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio as of the date of such financial statements and (y) in the case of a certificate delivered with the financial statements required by paragraph (a) above (commencing with the fiscal year ended December 31, 2008), setting forth the Parent Borrower’s calculation of Excess Cash Flow;

(d) (dd) as soon as available, but in any event not later than the fifth Business Day after the 90th day after the commencement of each fiscal year of the Parent Borrower, copy of the projections by the Parent Borrower of the operating budget and cash flow budget of the Parent Borrower and its subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Financial Officer of the Parent Borrower to the effect that such Financial Officer believes such projections to have been prepared on the basis of reasonable assumptions;

~~(e)~~ (ee) simultaneously with the delivery of any Section 5.04 Financials, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S~~-~~-X under the Securities Act);

~~(f)~~ (ff) simultaneously with the delivery of any Section 5.04 Financials, management’s discussion and analysis of the important operational and financial developments of the Parent Borrower and its Restricted Subsidiaries during the respect fiscal year or fiscal quarter, as the case may be; it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K or quarterly report on Form 10-Q, as filed with the SEC, will satisfy the Parent Borrower’s obligations under this Section 5.04(f);

~~(g)~~ (gg) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

~~(h)~~ (hh) promptly, from time to time, such other information regarding the operations, business, legal or corporate affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available (the “Platform”) on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the Parent Borrower. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Issuing Banks and the Lenders materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notices. Promptly upon any Responsible Officer of the Parent Borrower becoming aware thereof, furnish to the Administrative Agent notice of the following:

~~(a)~~ (ii) the occurrence of any Event of Default or Default; ~~and~~

~~(b)~~ (ii) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(kk) the designation of a Subsidiary as an Unrestricted Subsidiary.

Information Regarding Collateral. Furnish to the Administrative Agent notice of any change on or prior to the later to occur of (a) 30 days following the occurrence of such change and (b) the earlier of the date of the required delivery of the Pricing Certificate following such change and the date which is 45 days after the end of the most recently ended fiscal quarter following such change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s identity or corporate structure; provided that no such notice shall be required in connection with (A) the name change of CDRV Investors, Inc. to VWR Funding, Inc. and (B) the conversion of VWR International, Inc. from a corporation to a limited liability company.

Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent or any Lender to visit and inspect during normal business hours the corporate, financial and operating records and the properties of the Parent Borrower or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that the Administrative Agent shall give the Parent Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07 and (ii) the Administrative Agent shall not exercise its rights under this Section 5.07 more often than two times during any fiscal year and only one such time shall be at the Parent Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice.

Use of Proceeds. The proceeds of the Term Loans, together with the Equity Investment, the New Senior Notes and New Mezzanine Notes, shall be used solely to pay the cash consideration for the Merger, to repay the Existing Debt and to pay Transaction Expenses. The proceeds of the Revolving Loans and Swingline Loans, shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement; provided, however, that up to $30,000,000 of the Revolving Loans may be drawn on the Closing Date and used to pay a portion of the cash consideration for the Merger, repay a portion of the Existing Debt and to pay a portion of the Transaction Expenses. The Letters of Credit shall be used solely to support obligations of the Parent Borrower and its subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

Further Assurances.

From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Parent Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.

With respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral under the Guarantee and Collateral Agreement and as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected first priority (subject only to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) security interest, on or prior to the later to occur of (i) 30 days following such acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such assets and (y) take all commercially reasonable actions necessary to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such assets (subject only to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

With respect to any wholly owned Restricted Subsidiary (other than a Foreign Subsidiary or an Excluded Subsidiary or a Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded non-U.S. entity) created or acquired after the Closing Date, on or prior to the later to occur of (i) 30 days following the date of such creation or acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following such creation or acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a valid, perfected first priority (subject only to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) security interest in the Equity Interests in such new subsidiary that are owned by any of the Loan Parties to the extent the same constitute Collateral under the terms of the Guarantee and Collateral Agreement, (y) deliver to the Collateral Agent the certificates, if any, representing any of such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (z) cause such Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, to the extent applicable, each Intellectual Property Security Agreement and (B) to take such actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority (subject only to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) security interest in any assets required to be Collateral pursuant to the Guarantee and Collateral Agreement and each Intellectual Property Security Agreement with respect to such Restricted Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any applicable Intellectual Property Security Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

With respect to any Equity Interests in any Foreign Subsidiary (other than any Foreign Subsidiary Borrower) that are acquired after the Closing Date by any Loan Party (including as a result of formation of a new Foreign Subsidiary), on or prior to the later to occur of (i) 30 days following the date of such acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary in order to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest (subject only to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) in the Equity Interests in such Foreign Subsidiary that are owned by the Loan Parties to the extent the same constitutes Collateral under the terms of the Guarantee and Collateral Agreement (provided that (A) only first-tier Foreign Subsidiaries owned directly by such Loan Party shall be pledged by such Loan Party, (B) 100% of the Equity Interests of such Foreign Subsidiary shall be pledged by such Loan Party (provided that only 65% of such Equity Interests shall secure the Domestic Obligations) and (C) in the case of any Equity Interests of any Foreign Subsidiaries owned by a Borrower that is a Foreign Subsidiary, only first-tier Foreign Subsidiaries owned directly by such Borrower shall be pledged and such Equity Interests shall secure only such Borrower’s Obligations) and (y) deliver to the Collateral Agent any certificates representing any such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor, as the case may be, and take such other action as may be reasonably requested by the Administrative Agent or the Collateral Agent to perfect the security interest of the Collateral Agent thereon (but subject to the limitations set forth in the Security Documents).

With respect to any Foreign Subsidiary designated as a Foreign Subsidiary Borrower, the Parent Borrower shall cause such Foreign Subsidiary to take all actions contemplated by Section 9.08(g).

If, at any time and from time to time after the Closing Date, any wholly-owned Domestic Subsidiary that is not a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded non-U.S. entity ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary~~”~~,” then the Parent Borrower shall cause such subsidiary to become an additional Loan Party and take all the actions contemplated by Section 5.09(c) as if such subsidiary were a newly-formed wholly-owned Domestic Subsidiary of the Parent Borrower.

With respect to any fee interest in any real property located in the United States with a book value in excess of $5,000,000 (as reasonably estimated by the Parent Borrower) acquired after the Closing Date by any Loan Party, within 90 days following the date of such acquisition (or such longer period as to which the Administrative Agent may consent) (i) execute and deliver Mortgages in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents and (ii) comply with the requirements of Section 5.10 with respect to any Mortgages to be provided after the Closing Date pursuant to such Schedule.

Furthermore, to the extent Indebtedness outstanding under the Loans shall at any time be less than the amount originally set forth in any Mortgage on any Mortgaged Property located in the State of New York or to the extent otherwise required by law to grant, preserve, protect or perfect the Liens created by such Mortgage and the validity or priority thereof, the Parent Borrower will, and will cause each of its applicable subsidiaries to, promptly take all such further actions including the payment of any additional mortgage recording taxes, fees, charges, costs and expenses required so to grant, preserve, protect or perfect the Liens created by such Mortgage to the maximum amount of Indebtedness by its terms secured thereby and the validity or priority of any such Lien.

Notwithstanding anything to the contrary in this Section 5.09 or any other Security Document (1) the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Parent Borrower and the Administrative Agent and (2) Liens required to be granted pursuant to this Section 5.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

Post-Closing Obligations.

The Collateral Agent shall have received not later than 10 days after the Closing Date (unless extended by the Administrative Agent in its sole discretion) an endorsement to the general liability insurance certificate in form and substance reasonably satisfactory to it.

The Collateral Agent shall have received not later than 60 days after the Closing Date (unless extended by the Administrative Agent in its sole discretion):

a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent:

with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the ~~Morgage~~Mortgage with respect to such Mortgaged Property;

with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount reasonably acceptable to the Collateral Agent, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company reasonably requested by the Collateral Agent, (B) to the extent necessary and available, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the title policy/ies and endorsements contemplated above;

evidence reasonably acceptable to the Collateral Agent of payment by the Parent Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above;

with respect to each Mortgaged Property, copies of all leases in which the Parent Borrower or any Subsidiary holds the lessor~~”~~s interest or other agreements relating to possessory interests if any. To the extent any of the foregoing affect any Mortgaged Property, such agreements shall (x) be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Collateral Agent, with respect to which the applicable Loan Party shall have used its commercially reasonable efforts to obtain and (y) shall otherwise be reasonably acceptable to the Collateral Agent;

Surveys with respect to each Mortgaged Property; provided that, if the Parent Borrower is able to obtain a “no change” affidavit acceptable to the Title Company to enable it to issue a Title Policy removing all survey exceptions and issuing all survey related endorsements, then a new Survey shall not be requested; ~~and~~

a completed “Life-of-Loan” Federal Emergency Management Agency ~~Standard Flood Hazard Determination~~standard flood hazard determination with respect to each Mortgaged Property~~.~~ (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent Borrower and each Loan Party relating thereto); and

(i) if applicable, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 5.02(b) which shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 45 days written notice of cancellation or non-renewal and (d) be otherwise in form and substance satisfactory to the Administrative Agent.

Designation of Subsidiaries.

The Parent Borrower may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Parent Borrower or any Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the subsidiary to be so designated); provided that any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Parent Borrower;

such designation complies with the covenants described in Section 6.03(c);

no Default or Event of Default shall have occurred and be continuing;

either:

the Parent Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01; or

the Total Net Leverage Ratio for the Parent Borrower and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation; and

each of:

the subsidiary to be so designated; and

its subsidiaries

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent Borrower or any Restricted Subsidiary. Furthermore, no subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the New Senior Notes, the New Mezzanine Notes or any Junior Financing.

The Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either:

the Parent Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01; or

the Total Net Leverage Ratio for the Parent Borrower and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Parent Borrower shall be notified by the Parent Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Parent Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Maintenance of New York Process Agent. In the case of any Foreign Subsidiary Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in Section 9.15(e).

SECTION 1.13. Existing Notes. The Parent Borrower shall have caused any Existing Notes not validly tendered in the Tender Offer (i) to cease, on or before the Closing Date, to be entitled to the benefit of substantially all of the restrictive covenants and certain events of default contained in the indenture applicable to such Existing Notes, (ii) defeased within 30 days after the Closing Date or (iii) redeemed within 30 days after the Closing Date.

Negative Covenants

The Borrowers covenant and agree that, until the Termination Date, the Borrowers will not, nor will they cause or permit any of the Restricted Subsidiaries to:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Parent Borrower and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Parent Borrower and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Total Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which Section 5.04 Financials have been delivered to the Administrative Agent; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph (a) is subject to the limitations of paragraph (g) below.

The limitations set forth in clause (a) will not apply to the following items:

the Indebtedness under the Loan Documents (including any Incremental Term Loans or increase in the Revolving Credit Commitments under Section 2.24) of the Parent Borrower or any of its Restricted Subsidiaries (including letters of credit and bankers’ acceptances thereunder);

the incurrence by the Parent Borrower and any Restricted Guarantor of Indebtedness represented by the New Senior Notes;

Indebtedness of the Parent Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (b)(i), (ii) and (xx) of this Section 6.01) and set forth in all material respects on Schedule 6.01 (including the Existing Intercompany Debt);

Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Parent Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in the business of the Parent Borrower and its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (iv), not to exceed $50,000,000 at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

Indebtedness arising from agreements of the Parent Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Closing Date) of the Parent Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

Indebtedness of (A) the Parent Borrower to any Restricted Subsidiary and (B) any Restricted Subsidiary to the Parent Borrower or to any other Restricted Subsidiary; provided that any such Indebtedness owing by the Parent Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

shares of Preferred Stock of a Restricted Subsidiary issued to the Parent Borrower or another Restricted Subsidiary, provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted under this Section 6.01, exchange rate risk or commodity pricing risk;

obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(A) Indebtedness or Disqualified Stock of the Parent Borrower or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Parent Borrower and its Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of the Parent Borrower or cash contributed to the capital of the Parent Borrower (in each case, other than Equity Interests the proceeds of which are used to fund the Transactions and proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Parent Borrower or any of its Subsidiaries) as determined in accordance with paragraphs (c) and (d) of the definition of Restricted Payment Applicable Amount (to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or other Investments, payments or exchanges pursuant to of Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); provided that any amounts incurred in excess of the aggregate amount of such net cash proceeds shall be Subordinated Indebtedness not subject to scheduled amortization and with a final maturity not prior to the date occurring 180 days following the Latest Extended Term Loan Maturity Date at the time of such incurrence; and (B) Indebtedness or Disqualified Stock of the Parent Borrower or a Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(B), does not at any one time outstanding exceed $150,000,000 (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xi)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xi)(B) but shall be deemed incurred for the purposes of Section 6.01(a) from and after the first date on which the Parent Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 6.01(a) without reliance on this clause (xi)(B);

the incurrence by the Parent Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock permitted under Section 6.01(a) and clauses (ii), (iii), (iv), (xi)(A), (xiii), (xviii) and (xx) of this Section 6.01(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced, to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and shall not include:

Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Parent Borrower;

Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

Indebtedness, Disqualified Stock or Preferred Stock of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xii) (solely as it relates to Indebtedness under clause (xiii) and Section 6.01(a)) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;

Indebtedness, Disqualified Stock or Preferred Stock (x) of the Parent Borrower or a Restricted Subsidiary (other than a Foreign Subsidiary) incurred to finance an acquisition, (y) of Persons (other than foreign Persons) that are acquired by the Parent Borrower or any Restricted Subsidiary or Persons merged into the Parent Borrower or a Restricted Subsidiary (other than a Foreign Subsidiary) in accordance with the terms of this Agreement or (z) that is assumed by the Parent Borrower or any Restricted Subsidiary (other than a Foreign Subsidiary) in connection with such acquisition so long as:

no Default exists or shall result therefrom;

any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) above shall not be Secured Indebtedness and shall not mature (and shall not be mandatorily redeemable in the case of Disqualified Stock of Preferred Stock) or require any payment of principal (other than in a manner consistent with the terms of the New Senior Notes Documentation), in each case, prior to the date which is 91 days after the Latest Extended Term Loan Maturity Date at the time of such incurrence;

any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (y) or (z) above shall not have been incurred in contemplation of such acquisition and either (1) the aggregate principal amount of such Indebtedness constituting Secured Indebtedness, together with all Refinancing Indebtedness in respect thereof, shall not exceed $100,000,000 or (2) after giving pro forma effect to such acquisition or merger, the Total Net Leverage Ratio is less than the Total Net Leverage Ratio immediately prior to such acquisition or merger;

after giving pro forma effect to such acquisition or merger either (1) the Total Net Leverage Ratio is less than the Total Net Leverage Ratio test immediately prior to such acquisition or merger or (2) the Parent Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a);

provided that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clause (xiii) is subject to the limitations of paragraph (g) below;

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(A) any guarantee by the Parent Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as such Indebtedness is permitted under this Agreement, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Parent Borrower; provided that, in each case, (x) such Restricted Subsidiary shall comply with its obligations under Section 5.09 and (y) in the case of any guarantee of Indebtedness of the Parent Borrower or any Subsidiary Guarantor by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary becomes a Subsidiary Guarantor under this Agreement;

Indebtedness, Disqualified Stock or Preferred Stock of any Foreign Subsidiary (A) incurred under local credit facilities for general corporate purposes not exceeding, as to all such Foreign Subsidiaries, $50,000,000 in the aggregate at any one time outstanding, (B) incurred to finance or assumed in connection with the Foreign Subsidiary Reorganization or (C) which serves to refund or refinance any Indebtedness under clauses (i), (ii) or (xx) hereof or the payment of any dividend to the Parent Borrower or any Restricted Subsidiary in a principal amount not to exceed $200,000,000 in the aggregate at any one time outstanding; provided that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to clause (xvii)(B) is subject to the limitations of paragraph (g) below;

Indebtedness, Disqualified Stock or Preferred Stock (x) of a Restricted Subsidiary that is a Foreign Subsidiary incurred to finance an acquisition, (y) of foreign Persons that are acquired by the Parent Borrower or any Restricted Subsidiary or merged into a Restricted Subsidiary that is a Foreign Subsidiary in accordance with the terms of this Agreement or (z) that is assumed by a Restricted Subsidiary that is a Foreign Subsidiary in connection with such acquisition so long as:

no Default exists or shall result therefrom;

any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) above shall not exceed the fair market value of the assets or Person being acquired (as determined in good faith by the Parent Borrower; provided that with respect to any acquisition with a fair market value in excess of $20,000,000, such determination shall be made in good faith by the Board of Directors of the Parent Borrower);

any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (y) or (z) above shall not have been incurred in contemplation of such acquisition;

after giving pro forma effect to such acquisition or merger the Total Net Leverage Ratio is less than the Total Net Leverage Ratio immediately prior to such acquisition or merger;

Indebtedness issued by the Parent Borrower or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in Section 6.03(b)(iv);

the incurrence by the Parent Borrower and any Restricted Guarantor of Indebtedness represented by the New Senior Notes and the New Mezzanine Notes and, in each case, any refinancing thereof;

Indebtedness evidenced by Existing Notes not tendered pursuant to the Tender Offer;

cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

Indebtedness of the Parent Borrower or any of its subsidiaries in respect of Sale and Lease-Back Transactions;

Indebtedness of the Parent Borrower or any of its subsidiaries incurred to finance insurance premiums in the ordinary course of business;

Indebtedness representing deferred compensation to employees of any Borrower or any Restricted Subsidiary incurred in the ordinary course of business; and

Indebtedness, Disqualified Stock or Preferred Stock of the Parent Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $75,000,000 in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xviii); provided that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clauses (xviii) is subject to the limitations of paragraph (g) below.

For purposes of determining compliance with this Section 6.01:

in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(b) or is entitled to be incurred pursuant to Section 6.01(a), the Parent Borrower, in its sole discretion, may classify or reclassify such item (other than amounts described in clauses (xvii) and (xviii) of clause (b) above, in the case of a reclassification as an incurrence pursuant to Section 6.01(a)) of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above permitted clauses; and

at the time of incurrence or permitted reclassification, the Parent Borrower will be entitled to divide and classify an item of Indebtedness in one or more types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(a) or (b).

The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary contained in Section 6.01(a) or (b), no Restricted Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(a) or (b)(xiii), (b)(xvii)(B), or (b)(xxvi) (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock or Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed $100,000,000; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this Section 6.01(g).

Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Parent Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

Restricted Payments. Directly or indirectly, make any Restricted Payment, other than:

~~(a)~~(a) Restricted Payments in an amount, together with the aggregate amount of all other Restricted Payments made by the Parent Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (C) thereof only), (vi)(C) and (ix) of Section 6.03(b), but excluding all other Restricted Payments permitted by Section 6.03(b)) not to exceed the Restricted Payment Applicable Amount; provided that (i) no Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) immediately after giving effect to such transaction on a pro forma basis, the Parent Borrower could incur $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a).

~~(b)~~ (b) Section 6.03(a) will not prohibit:

the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(A) the redemption, repurchase, retirement or other acquisition of any (1) Equity Interests (“Treasury Capital Stock”) of the Parent Borrower or any Restricted Subsidiary ~~or~~, Subordinated Indebtedness of the Parent Borrower or any Guarantor or New Senior Notes or (2) Equity Interests of any direct or indirect parent company of the Parent Borrower, in the case of each of clause (1) and (2), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent Borrower or a Restricted Subsidiary) of, Equity Interests of the Parent Borrower, or any direct or indirect parent company of the Parent Borrower to the extent contributed to the capital of the Parent Borrower or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Parent Borrower or a Restricted Subsidiary) of the Refunding Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 6.03(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Parent Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

the redemption, repurchase or other acquisition or retirement of (A) the New Senior Notes in an amount equal to the aggregate principal amount of prepayments of Term Loans made by the Administrative Borrower pursuant to Section 2.12, 2.13(b) or 2.13(c) on a dollar for dollar basis (or in the case of any prepayment of Euro Term Loans, the Dollar Equivalent as calculated on the date of such prepayment) or (B) the New Senior Notes or Subordinated Indebtedness of the Parent Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.01 so long as in the case of the clause (B):

(I) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(II) solely in the case of Subordinated Indebtedness, such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(III) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being so redeemed, repurchased, acquired or retired; and

(IV) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being so redeemed, repurchased, acquired or retired;

a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant (or any of their successors, heirs, estates or assigns) of the Parent Borrower, any of its Subsidiaries or any of their respective direct or indirect parent companies pursuant to any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $25,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $50,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent Borrower and, to the extent contributed to the capital of the Parent Borrower, Equity Interests of any of the direct or indirect parent companies of the Parent Borrower, in each case to members of management, directors or consultants of the Parent Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies that occurs after the Closing Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.03(a); plus the cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Restricted Subsidiaries after the Closing Date; less the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Parent Borrower from members of management of the Parent Borrower, any of its subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Parent Borrower or any of the Parent Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent Borrower or any of its Restricted Subsidiaries issued in accordance with Section 6.01;

~~(A)~~(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Parent Borrower or any of its Restricted Subsidiaries after the Closing Date, provided that the amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by the Parent Borrower or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

~~(B)~~ (B) a Restricted Payment to a direct or indirect parent company of the Parent Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Closing Date, provided that the amount of Restricted Payments paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the capital of the Parent Borrower from the sale of such Designated Preferred Stock; or

~~(C)~~ (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 6.03(b);

provided, however, in the case of each of clause (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Parent Borrower could incur $1.00 of additional Indebtedness pursuant to the Total Net Leverage Test described in Section 6.01(a);

Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to any distribution pursuant to clause (xvi) of this Section 6.03(b) or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

the declaration and payment of dividends on the Parent Borrower’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Closing Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Parent Borrower in or from any such public Equity Offering;

Restricted Payments that are made with Excluded Contributions;

other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed $25,000,000;

distributions or payments of Receivables Fees;

any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted under Section 6.06;

the repurchase, redemption or other acquisition or retirement for value of any New Senior Notes or New Mezzanine Notes or other Subordinated Indebtedness upon the occurrence of a Change of Control (so long as such Change of Control has been waived by the Required Lenders);

the declaration and payment of dividends or the payment of other distributions by the Parent Borrower to, or the making of loans or advances to, any of their respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication, franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided that, in each fiscal year, the amount of such payments shall be equal to the amount that the Parent Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Parent Borrower to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Parent Borrower to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

amounts payable to the Sponsor pursuant to the Sponsor Management Agreement as in effect on the Closing Date;

fees and expenses other than to Affiliates of the Parent Borrower related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in Section 6.04;

cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower or any direct or indirect parent;

amounts to finance Investments otherwise permitted to be made pursuant to this Section 6.03; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Parent Borrower or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Parent Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, in each case, subject to the limitations set forth in clause (m) of, and the proviso set forth at the end of, the definition of Permitted Investment; (3) such direct or indirect parent company and its Affiliates (other than the Parent Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Parent Borrower shall not increase amounts available for Restricted Payments pursuant to Section 6.03(a) and (5) such Investment shall be deemed to be made by the Parent Borrower or such Restricted Subsidiary by another paragraph of this Section 6.03 (other than pursuant to clause (x) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

[reserved];

reasonable and customary fees payable to any directors of any direct or indirect parent of the Parent Borrower and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Parent Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries; and

reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Parent Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents that were contributed to such Unrestricted Subsidiaries as an Investment pursuant to clause (vii) of this Section 6.03(b));

payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Section 6.04; provided that if as a result of such consolidation, merger or transfer of assets, a Change of Control has occurred, such Change of Control has been consented to or waived by the Required Lenders;

Restricted Payments by (A) a non-Subsidiary Guarantor, (B) a Foreign Subsidiary or (C) any other subsidiary to any Borrower or any Guarantor;

payments or distributions in connection with an AHYDO “catch-up” payment with respect to the New Senior Notes and the New Mezzanine Notes;

purchases of minority interests in non-Wholly-Owned Subsidiaries by the Parent Borrower and the Guarantors;

the Foreign Subsidiary Reorganization and payments or distributions in connection therewith;

the payment of any dividend from the Parent Borrower to Intermediate Holdco for the redemption, repurchase, retirement or other acquisition of Equity Interest of Intermediate Holdco held by employees of Holdings and subsidiaries; and

any payment of any dividend from the Parent Borrower to Intermediate Holdco or Holding in connection with the payment of social security or other payroll taxes based on the issuance of Equity Interests to employees or other service providers;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ix) (as determined at the time of the declaration of such dividend), (xi) and (xvi), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(a)~~(c)~~ As of the Closing Date, all of the subsidiaries of the Parent Borrower will be Restricted Subsidiaries. The Parent Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.11(b). For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Borrower and its Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.03(a) or (b)(vii), (x) or (xi), or pursuant to the definition of “Permitted Investments,” and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Loan Documents.

Fundamental Changes.

The Parent Borrower may not consolidate or merge with or into or wind up into (whether or not the Parent Borrower is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

the Parent Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Parent Borrower) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, the “Successor Company”);

the Successor Company, if other than the Parent Borrower, expressly assumes all the Obligations of the Parent Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent;

immediately after such transaction, no Event of Default exists;

immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Test described in Section 6.01(a); or

the Total Net Leverage Ratio for the Parent Borrower and its Restricted Subsidiaries would be equal to or less than the each ratio immediately prior to such transaction; and in each case made or effected substantially simultaneously with such transaction or related financing;

each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.04(c)(i)(B) shall apply, shall have confirmed that its Obligations under the Loan Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent; and

the Parent Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

provided that the Parent Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions either prior to or upon the later to occur of 30 days following such transaction (or the earlier of the date of the required delivery of the next Pricing Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

The Successor Company will succeed to, and be substituted for the Parent Borrower under the Loan Documents. Notwithstanding the foregoing, clause (iv) shall not apply to the Transactions (including the Merger).

Notwithstanding the foregoing paragraphs (a)(iii) and (a)(iv),

the Parent Borrower or a Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Parent Borrower or a Restricted Guarantor;

the Parent Borrower may merge with an Affiliate of the Parent Borrower solely for the purpose of reorganizing the Parent Borrower in a State of the United States so long as the amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries is not increased thereby;

any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall, substantially simultaneously with such merger, transfer or disposition, repay in full all its Obligations and terminate its rights to borrow hereunder;

the Foreign Subsidiary Reorganization may be effected;

CDRV Holdings, Inc. may consolidate or merge with or into or wind up into CDRV Investment Holdings Corporation; and

CDRV Investment Holdings Corporation may consolidate or merge with or into or wind up into the Parent Borrower.

No Restricted Guarantor will, and the Parent Borrower will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Parent Borrower or Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(A) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or Person, the “Successor Person”);

the Successor Person, if other than such Restricted Guarantor, expressly assumes all the Obligations of such Restricted Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent;

immediately after such transaction, no Event of Default exists; and

the Borrowers shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

the transaction does not violate Section 6.05;

provided that the Parent Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions either prior to or upon the later to occur of 30 days following such transaction (or the earlier of the date of the required delivery of the next Pricing Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

In the case of clause (i)(A) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Loan Documents. Notwithstanding the foregoing, any Restricted Guarantor (x) may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or either Borrower or (y) dissolve, liquidate or wind up its affairs if such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect.

Dispositions. Cause, make or suffer to exist a Disposition, except:

~~(a)~~ (b) any Disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

~~(b)~~ (c) the Disposition of all or substantially all of the assets of the Parent Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under Section 6.04 or any disposition that constitutes a Change of Control;

~~(c)~~ (d) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.03;

~~(d)~~ (e) any Disposition of property or assets or issuance of Equity Interests (A) by a Restricted Subsidiary of the Parent Borrower to the Parent Borrower or (B) by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to another Restricted Subsidiary of the Parent Borrower; provided that in the case of any event described in clause (B) where the transferee or purchaser is not a Guarantor, then at the option of the Parent Borrower, either (1) such disposition shall constitute a Disposition for purposes of the definition of Prepayment Asset Sale or (2) the Net Cash Proceeds thereof, when aggregated with the amount of Permitted Investments made pursuant to clauses (a) and (c) of the definition thereof, shall not exceed the dollar amount set forth in the final proviso of such definition; provided further that if the Restricted Subsidiary which makes a Disposition of its assets is a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall, substantially simultaneously with such disposition, repay in full all outstanding Loans made to it and terminate its right to borrow hereunder;

~~(e)~~ (f) any Permitted Asset Swap;

~~(f)~~ (g) the sale, lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

~~(g)~~ (h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

~~(h)~~ (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

~~(i)~~ (j) any financing transaction with respect to property built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted under this Agreement;

~~(j)~~ (k) sales of accounts receivable in connection with the collection or compromise thereof;

~~(k)~~ (l) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such transfer shall constitute a Property Loss Event;

~~(l)~~ (m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Parent Borrower or a Restricted Subsidiary are not material to the conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole;

~~(m)~~ (n) voluntary terminations of Hedging Obligations;

~~(n)~~ (o) Dispositions (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

~~(o)~~ (p) any Disposition to the extent not involving property (when taken together with any related Disposition or series of Dispositions) with a fair market value in excess of $25,000,000; and

~~(p)~~ (q) Dispositions not otherwise permitted under this Section 6.05, provided that:

at least 75% of the consideration therefor received by the Parent Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the Parent Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Parent Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing, (B) any securities received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition, and (C) any Designated Non-Cash Consideration received by the Parent Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $75,000,000 and 2.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; or

any Disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of related transactions, when taken together with all other dispositions made in reliance on this clause (ii), does not have a fair market value in excess of 5.0% of Total Assets of the Parent Borrower on the Closing Date;

~~(q)~~ (r) foreclosures; and

~~(r)~~ (s) Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date (other than any Mortgaged Property), (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as a Prepayment Asset Sale;

provided that the consideration received by the Parent Borrower or such Restricted Subsidiary, as the case may be, with respect to any Disposition of any property with a fair market value in excess of $25,000,000 must be at least equal to the fair market value (as determined in good faith by the Parent Borrower) of the assets sold or otherwise disposed of. To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Transactions with Affiliates. Except for transactions by or among Loan Parties (or by and among the Parent Borrower and its Restricted Subsidiaries), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in each case, involving aggregate payments or consideration in excess of $10,000,000 unless:

~~(a)~~ (t) such transaction is on terms that are not materially less favorable to the Parent Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

~~(b)~~ (u) the Parent Borrower delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $25,000,000, a resolution adopted by the majority of the board of directors of the Parent Borrower approving such transaction and set forth in an Officer’s Certificate certifying that such transaction complies with clause (a) above.

~~(c)~~ (v) The foregoing provisions will not apply to the following:

the Parent Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Parent Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

the Parent Borrower and its Restricted Subsidiaries may pay fees, expenses and make indemnification payments directly or indirectly to the Sponsor pursuant to and in accordance with the Sponsor Management Agreement (as in effect on the Closing Date);

the Transactions and the payment of the Transaction Expenses;

issuances by the Parent Borrower and its Restricted Subsidiaries of Equity Interests not prohibited under this Agreement;

reasonable and customary fees payable to any directors of the Parent Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Parent Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of the Parent Borrower and its subsidiaries (or any direct or indirect parent of the Parent Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent reasonably attributable to the ownership or operations of the Parent Borrower and its Restricted Subsidiaries);

expense reimbursement and employment, severance and compensation arrangements entered into by the Parent Borrower and its Restricted Subsidiaries with their officers, employees and consultants in the ordinary course of business, including, without limitation, the payment of stay bonuses and incentive compensation and/or such officer’s, employee’s or consultant’s equity investment in certain Restricted Subsidiaries;

payments by the Parent Borrower and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives);

the payment of reasonable and customary indemnities to directors, officers and employees of the Parent Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Parent Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the Parent Borrower and its Restricted Subsidiaries;

transactions pursuant to permitted agreements in existence on the Closing Date (other than the Sponsor Management Agreement) and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

Restricted Payments permitted under Section 6.03;

payments by the Parent Borrower and its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Parent Borrower, in good faith;

loans and other transactions among the Parent Borrower and its subsidiaries (and any direct and indirect parent company of the Parent Borrower) to the extent permitted under this Article VI; provided that any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party shall be subject to subordination provisions no less favorable to the Lenders than the subordination provisions reasonably acceptable to the Administrative Agent;

the existence of, or the performance by the Parent Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to the Parent Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Parent Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

payments or loans (or cancellation of loans) to employees or consultants of the Parent Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the Parent Borrower in good faith; and

transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

~~(a)~~ (w) the ability of the Parent Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations;

~~(b)~~ (x) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the Parent Borrower or any other Restricted Subsidiary; or

~~(c)~~ (y) the ability of any Restricted Subsidiary to sell, lease or transfer any of its properties or assets to the Parent Borrower or any of its Restricted Subsidiaries;

provided that the foregoing shall not apply to:

restrictions and conditions imposed by law, by any Loan Document or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation;

customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

restrictions and conditions (x) on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder or (y) by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Parent Borrower are necessary or advisable to effect such Receivables Facility;

restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

restrictions and conditions imposed by the terms of the documentation governing any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Parent Borrower that is not a Loan Party, which Indebtedness, Disqualified Stock or Preferred Stock is permitted by Section 6.01;

customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.03 and applicable solely to such joint venture entered into in the ordinary course of business;

negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis; restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

Secured Indebtedness otherwise permitted to be incurred under Sections 6.01 and 6.02 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

clause (a) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business.

Business of the Parent Borrower and Its Restricted Subsidiaries. Engage in any line of business material to the Parent Borrower and its subsidiaries taken as a whole other than (a) those lines of business conducted by the Parent Borrower or any Restricted Subsidiary on the Closing Date or (b) any Similar Business.

Modification of Junior Financing Documentation. Directly or indirectly, amend, modify or change (a) the subordination provisions of any Junior Financing Documentation (and the component definitions used therein), including the New Mezzanine Notes Documentation or (b) any other term or condition of the New Senior Notes Documentation, the New Mezzanine Notes Documentation or any Junior Financing Documentation, in the case of this clause (b), in any manner materially adverse to the interests of the Lenders and, in each case, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Changes in Fiscal Year. Make any change in its fiscal year; provided, however, that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.11. Senior Secured Net Leverage Ratio. Except with the written consent of the Required Covenant Lenders, the Parent Borrower shall not permit the Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter (commencing with the fiscal quarter ending September 30, 2012) to be greater than 5.50:1.00.

Notwithstanding the foregoing, this Section 6.11 shall be in effect (and shall only be in effect) as of the last day of each fiscal quarter (x) if Swingline Loans or Revolving Loans are then outstanding or (y) if the outstanding L/C Exposure (excluding L/C Exposure that has been cash collateralized) at such time is greater than $20,000,000.

Events of Default

~~SECTION 7.01.~~ SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

~~(a)~~ (z) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any certificate required to be furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

~~(b)~~ (aa) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

~~(c)~~ (bb) default shall be made in the payment of any reimbursement with respect to any L/C Disbursement, interest on any Loan or L/C Disbursement or any Fee or other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days;

~~(d)~~ (cc) default shall be made in the due observance or performance by the Borrowers or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to any Borrower), 5.05(a) or in Article VI; provided that an Event of Default under Section 6.11 shall not constitute an Event of Default for purposes of any Term Loan or any Non-Extended Revolving Credit Commitment unless and until (x) a period of not less than 30 consecutive days has elapsed since the first date on which the Required Covenant Lenders would be entitled under this Agreement to declare all Revolving Credit Exposure in respect of Extended Revolving Credit Commitments (including Revolving Commitment Increases) and Post Amendment 1 Extended Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments subject to an Extension pursuant to Section 2.25) and related Obligations to be immediately due and payable as a result of Parent Borrower’s failure to perform or observe any term, covenant or agreement contained in Section 6.11 and (y) the Required Covenant Lenders have actually declared all such obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before such date; provided further that the covenant in Section 6.11 is subject to cure pursuant to Section 7.02;

~~(e)~~ (dd) default shall be made in the due observance or performance by any Loan Party or its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Parent Borrower;

~~(f)~~ (ee)(i) the Borrowers or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Material Indebtedness at its maturity or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if such sale or transfer is otherwise permitted hereunder;

~~(g)~~ (ff) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of either Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of either Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of either Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of either Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

~~(h)~~ (gg) either Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of either Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due;

~~(i)~~ (hh) one or more judgments for the payment of money in an aggregate amount exceeding $35,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement as to which the indemnifying party has not denied liability) shall be rendered against either Borrower and/or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

~~(j)~~ (ii)(i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) a Pension Event occurs with respect to a Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

~~(k)~~ (jj) any material provision of any Loan Document, at any time after its execution and delivery, shall for any reason cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

~~(l)~~ (kk) other than with respect to de minimis items of Collateral not exceeding $5,000,000 in the aggregate, any Lien purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected first priority Lien (subject only to Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law) having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or such Security Document) on the securities, assets or properties purported to be covered thereby, except to the extent that any lack of validity, perfection or priority results from any act or omission of any Collateral Agent, the Administrative Agent, or any Lender (so long as such act or omission does not result from the breach or non-compliance by a Loan Party with the Loan Documents); or

~~(m)~~ (ll) there shall have occurred a Change of Control;

then, and in every such event (other than an event (x) with respect to the Borrowers described in paragraph (g) or (h) above and (y) under paragraph (d) arising with respect to a failure to comply with Section 6.11, unless the conditions of the first proviso contained in paragraph (d) have been satisfied), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event under paragraph (d) arising with respect to a failure to comply with Section 6.11, unless the conditions of the first proviso contained in paragraph (d) have been satisfied, and at any time thereafter during the continuance of such event, subject to Section 7.02, the Administrative Agent may, and at the request of the Required Covenant Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Extended Revolving Credit Commitments (including Revolving Commitment Increases) and Post Amendment 1 Extended Revolving Credit Commitments (including Non Extended Revolving Credit Commitments that have been subject to an Extension pursuant to Section 2.25) and (ii) declare the Loans then outstanding in respect of the Extended Revolving Credit Commitments (including Revolving Commitment Increases) and Post Amendment 1 Extended Revolving Credit Commitments (including Non Extended Revolving Credit Commitments that have been subject to an Extension pursuant to Section 2.25) to be forthwith due and payable in whole or in part, whereupon the principal of such Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunderwith respect to such Loans, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 1.14. Equity Cure Unless otherwise agreed by the Required Covenant Lenders:

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Parent Borrower fails to comply with the covenant set forth in Section 6.11 as of the end of any relevant fiscal quarter, at any time after the beginning of such fiscal quarter and prior to the day that is ten (10) Business Days (the “Cure Period”) after the day on which financial statements are required to be delivered for such fiscal quarter hereunder, Holdings or any Permitted Investor (or any other Person so long as no Change of Control results therefrom) may make a Specified Equity Contribution, directly or indirectly, to the Parent Borrower, and the Parent Borrower may, at the election of the Borrowers, apply the amount (the “Cure Amount”) of the net cash proceeds thereof to increase EBITDA of the Parent Borrower with respect to such fiscal quarter and all subsequent periods that include such fiscal quarter; provided that such net cash proceeds (i) are actually received Parent Borrower as common equity no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 7.02 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 6.11 and shall not result in any adjustment to any amounts other than the amount of the EBITDA referred to in the immediately preceding sentence. If, after giving effect to the foregoing increase in EBITDA as a result of the Cure Amount, the requirements of Section 6.11 shall be satisfied, then the requirements of such Section shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the breach of such Section that had occurred (and any resultant Event of Default or potential Event of Default) shall be deemed retroactively not to have occurred for all purposes of the Loan Documents. The Parent Borrower shall have the right at any time during the Cure Period to give the Administrative Agent notice from a Responsible Officer that it intends to make a Specified Equity Contribution (a “Notice of Intent to Cure”) which shall include a represention stating the expected date of the Specified Equity Contribution and the proposed source of funds (or otherwise be in a form reasonably satisfactory to the Administrative Agent). Upon the delivery by the Parent Borrower of a Notice of Intent to Cure, any resultant Event of Default or potential Event of Default shall be deemed retroactively not to have occurred for purposes of this Agreement; provided, however, that the Borrowers shall not be permitted to borrow Revolving Loans or Swingline Loans or issue Letters of Credit until such Specified Equity Contribution has been made and the requirements of Section 6.11 are satisfied; provided further that if the Specified Equity Contribution is not made before the expiration of the Cure Period, such Event of Default or potential Event of Default shall be deemed reinstated and the Borrowers shall not be permitted to incur Revolving Loans or Swingline Loans or issue Letters of Credit as otherwise provided under this sentence. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, the Collateral Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to this Article VII or applicable law prior to the expiration of the Cure Period solely on the basis of an Event of Default having occurred and being continuing under Section 6.11.

(b)(i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than five Specified Equity Contributions shall be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrowers to be in compliance with Section 6.11 for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Sections 6.11 for the fiscal quarter in which the Specified Equity Contribution is made and all subsequent periods that include such fiscal quarter (it being understood and agreed that actual reductions in Indebtedness with the proceeds of any Specified Equity Contributions may be given effect for the fiscal quarters in which such reductions occur for purposes of determining compliance with Sections 6.11).

The Administrative Agent and the Collateral Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), (c) each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the relevant Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the relevant Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action and (d) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of the subsidiaries thereof that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith or willful misconduct or material breach of the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Parent Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying in writing the relevant Lenders, each Issuing Bank (if applicable) and the Parent Borrower. Upon receipt of any such notice of resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, with the consent of the Parent Borrower (such consent not to be unreasonably withheld, and provided that no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII), to appoint a successor (other than a Disqualified Institution) which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000.

If no successor agent is appointed prior to the effective date of resignation of the relevant Agent specified by such Agent in its notice, the resigning Agent may appoint, after consulting with the relevant Lenders and the Parent Borrower, a successor agent from among the relevant Lenders. If no successor agent has accepted appointment as the successor agent by the date which is 60 days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the relevant Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders, appoint a successor agent as provided for above (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the resigning Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the obligations under Section 5.09 are satisfied, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Parent Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

None of Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent and the Collateral Agent (irrespective of whether the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise;

~~(a)~~ (a) to file and prove a claim for the whole amount of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent or (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and each Agent and their respective agents and counsel and all other amounts due such Lenders and the Administrative Agent under Section 2.05 and 9.05) allowed in such judicial proceeding; and

~~(b)~~ (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event such Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any relevant Lender any plan or reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any relevant Lender to authorize such Agent to vote in respect of the claim of any such Lender in any such proceeding.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Bank.

Miscellaneous

Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

~~(a)~~ (c) if to the Borrowers, to them at:

c/o VWR International, Inc.

~~1310 Goshen Parkway~~

~~West Chester, Pennsylvania 19380~~Radnor Corporate Center

Building One, Suite 200

P.O. Box 6660

100 Matsonford Road

Radnor, PA 19087

Attention of: ~~Scott Smith~~James M. Kalinovich, Vice President and ~~Corporate~~ Treasurer, and George Van Kula, Senior Vice President, General Counsel and Secretary (Fax No. (~~610) 436-1760~~484) 881-5638 and (~~610) 701-9896~~484) 881-6535)

Email address: ~~scott_g_smith@vwr.com~~ James_Kalinovich@vwr.com and george_vankula@vwr.com with a copy to (which shall not constitute notice):

Madison Dearborn Partners, LLC

Three First National Plaza

Suite 3800

Chicago, Illinois 60602

Attention of: Nicholas Alexos ~~and Timothy Sheehan~~

(Fax No. (312) 895-1256)

Email address: nalexos@mdcp.com ~~and tsheehan@mdcp.com~~

and

Kirkland & Ellis LLP

~~200 East Randolph Drive~~300 N. LaSalle St.

Chicago, Illinois ~~60601~~60654

Attention of: Sanford E. Perl, P.C. and Michael D. Wright, P.C.

(Fax No. (312) 861-2200)

Email address: ~~sperl~~sandford.perl@kirkland.com and

~~mwright~~michael.wright@kirkland.com

~~(b)~~ (d) if to Bank of America, N.A. as an Agent or Swingline Lender, to:

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255

Attention: ~~Monika Patel~~

David Sanctis

Telephone: (~~704) 386-5094~~

980) 387-2466

Telecopier: (704) 409-~~01579674~~

0026

Electronic Mail: ~~monika.patel@bankofamerica.com~~;

david.sanctis@baml.com

and

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Robert Rittelmeyer

Telephone: (415) 436-2616

Telecopier: (415) 503-5099

Electronic Mail: ~~robert.j.rittelmeyer@bankofamerica.com~~ robert.j.rittelmeyer@baml.com

~~(c)~~ (e) if to Bank of America, N.A. as Issuing Bank, to:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA ~~18507~~78507

Attention: John Yzeik

Telephone: (570) ~~330-4315~~496-9588

Telecopier: (~~570) 330-4186~~800) 755-8743

Electronic Mail: ~~john.p.yzeik@bankofamerica.com~~john.p.yzeik@baml.com; and

~~(d)~~ (f) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date 3 Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Parent Borrower, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein or any other Loan Document, shall be considered to have been relied upon by the Agents, the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by each Issuing Bank, regardless of any investigation made by the Agents, the Lenders or such Issuing Bank or on their behalf, and notwithstanding that any Agent, any Lender or any Issuing Bank may have had notice or actual knowledge of any Default at the time of any Credit Event shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Collateral Agent, any Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

Each Lender may assign to one or more assignees (in each case, other than to Disqualified Institutions) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) each of the Administrative Agent and the Parent Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that no such consent shall be required to any such assignment made to a Lender or an Affiliate or Related Fund of a Lender (in each case, other than to Disqualified Institutions) (each, an “Eligible Assignee”) and the consent of the Parent Borrower shall not be required during the continuance of any Event of Default arising under clause (b), (c), (g)(i) or (h) of Article VII, (ii) in the case of any assignment of a Revolving Credit Commitment, each Issuing Bank (to the extent its L/C Exposure equals or exceeds $5,000,000) and the Swingline Lender must give its prior written consent (which consent shall not be unreasonably withheld or delayed), (iii) (A) in the case of any assignment, other than assignments to any Eligible Assignee, the amount of the Revolving Credit Commitment of the assigning Lender (or, in the case of an assignment of Loans after the Revolving Credit Commitment has expired or been terminated, the aggregate principal amount of the loans of the assigning Lenders) subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Revolving Credit Commitment (or Loans) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Revolving Credit Commitment (or Loans) of the applicable Class), the amount of the Dollar Term Loan Commitment or Dollar Term Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or if less, the entire remaining amount of such Lender’s Dollar Term Loan Commitment or Dollar Term Loans) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Dollar Term Loan Commitment or Dollar Term Loans of the applicable Class) and the amount of the Euro Term Loan Commitment or Euro Term Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than €1,000,000 (or if less, the entire remaining amount of such Lender’s Euro Term Loan Commitment or Euro Term Loans) and shall be in an amount that is an integral multiple of €500,000 (or the entire remaining amount of such Lender’s Euro Term Loan Commitment or Euro Term Loans of the applicable Class), provided, however, that simultaneous assignments by or to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to any Eligible Assignee, after giving effect to such assignment, the aggregate Revolving Credit Commitments (or Loans), Term Loan Commitments or Term Loans of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $1,000,000 and the aggregate Revolving Credit Commitments (or Loans) or Term Loan Commitments or Term Loans of the assignee Lenders and their Affiliates and Related Funds shall be not less than $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required under Section 2.20(e), (f) or (g), as applicable. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrowers or any subsidiary or the performance or observance by Holdings, the Borrowers or any subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, whether by assignment or otherwise, and the Commitment of, and principal amount of the Loans (and related interest amount and fees with respect to such Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, each Issuing Bank, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and Lenders at any reasonable time and from time to time upon reasonable prior notice.

Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, the Borrowers and the Issuing Banks to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms required by Section 2.20(e), (f) or (g), as applicable, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

Each Lender may without the consent of the Borrowers, the Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons (other than to Disqualified Institutions) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and its participations in the L/C Exposure and/or Swingline Loans); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.20, only if such participant shall have provided any form of information that it would have been required to provide under such Section if it were a Lender), (iv) to the extent permitted by applicable law, each participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, so long as such participant agrees to be subject to Section 2.18 as though it were a Lender and (v) the Borrowers, the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers described in clauses (i), (ii) and (iii) of Section 9.08(b) as it pertains to the Loans or Commitments in which such participant has an interest). Each Lender selling a participation to a participant (i) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s entitlement to payments of principal and interest with respect to such participation, and (ii) shall provide the Administrative Agent and the Borrowers with the applicable forms, certificates and statements described in Section 2.20(e) or (f) hereof, as applicable, as if such participant was a Lender hereunder. Notwithstanding anything in clause (ii) of the immediately preceding sentence to the contrary, each Lender shall have the right to sell one or more participations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the requirements set forth therein.

Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any non-public information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such non-public information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that (i) such assignment shall not increase the costs or expenses or otherwise increase or change the obligations of the Borrowers hereunder and (ii) no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers hereunder, (y) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (z) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Parent Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Neither the Parent Borrower nor any Foreign Subsidiary Borrower (unless the Parent Borrower has assumed in writing all Obligations of any Foreign Subsidiary Borrower hereunder) shall assign or delegate any of its rights or duties hereunder (other than in a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

If the Parent Borrower wishes to replace the Loans or Commitments under any Credit Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Credit Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Credit Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Credit Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.16. By receiving such purchase price, the Lenders under such Credit Facility shall automatically be deemed to have assigned the Loans or Commitments under such Credit Facility pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Expenses; Indemnity.

The Parent Borrower agrees to pay (and , to the extent directly attributable to Revolving Loans made to any Foreign Subsidiary Borrower hereunder, such Foreign Subsidiary Borrower shall, jointly and severally with the Parent Borrower, agree to pay) (i) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to those of Cahill Gordon & Reindel LLP, counsel for the Agents and the Arrangers taken as a whole, and, if reasonably necessary, of one local counsel in any material jurisdiction) incurred by the Arrangers and the Agents, in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to one counsel for all such Persons taken as a whole, and, if reasonably necessary, of one local counsel to all such Persons taken as a whole in any material jurisdiction) incurred by the Agents, any Issuing Bank, the Swingline Lender or any Lender in connection with the enforcement or protection of its rights or remedies in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder.

The relevant Borrower agrees to indemnify each Arranger, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, the Swingline Lender and each of the foregoing Persons’ Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates and their successors and assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable fees, out-of-pocket disbursements and other charges of one counsel to the Indemnitees, taken as a whole, and one local counsel to the Indemnitees taken as a whole in each material jurisdiction; provided that if (i) one or more Indemnitees shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (ii) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable fees, out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant jurisdiction), and liabilities of such Indemnitee arising out of or in connection with (w) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (x) the use of the proceeds of the Loans or issuance of Letters of Credit, (y) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates), or (z) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrowers or any of the subsidiaries, or any liability under Environmental Laws related in any way to Holdings, the Borrowers or the subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities (x) resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or its Affiliates and the respective directors, officers, employees and agents of such Indemnitee and such Indemnitee’s Affiliates) (each, a “related party” of such Indemnitee) or material breach of its (or any of its related parties’) obligations hereunder or under any of the other Loan Documents or in connection with any transaction contemplated hereby or thereby, (y) relate to the presence or Release of Hazardous Materials that first occur at any property owned by Holdings or the Borrowers after such property is transferred to any Indemnitee, any of its related parties or any of their respective successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer or (z) resulted from any dispute solely among Indemnitees and (or their related parties) not involving the Borrowers, the Sponsor or their respective Affiliates. The Parent Borrower shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Parent Borrower with an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Parent Borrower to such Indemnitee to the extent any of the foregoing items in clauses (x) through (z) occurs. Notwithstanding the foregoing, this Section 9.05 shall not apply to Tax matters, which shall be governed exclusively by Section 2.20.

To the extent that any Borrower fails to pay any amount required to be paid by it to the Arrangers, the Administrative Agent or any other Indemnitee related thereto under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Arrangers, such Indemnitee and the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers, the Agents, the Issuing Banks, the Swingline Lender or such Indemnitee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim from (i) the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, fraud or gross negligence of such party of any of its Affiliates or the respective directors, officers, employees and agents of such party and such party’s Affiliates and (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Banks. All amounts due under this Section 9.05 shall be payable within 30 days after receipt of an invoice relating thereto setting forth such amounts in reasonable detail.

Right of Setoff; Payments Set Aside.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without prior notice to any Borrower or any other Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party and its subsidiaries) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

Waivers; Amendment.

No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Subject to Section 2.24 and clause (d) below, and except for those actions expressly permitted to be taken by the Agents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification and acknowledged by the Administrative Agent; provided, however, that no such agreement shall (i) reduce the principal amount of, or extend or waive any scheduled amortization payment or the final scheduled maturity date of or date for the payment of any interest on, any Loan or any date for reimbursement of an L/C Disbursement, forgive any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any change to the component definitions of the Total Net Leverage Ratio affecting the determination of interest and the waiver of a Default, Event of Default or default interest shall only require the consent of the Parent Borrower and the Required Lenders), (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender (it being understood that any change to the component definitions of the Total Net Leverage Ratio affecting the determination of any Fee and the waiver of a Default, Event of Default or default fees shall only require the consent of the Parent Borrower and the Required Lenders), (iii) amend or modify the provisions of Section 2.17, the provisions of Section 2.18, the provisions of Section 9.04(j) (it being understood that any change to Section 6.04 shall only require approval of the Required Lenders) or the provisions of this Section (except as set forth below) or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as permitted under Section 6.04 and the Guarantee and Collateral Agreement), without the prior written consent of each Lender, (iv) (A) engage in any transaction or series of related transactions that would reduce the Total Assets to less than $2,000,000,000, (B) amend Section 6.05(p)(ii) or (C) waive or amend this Section 9.08(b)(iv), in each case without the prior written consent of the Required Class Lenders, or (v) reduce the percentage contained in the definition of the term “Required Lenders~~”~~,” “Required Class Lenders” or “Required Revolving Lenders” without the prior written consent of each Lender, each Lender of the affected Class or each Revolving Credit Lender, respectively (it being understood that with the consent of the Required Lenders, the Required Class Lenders or the Required Revolving Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Required Revolving Lenders or Required Class Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the date hereof and this Section may be amended to reflect such extension of credit); provided, further, that (w) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, (x) no such agreement shall make any change to the documents that by its terms affects the rights of any Class of Lenders to receive payments in any manner different than any other Class of Lenders without the written consent of the Required Class Lenders of such Class; (y) Section 9.04(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (z) Schedule A may be amended, so long as no Default or Event of Default shall have occurred and be continuing, to add additional Alternative Currencies upon the execution and delivery by the Parent Borrower, each Revolving Credit Lender and the Administrative Agent of a written instrument providing for such amendment.

Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Amendments effectuated without the consent of Lenders in accordance with Section 2.24, this Agreement (including this Section 9.08 and Section 2.17) may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and Fees in respect thereof, (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required Revolving Lenders, the Required Class Lenders and other definitions related to such new credit facilities and (iii) to provide class protection for any additional credit facilities in a manner consistent with those provided herein for the Classes of Lenders contemplated by this Agreement as in effect on the Closing Date.

Notwithstanding the foregoing, in addition, this Agreement may be amended with the written consent of the Administrative Agent, the Parent Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing in whole, but not in part, of any Class of outstanding Term Loans or any then outstanding Class of Replacement Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (without giving effect to annual amortization on any Refinanced Term Loan Facility not in excess of 1% of the principal amount thereof) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding the foregoing, any amendment, modification or waiver of, or consent with respect to Section 2.13(e) with respect to the application of any mandatory prepayment that results in a Class of Lenders being allocated a lesser repayment than such Class would otherwise have been entitled to in the absence of such amendment, modification or waiver, shall require the consent of the Required Class Lenders or the Required Revolving Lenders, as applicable for such affected Class (except in the case where additional extensions of terms loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement on the Closing Date).

Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 9.08 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments.

Schedule B may be amended (and this Agreement may be amended as provided for in clauses (i)(A) and (ii) below), so long as no Default or Event of Default shall have occurred and be continuing, as follows:

Schedule B will be amended to add subsidiaries as additional Foreign Subsidiary Borrowers (provided that any such Foreign Subsidiary Borrower and its jurisdiction of organization (other than with respect to any of the following jurisdictions: United Kingdom, Canada, Belgium and Germany) is reasonably satisfactory to the Administrative Agent):

(A) ~~(A)~~ if the Parent Borrower shall have provided at least ten (10) Business Days written notice to the Administrative Agent of its intention to amend Schedule B to add a Foreign Subsidiary Borrower (which notice shall specify the name of such Foreign Subsidiary Borrower and its jurisdiction of organization) (with the Administrative Agent hereby agreeing to promptly furnish any such notice received from the Parent Borrower to each Potentially Restricted Revolving Credit Lender) and either:

(x) the Administrative Agent shall not have received from any Potentially Restricted Revolving Credit Lender, prior to the date occurring ten (10) Business Days after the Administrative Agent received the respective written notice from the Parent Borrower, written notice to the effect that, in accordance with then applicable credit policies of such Revolving Credit Lender, as applied consistently, such Revolving Credit Lender does not generally provide extensions of credit in the jurisdiction of organization of the proposed Foreign Subsidiary Borrower (with each Potentially Restricted Revolving Credit Lender, if any, which provides such notice with respect to any jurisdiction being herein called a “Restricted Revolving Credit Lender” with respect to such jurisdiction); or

(y) there is one or more Restricted Revolving Credit Lenders with respect to the relevant jurisdiction, and:

(I) the Administrative Agent (or one or more of its Affiliates acting as the “fronting” Revolving Credit Lender to the respective Foreign Subsidiary Borrower) provides to such Restricted Revolving Credit Lenders “fronting” arrangements on terms and conditions customary for Bank of America and reasonably satisfactory to such Restricted Revolving Credit Lenders (including with respect to voting, payment of fees and interest and indemnities by any applicable Restricted Revolving Credit Lender; it being understood that no Borrower shall have any greater liability or obligation by reason of such “fronting” arrangement than in would in the absence of such arrangement), pursuant to which (a) Bank of America or its relevant Affiliate (in its individual capacity) shall act as the “fronting” Revolving Credit Lender for such Restricted Revolving Credit Lender(s) in respect of extensions of credit otherwise required to be made to the respective Foreign Subsidiary Borrower pursuant to the Revolving Loan Commitments of the respective Restricted Revolving Credit Lender(s), and (b) such Restricted Revolving Credit Lender(s) shall act as “indemnifying lenders” in respect of Extensions of Credit made by Bank of America (in its capacity as “fronting” Revolving Credit Lender) to such Foreign Subsidiary Borrower, in each case, to the extent not prohibited by the laws of such Foreign Subsidiary Borrower’s jurisdiction, and

(II) in order to implement the “fronting” and “indemnity” arrangements described in immediately preceding clause (I), each of the Borrowers and the Administrative Agent shall have entered into either (a) amendments to this Agreement, the Exhibits hereto and any other Loan Documents in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers or (b) at the option of the Administrative Agent (in its reasonable discretion), ancillary documents in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers (which documents shall be thereafter deemed, for all purposes, to be “Loan Documents” hereunder) (it being hereby acknowledged and agreed by each Lender that such Lender shall have no right to consent to any amendment to this Agreement effected in accordance with this clause (II) effected by the Administrative Agent and the Borrowers unless such Lender is materially adversely affected thereby); provided that (i) the Administrative Agent hereby agrees to provide to the applicable Restricted Revolving Credit Lender the “fronting” arrangements described in the preceding clause (y) and (ii) notwithstanding any provision herein to the contrary, in the event preceding clause (y) of this Section 9.08(g)(i)(A) is applicable, and any Restricted Revolving Credit Lender decides for any reason not to agree to (or avail itself of) the “fronting” and “indemnity” arrangements provided pursuant thereto, (1) such Restricted Revolving Credit Lender shall remain obligated to directly fund all extensions of credit pursuant to its Revolving Credit Commitment (including, without limitation, to Foreign Subsidiary Borrowers) unless and until (and then to the extent) it assigns such Revolving Credit Commitment to another Person in accordance with the relevant requirements of Section 9.04, (2) the provisions of this Section 9.08(g)(i)(A) shall not be applicable and (3) Schedule B shall be amended in accordance with the remaining provisions of Section 9.08(g)(i)(B) below; and

(B) ~~(B)~~ upon (I) execution and delivery by the Parent Borrower, such additional Foreign Subsidiary Borrowers and the Administrative Agent of a Joinder Agreement substantially in the form of Exhibit H (a “Joinder Agreement”), providing for such subsidiaries to become Foreign Subsidiary Borrowers hereunder and Grantors under and as defined in the Guarantee and Collateral Agreement (or shall otherwise enter into collateral and security documents reasonably satisfactory to the Administrative Agent and providing, to the extent reasonably practicable under relevant law, substantially the equivalent of the lien and security interests contemplated to be provided by Grantors under the Guarantee and Collateral Agreement), (II) delivery to the Administrative Agent of (x) in the case of any Foreign Subsidiary Borrower the Capital Stock of which is held by a Domestic Subsidiary, a stock pledge agreement (or, if the parent corporation of such Foreign Subsidiary Borrower is a party to the Guarantee and Collateral Agreement, a pledge pursuant to such agreement) covering 100% of the Capital Stock of such Foreign Subsidiary Borrower, together with any documents and instruments necessary to perfect the security interest to be created thereby (provided that only 65% of the Capital Stock of such Foreign Subsidiary Borrower shall secure the Domestic Obligations), (y) corporate resolutions, other corporate documents, certificates and legal opinions in respect of such additional Foreign Subsidiary Borrowers substantially equivalent to comparable documents delivered on the Closing Date in respect of the Loan Parties on the Closing Date and (z) such other documents with respect thereto as the Administrative Agent shall reasonably request, and (III) execution and delivery by the Parent Borrower, such Foreign Subsidiary Borrower, all of the Revolving Credit Lenders and the Administrative Agent of a written instrument providing for such amendment to Schedule B; provided that the Parent Borrower and its Subsidiaries shall not be required to comply with the requirements of the foregoing clauses (II)(x), (y) or (z) if the Administrative Agent, in its sole discretion, determines that the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby; provided, further, that no document described in the foregoing clauses (II)(x), (y) or (z) shall be required, or the form of such document shall be modified, to the extent required to avoid (A) any violation of applicable law or (B) any violation of the provisions of any joint venture or other material agreement governing or binding such Domestic Subsidiary or other Subsidiary of the Parent Borrower. Any Domestic Subsidiary or other Subsidiary of the Parent Borrower that cannot execute such a document or whose document must be amended for the foregoing reasons shall promptly upon any change of law or waiver or lapse of the applicable contractual restriction enter into such document or amend the existing document to comply with this Section 9.08(g)(i) in a manner reasonably satisfactory to the Administrative Agent.

This Agreement may be amended with the written consent of the Parent Borrower and the Administrative Agent to add or modify any provision with respect to the extension of credit to any Foreign Subsidiary Borrower and the related requirements hereunder if it is determined by the Parent Borrower and the Administrative Agent that such addition or modification is reasonably necessary to comply with any domestic or local law, rule or regulation (including without limitation, any local tax authorities) or the advice of counsel.

Schedule B will be amended to remove any Subsidiary as a Foreign Subsidiary Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Foreign Subsidiary Borrower and repayment in full of all other amounts (other than contingent obligations) owing by such Foreign Subsidiary Borrower under this Agreement and the other Loan Documents.

Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees, the Arrangers, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Jurisdiction; Consent to Service of Process.

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers, Holdings or their respective properties in the courts of any jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars, Canadian Dollars, euros, Sterling or other Alternative Currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars, Canadian Dollars, euros, Sterling or other Alternative Currency, as the case may be, with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given, for the purchase of dollars, Canadian Dollars, euros, Sterling or other Alternative Currency, as the case may be, for delivery two Business Days thereafter. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

Upon any Foreign Subsidiary becoming a Foreign Subsidiary Borrower in accordance with Section 9.08(g), such Foreign Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this subsection and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. In any such action or proceeding in such New York State or Federal court, such service may be made on such Foreign Subsidiary Borrower by delivering a copy of such process to such Foreign Subsidiary Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Foreign Subsidiary Borrower at its address specified in Section 9.01 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each of the Foreign Subsidiary Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each of the Foreign Subsidiary Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Foreign Subsidiary Borrower by certified or registered air mail at its address specified in Section 9.01. Each of the Foreign Subsidiary Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

To the extent that any Foreign Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ (other than Excluded Parties (as defined below)) trustees, officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated or permitted hereby, (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that the Administrative Agent, the Collateral Agent, such Arranger, such Issuing Bank or such Lender that discloses any Information pursuant to this clause (c) shall provide the Parent Borrower with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 9.16 (or as otherwise may be acceptable to the Parent Borrower), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any pledgee referred to in Section 9.04(h) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, any subsidiary or any Affiliate thereof or any of their respective obligations, (f) with the written consent of the Parent Borrower, (g) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Person) or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16; provided that, no such disclosure shall be made by the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Bank and the Lenders to any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital, which in the case of Bank of America, N.A. and Banc of America Securities Inc. shall be limited to Bank of America Capital Inc. (the “Excluded Parties”). For the purposes of this Section, “Information” shall mean all information received from the Parent Borrower or Holdings and related to the Borrowers or their business, other than any such information that is publicly available to the Administrative Agent, the Collateral Agent, any Arranger, any Issuing Bank or any Lender, other than by reason of disclosure by Administrative Agent, the Collateral Agent, any Arranger, any Issuing Bank or any Lender in breach of this Section 9.16.

No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Parent Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers on the other hand, (B) the Parent Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Parent Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Parent Borrower or its Affiliates. To the fullest extent permitted by law, the Parent Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Release of Collateral. The Lenders irrevocably authorize the Agents (and the Agents agree):

~~(a)~~ (g) to release any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (v) in the event of the Foreign Subsidiary Reorganization (as defined below) to the extent that, after giving effect to such reorganization, would be excluded from the Collateral pursuant to the Loan Documents so long as any new property or assets that would be included in the Collateral pursuant to the Loan Documents is pledged substantially concurrently with such release, (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (y) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

~~(b)~~ (h) at the request of the Parent Borrower, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (f), (i) and (u) of the definition of Permitted Liens; and

~~(c)~~ (i) to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the New Senior Notes, any Junior Financing and any Refinancing Indebtedness in respect thereof unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to the New Senior Notes, such Junior Financing and any Refinancing Indebtedness in respect thereof.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 9.18. In each case as specified in this Section 9.18, the relevant Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.18.

USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or any Hedging Obligation (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 9.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Effectiveness of Merger. Upon the consummation of the Merger, the Company shall succeed to all the rights and obligations of Merger Sub under this Agreement, without any further action by any Person.

Obligations of the Foreign Subsidiary Borrowers. Notwithstanding anything contained herein or in the other Loan Documents to the contrary, none of the Foreign Subsidiary Borrowers shall be liable for any Domestic Obligations, and none of the Collateral pledged by any Foreign Subsidiary Borrower shall secure any Domestic Obligations. In addition, any insurance proceeds from any Collateral pledged by any Foreign Subsidiary Borrower shall not be available to secure any Domestic Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

~~VARIETAL DISTRIBUTION MERGER SUB, INC.~~ VWR FUNDING, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., individually and Swingline Lender and Issuing Bank~~,~~

By:
Name:
Title:

[OTHER LENDERS]

~~CDRV INVESTORS, INC. HEREBY ABSOLUTELY,~~

~~IRREVOCABLY AND UNCONDITIONALLY ASSUMES~~

~~ALL PAYMENT AND PERFORMANCE OBLIGATION~~

~~OF VARIETAL DISTRIBUTION MERGER SUB, INC.~~

~~UNDER THE LOAN DOCUMENTS~~

~~CDRV INVESTORS, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

Schedule I

Mortgaged Properties

800 E. Fabyan Parkway, Batavia, Kane County, Illinois

EXHIBIT A

[To be attached.]